As filed with the Securities and Exchange Commission on August 3, 2010
File No. 333-168118

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEVEN ARTS PICTURES PLC
(Exact name of registrant as specified in its charter)

England	7812	[Not Applicable]
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

38 Hertford Street
London, UK W1J7SG
44 (203) 006-8222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sprecher Grier Halberstam LLP
Attention: John Bottomley
 One America Square, Crosswall
London, EC3N 2SG
Telephone: + 44 (207) 264 4444
Facsimile: +44 (207) 264 4440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter M. Hoffman
Chief Executive Officer
6121 Sunset Boulevard
Los Angeles, CA 90028
Telephone: 323.634.0990
Facsimile: 323.463.1670

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class	Amount to be		Offering	Aggregate Offering	Registration
of Securities to Be Registered	Registered		Price per Share(1)	Price(1)	Fee (3)

C Ordinary Shares	6,900,000	(2)	U.S.$1.55	U.S.$10,695,000	U.S.$983.94

Underwriters Warrants	300,000		--	--	--

Shares Underlying the Underwriters Warrants	300,000		U.S.$1.94	U.S.$582,000	U.S.53.54

Total	7,200,000			U.S.$11,277,000	U.S.$1,037.48

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(2)
Includes 6,000,000 ordinary shares offered hereby and 900,000 ordinary shares related to the over-allotment option granted to the underwriters’ representative.  Pursuant to Rule 416, there are also being registered such indeterminable number of additional ordinary shares as may be issued under the warrants to the underwriters’ representative to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
In accordance with Rule 457(p), $1,037.48 of the currently due registration fee has been offset by registration fees previously paid with respect to unsold shares under prior registration statements filed by the Registrant, including a Registration Statement on Form F-1 (No. 333-158562) filed on April 14, 2009 and a Registration Statement on Form F-1 (No. 333-158669) filed on April 24, 2009.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 3, 2010.

SEVEN ARTS PICTURES PLC

This is a firm commitment public offering of [--] ordinary shares. One of our shareholders has granted [--], the underwriters’ representative, an option to purchase up to [--] additional ordinary shares to cover over-allotments.  We have also granted the underwriters’ representative warrants to purchase up to [---] of our ordinary shares.

Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “SAPX.” On _______, the last reported market price of our ordinary shares was _____ per share.

	Public offering price	Underwriting discount and commissions (1)	Proceeds to us, before expenses (2)
Per Share	$	$	$

Total	$	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to [--], the underwriters’ representative.
(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and non-accountable expense allowance, will be approximately $175,000.

The shares issuable upon exercise of the underwriter over-allotment option and the warrants are identical to those offered to the public by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

Investing in our securities involves certain risks.See“RiskFactors”beginning on page [--]of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our shares to purchasers in the offering on or about ______, 2010.

[--]

The date of this prospectus is [                    ], 2010

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	10
Special Note Regarding Forward-Looking Statements	26
Determination of Offering Price	93
Use of Proceeds	27
Capitalization	29
Dilution	30
Selected Historical Financial Information	32
Management’s Discussion and Analysis of Financial Condition and Results of Operations	36
Description of Business
Management Principal Shareholders
Certain Related Transactions	82
Market For Common Equity and Related Shareholder Matters	85
Description of Securities	88
Underwriting and Plan of Distribution	90
Experts	98
Legal Matters	98
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	98
Where You Can Find Additional Information	99
Index to Financial Statements	F-1

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our shares. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire prospectus. In this prospectus, the words “Seven Arts”, “Company”, “we”, “our”, “ours” and “us” refer to Seven Arts Pictures PLC and its subsidiaries, unless otherwise stated or the context otherwise requires. All references in this prospectus to the number of ordinary shares to be issued by us in the offering exclude any ordinary shares acquired by underwriters pursuant to their over-allotment option or underwriters’ warrants included elsewhere in this prospectus.

Our Company

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets and for subsequent post- theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television. We endeavor to release many of our motion pictures into wide-theatrical exhibition initially; however, certain of our motion pictures will either receive only a limited theatrical release, or may even be released directly to post theatrical markets, primarily DVD.  Those pictures that receive either a limited theatrical release or a post theatrical release typically benefit from lower prints and advertising (“P & A”) costs and, in turn, may enjoy greater gross profit margins.

Our recent domestic theatrical releases include Deal (April 2008), Noise (May 2008) and Autopsy (January 2009), all three of which received limited US theatrical releases. We have completed the production of and expect to release for domestic theatrical exhibition three additional motion pictures prior to December 31, 2010, notably The Pool Boys, Nine Miles Down and Night of the Demons.  We currently have six motion pictures in development that we anticipate will be released within the next two to three years (i.e., 2011 – 2013) Catwalk, Waxwork, Mortal Armor: The Legend of Galahad, Romeo Spy, The Winter Queen and Neuromancer. Catwalk is expected to commence production in 2010. We may supplement these motion pictures releases with certain lower cost pictures not yet fully developed, as well as with selected third party acquisitions.

Since 1996, we and our predecessors have produced 16 motion pictures (13 of which have been released) and have acquired rights to an additional 28 motion pictures. Ten of these motion pictures are controlled by ContentFilm. As a result we currently have a library of 33 completed motion pictures. Thirteen of these 33 motion pictures are controlled by a former hedge fund investor, which receives all of the revenues from these pictures. A substantial portion of our library revenues are derived from only a few of our library titles. Through a combination of new productions and selected acquisitions, we plan to increase our film library to 50 to 75 pictures over the next five years.

Our recent business model has focused on distribution in the post-theatrical markets for lower-cost, "genre" motion pictures. These pictures have enjoyed only a very limited theatrical release. However, as a result of both licensing of distribution rights prior to completion, as well as the use of tax-preferred financing, they have generated revenue from post-theatrical markets (i.e., video and television distribution). While we expect to continue to make such pictures, our goal is to obtain a wider theatrical release for the majority of the pictures we intend to release over the next two to three years.

We recorded total revenues of $2,982,977 and a profit after taxes of $536,790 during the six month interim period ended December 31, 2009 compared to total revenues of $1,700,905 and a loss after taxes of   $(2,481,370) in the six month period ended December 31, 2008. We recorded total revenues of $10,232,223 and a profit after taxes of $4,736,965 in the fiscal year ended June 30, 2009 compared to total revenues of $3,265,808 and a loss after taxes of ($4,557,885) in the fiscal year ended March 31, 2008.  During the three month “stub” period ended June 30, 2008 we recorded revenues of $2,792,836 and profits after taxes of $356,621, compared to revenues of $950,000 and a loss after taxes of ($852,000) in the comparable three month period ended June 30, 2007.

Our Business Strategy

Our current business strategy is:

●
To finance, produce and distribute two to four motion pictures in-house per year with budgets between $2 million and $15 million each. As previously stated, we expect that certain of these pictures will receive only a limited theatrical release, while others will be released more widely.

●
To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $50 million). We will, in all likelihood seek to co-produce such projects with a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of P&A costs.

●
To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee.

●	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

●
To continue to reduce our financial risk on motion pictures we produce in-house, by pre-selling certain rights to distributors prior to and during production, although we recognize that, particularly in the last two years, the pre-sale market has become more difficult to access as a film financing tool.

●	To enter into partnerships with theatrical and video distributors, to gain more control over and increase our share of revenue from the distribution of our motion pictures.

●
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

We believe that this is a particularly opportune time to be producing and distributing moderately priced motion pictures as, according to their public announcements, the major studios plan to reduce the number of pictures that they finance and distribute, to concentrate instead resources on a limited number of high-priced, “franchise” productions. In addition, we believe that certain of the most successful independent motion picture companies have either been acquired or are focusing on higher budget films. We believe that these factors will make available exceptional levels of both talent and projects for lower budget motion pictures and independent film companies such as Seven Arts.

Our Competitive Strength

We believe our competitive strengths are:

•
The experience of our management and our relationships with independent motion picture distributors.  Our management has participated in the production and/or distribution of more than one hundred motion pictures since 1986.

•	Our relationships with “key talent” and with independent motion picture distributors around the world.

•	Cost-efficient budgets, low overhead, use of pre-sales to license our motion pictures for a fee to third-party distributors prior to completion of production, and use of third party equity investors.

•	Our expertise in structuring tax-preferred financings in jurisdictions where such are made available.

Corporate Information

Seven Arts is a corporation organized under the laws of England and Wales.  Our principal executive offices are located at 38 Hertford Street, London, UK W1J 7SG.  Our telephone number is 44 (203) 006 8222. The US offices of our affiliate (Seven Arts Pictures Inc.) are located at 6121 Sunset Blvd., Suite 512, Los Angeles, CA 90028. Our US telephone number is (323) 634 0990.

Corporate Organization

The organization of the Company and its affiliates is set forth below:

THE OFFERING

Securities Offered	[--] ordinary shares (or [--] if the underwriters’ representative exercises its over-allotment option in full)

Ordinary Shares

Number of ordinary shares outstanding before this offering	7,817,300 ordinary shares

Number of ordinary shares outstanding after this offering(1)	[--] ordinary shares

Use of Proceeds
We intend to use the net proceeds of this offering to repay all, or a portion of, indebtedness of approximately $[--].  The remaining net proceeds will be used for working capital and general corporate purposes.

NASDAQ Capital Market	SAPX

Lock-Up Agreements
All of our officers and directors have agreed that, for a period of six months following completion of this offering, they will be subject to a lock-up agreement prohibiting any sales or hedging transactions of our securities owned by them. See “Lock-Up” on page [--].

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk, and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page [--].

(1) Excludes 700,000 ordinary shares to be returned to us in connection with the repayment of a loan.  See “Use of Proceeds.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following sets forth a summary of consolidated profit and loss and balance sheet statements for the six month periods ended December 31, 2009 and December 31, 2008, for the fiscal years ended June 30, 2009 and March 31, 2008 and for the three month period ended June 30, 2008, prepared under International Financial Reporting Standards (“IFRS”). All of the foregoing except the summary of consolidated profit and loss and balance sheet statements for the six month periods ended December 31, 2009 and December 31, 2008, have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary of consolidated profit and loss and balance sheet statements for the six month periods ended December 31, 2009 and December 31, 2008 have been derived from our unaudited condensed consolidated financial statements which are also included elsewhere in this prospectus. We have also included for informational purposes unaudited consolidated profits and loss for the three months ended June 30, 2007 extracted from audited consolidated financial statements prepared under United Kingdom Generally Accepted Accounting Principles. In addition we have included for informational purposes a summary of consolidated profit and loss statements for the fiscal years ended March 31, 2007 and March 31, 2006. In 2008, we adopted a fiscal year-end of June 30, and in 2009 we elected to report under IFRS. The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

Summary Financial Data
(in $ 000’s, except per share data)
Summary Profit and Loss Statements (1)	Six Months Ended December 31, 2009 (unaudited)	Six Months Ended December 31, 2008 (unaudited)	Fiscal Year Ended June 30, 2009		Fiscal Year Ended March 31, 2008	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007 (unaudited)	Fiscal Year Ended March 31, 2007 (UK GAAP)		Fiscal Year Ended March 31, 2006 (UK GAAP)

Total Revenues (2)	$2,983	$1,701	$10,232		$3,266	$2,793		$950	$11,208	(3)	$13,168

Gross Profit/(Loss)	$2,180	$180	$5,569		$(822)	$1,491		$339	$5,939	(3)	$2,664

Net Profit/(Loss)	$537	$(2,481)	$4,737	(4)	$(4,557)	$357		$(852)	$1,842		$181

Weighted Average Primary Shares Outstanding	6,934.7	5,204.2	6,051.50		4,676.30	4,870.80		4,337.90	2,694.90		2,636.80
Weighted Average Fully Diluted Shares Outstanding	8,100.7	8,397.6	8,146.90		7,851.60	8,255.90		8,188.80	7,454.10		7,436.80

Weighted Average Earnings Per Share (cents)(5)	8	(48)	78		(98)	7		(20)	77		19
Weighted Average Fully Diluted Earnings Per Share (cents) (5)	7	(48)	58		(98)	4		(20)	28		7

Summary Balance Sheet

Total Debt	$17,137	$189,229 (6)	$17,828		$261,656 (6)	$248,716	(6)	$30,976	$20,198		$16,253

Total Assets	$29,014	$196,117 (6)	$27,270		$302,388 (6)	$400,853	(6)	$38,999	$37,612		$28,442

Shareholders’ Equity (7,8)	$2,217	$(5,641)	$1,717		$410	$832		$7,974 (9)	$8,938	(9)	$4,927	(9)

(1)
We changed our fiscal year-end from March 31 to June 30 during the period ending June 30, 2008. The three month results compare the three months ended June 30, 2008 (audited) with the three months ended June 30, 2007 (unaudited).

(2)
Total revenues increased from $1,700,905 for the six month period ended December 31, 2008 to $2,982,976 in the six month period ended December 31, 2009. Revenues in the most recent period included $1,796,140 in net fee income derived from a structured film and distribution cost financing with UK investors and an additional producer fee of $487,397 associated with a film produced in Louisiana. Revenues derived from the exploitation of motion pictures decreased from $1,700,905 in the six month period ended December 31, 2008 to $699,439 in the most recent period.

(3)
Under UK GAAP we recorded the $1,623,000 gain attributable to the settlement of debt as revenue in fiscal year ended March 31, 2007, whereas under IFRS it would have been treated as a below the line net income item.

(4)
Net Profit includes other income of $5,601,683 recorded in the period ending June 30, 2009 reflecting cancellation of indebtedness arising from the decision of a lender to Seven Arts Future Flow 1 ("SFF"), a limited liability company owned by SAP Inc., to take control of twelve motion pictures owned by SFF and pledged to secure an $8,300,000 loan to Arrowhead Target Fund Ltd. ("Arrowhead") Since we no longer control the licensing of these motion pictures, we have removed all investment in and receivables relating to the pictures pledged to Arrowhead as assets, and have removed all limited recourse indebtedness and accrued interest related to the Arrowhead loan as liabilities from our balance sheet, resulting in a net gain in the above amount.

(5)
The attached audited Consolidated Financial Statements for the fiscal years ended June 30, 2009 and March 31, 2008, and the three month period ended June 30, 2008, prepared under IFRS show income per share figures calculated using the weighted average number of shares outstanding in each period. A 5-for-1 reverse stock split occurred on December 31, 2008. The income per share figures in the table above have been adjusted from the figures shown in prior financial statements to show the effect of the 5-for-1 reverse stock split as if it had occurred on the first day of the fiscal year ended March 31, 2006.

(6)
In May 2008, we completed a transaction with Zeus Partners LLP that raised capital for investment into the production and distribution costs of our existing and future motion picture productions and acquisitions. The total investment raised was approximately $268,000,000. $10,917,087 of the $16,002,766 that we retained in net proceeds from the transaction was accounted for as a reduction in the carrying value of our film costs on the balance sheet, while the balance of $5,085,679 was recorded as fee income in the fiscal year ended June 30, 2009.

Accounting for the Zeus investments has resulted in the recognition of substantial assets and liabilities arising from the related financing arrangements for the six months ended December 31, 2008, for the fiscal year ended March 31, 2008 and for the three months ended June 30, 2008. These assets and liabilities are essentially offsetting. The Zeus investments accounted for restricted cash on the balance sheet of $198,405,009, $112,394,240 and $164,127,416 as of March 31, 2008, June 30, 2008 and December 31, 2008, respectively, the creation of receivables from investors of $53,601,395, $247,322,586 and $0 the creation of deferred income of $27,247,893, $118,067,801 and $5,085,679 and the creation of short term bank loans aggregating $225,444,481, $225,478,399 and $162,528,954. The debt associated with the Zeus transaction was retired with the restricted cash balances on May 19, 2009 and the remaining accounts relating to the Zeus investment were concurrently eliminated from our balance sheet as of that same date. Therefore, the impact of the Zeus investment has been entirely eliminated from the Company’s balance sheet as of our fiscal year ended June 30, 2009

.
(7)
Convertible Debentures with no redemption date owned by Langley Park Investment Trust PLC (“Langley”) are treated as Shareholders’ Equity under IFRS and as Shareholders’ Funds under UK GAAP. As of June 30, 2009, the value of such debentures outstanding was approximately $3,432,000, as it was in all periods except March 31, 2006, when it was approximately $5,204,000. Langley converted 1,250,000 of the 3,000,000 Debentures into 1,000,000 ordinary shares on March 15, 2007.

(8)
Convertible Preference Shares owned by Armadillo Investment Plc until November 2008, and then by the Company’s Employee Benefit Trust (“EBT”), are treated as Shareholders’ Equity under IFRS and as Shareholders’ Funds under UK GAAP. As of June 30, 2009, the value of the 500,000 preference shares that had not been converted amounted to $1,539,800. For all previous periods the 3,000,000 preference shares were valued at $5,669,000. EBT converted 2,500,000 of the preference shares into 2,000,000 ordinary shares on November 20, 2008 and the remaining 500,000 preference shares into 400,000 ordinary shares on May 25, 2010.

(9)
Shareholders’ Equity for the periods previous to March 31, 2008 included $5,207,599 of goodwill arising from our reverse takeover of Cabouchon Collection Plc. This goodwill was written off when we converted to IFRS.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our success depends on certain key employees.

Our success depends to a significant extent on the performance of a number of senior management and other key employees, including production and creative personnel. We particularly depend upon our Chief Executive Officer, Peter Hoffman, whose employment agreement grants him the right, as long as he is employed by us, to approve or control all artistic and business decisions regarding motion pictures that we acquire, produce or distribute. As a result, our success depends to a significant extent on Mr. Hoffman’s creative and business decisions regarding the motion pictures we acquire, produce and distribute.

We do not have any "key person" insurance on the lives of any of our officers or directors. We have entered into employment agreements with our top executive officers.  These agreements entitle us to possible injunctive relief for breach of the agreements, but do not include any “non-compete” covenants. These agreements cannot assure us of the continued services of such employees. In addition, competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future. Our inability to retain or successfully replace where necessary members of our senior management and other key employees could have a material adverse effect on our business, results of operations and financial condition.

Our interests may conflict with those of our Chief Executive Officer.

We have entered into a series of agreements with Mr. Hoffman and his affiliated companies that may result in our interests differing from theirs (see “Certain Related Transactions”).  One of these agreements concerns a financing arrangement that Seven Arts Pictures, Inc. (“SAP”), a company controlled by Mr. Hoffman, entered into with Cheyne Specialty Finance Fund L.P. (“Cheyne”) for the production of our movies, which has been secured with (i) six of our motion pictures and (ii) 1,607,000 of our ordinary shares beneficially owned by Mr. Hoffman.   Satisfying our debts to Cheyne may provide divergent benefits to us and to Mr. Hoffman.  Other agreements that we have entered into with Mr. Hoffman and his affiliates that may result in conflicts of interest include his employment agreement, which grants him rights to produce certain “remakes“ and “sequels” to our motion pictures and an Intercompany Agreement, which provides that SAP will own limited liability companies in the United States, with all distribution rights and profits thereof for our account and provide other services for our account and according to which SAP has assigned to us any results and proceeds arising from services performed by SAP on our behalf.  See “Certain Related Transactions.”

Our failure to repay obligations under the Arrowhead Loan and Cheyne Loan has resulted in the loss of control of assets that we pledged and could result in the loss of our Chief Executive Officer’s beneficial interest in our ordinary shares and ownership of these assets.

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP, one of our  affiliates and a company controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  We secured the Arrowhead Loan with liens on twelve motion pictures that generated revenues of $820,026 in the fiscal year ended June 30, 2009, $2,739,800 in the fiscal year ended March 31, 2008 and $544,478 in the three month period ended June 30, 2008. The Arrowhead Loan had been recorded in our audited financial statements as an $8,300,000 liability as of June 30, 2008.    Although the loan is secured by certain assets of Seven Arts Future Flows I, LLC, the Company is not required to repay the Arrowhead Loan from any of our other assets or revenues.

The Arrowhead Loan was due on March 31, 2009, and SFF did not pay the outstanding principal and interest due thereon.  Arrowhead had the right to foreclose on the pledged film assets, but has not done so. SFF has, however, received a default notice to that effect, and, as a result, Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of our rights to twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, we have removed all investment in and receivables relating to the twelve motion pictures pledged to Arrowhead as assets and have removed all limited recourse indebtedness related to these motion pictures as liabilities from our consolidated balance sheet for the fiscal year ended June 30, 2009. Arrowhead has made a claim against us by reason of certain monies we have collected from distribution of these motion pictures and not paid to Arrowhead based on our interpretation of the transactional contracts. We have fully reserved in the attached consolidated financial statements the amount that management believes is the potential liability that may be claimed by Arrowhead.

Arrowhead has also advised us that it believes that we are liable for any deficiencies that may arise from SFF’s not meeting its obligations under the loan agreement. While Arrowhead has not made a formal claim against us, we believe we have no obligation to guarantee SFF’s financial performance under the loan agreement, and, should Arrowhead make a demand, we intend to vigorously defend our position. Due to the uncertainly of the potential claim, we cannot at this time predict the ultimate outcome  of  this unasserted claim, if any, that may occur and could have a material adverse effect on our business, financial condition and results of operations.

We also obtained financing of an aggregate of approximately $7,500,000 from Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 and Cheyne for $6,500,000 ("Cheyne Loan") at a rate of interest of 19% and 18% per annum, respectively.  SAP, one of our affiliates, which is controlled by Mr. Hoffman, our Chief Executive Officer, secured the ACG Loan and the Cheyne Loan with 1,607,000 of our ordinary shares beneficially owned by Mr. Hoffman (representing approximately 23% of our outstanding shares), and we secured the ACG Loan and the Cheyne Loan with liens on six motion pictures that generated revenues of approximately $2,326,078,over the fiscal years ended June 30, 2009 and March 31, 2008 and the three month period ended June 30, 2008, plus a second position security interest in the motion pictures pledged under the Arrowhead Loan. The Cheyne Loan matured on September 30, 2007. A subsidiary of ours repaid all sums then due to Cheyne, a sum of approximately $6,500,000, on or about April 2008, and received an assignment from Cheyne of their senior secured position on the film assets, including Cheyne’s subordination agreement with ACG.

ACG has demanded payment of the ACG Loan of $1,000,000 and has filed suit therefore. (See Management’s Discussion and Analysis of Results and Operations – Legal Proceedings) Failure to prevail in this litigation or to repay or refinance the ACG Loan could result in the loss of our rights to six motion pictures. In addition, our Chief Executive Officer, through his interest in SAP, could lose his equity position in our company.

We face substantial capital requirements and financial risks.

Our business requires substantial investments of capital.  The production, acquisition and distribution of motion pictures require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues or tax credits derived from the production of our motion pictures. This time lapse requires us to fund a significant portion of our capital requirements from various financing sources. We cannot be certain that we can continue to successfully implement these financing arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures. We currently employ a variety of structuring techniques, including debt or equity financing, in efforts to achieve our investment objectives. We cannot be certain that we will be able to negotiate structures that accomplish our objectives. We intend to increase (through internal growth or acquisition) our production slate or our production budgets, and, if we do, we will be required to increase overhead and/or make larger up-front payments to talent and, consequently, bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The costs of producing and marketing feature films have steadily increased and may further increase in the future, making it more difficult for a film to generate a profit.  The costs of producing and marketing feature films have generally increased in recent years. These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit or compete against other films. Historically, production costs and marketing costs have risen at a higher rate than increases in either the number of domestic admissions to movie theaters or admission ticket prices. A continuation of this trend would leave us more dependent on other media, such as home video, television, international markets and new media for revenue, which may not be sufficient to offset an increase in the cost of motion picture production. If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations and financial condition.

Budget overruns may adversely affect our business.  Our business model requires that we be efficient in the production of our motion pictures. Actual motion picture production costs often exceed their budgets, sometimes significantly. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production, which may not be available on suitable terms. We cannot assure you that such financing on terms acceptable to us will be available, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

In addition, if a motion picture production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations and financial condition. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Although none of these events has occurred to us to date, any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

A substantial number of our motion pictures did not generate enough revenue to satisfy financing obligations secured by those motion pictures and other obligations, and our future motion pictures may not generate enough revenue to satisfy obligations entered into to finance their production.

We have obtained financing for most of our motion pictures and secured those financings with the assets from those and other motion pictures. If we are unable to generate sufficient revenues to repay those obligations under the terms of the financings, we lose those motion picture assets and any future revenues that we could derive from those assets.  As noted, the revenues of the 12 and 6 motion pictures securing the Arrowhead Loan and the ACG Loan, respectively, have not met our estimates, and, as a result, we have not been able to repay those loans in the periods set out in those loans.  If we are unable to amend the terms of those loans or satisfy them otherwise, we could lose those motion picture assets.

Additionally, our revenues from certain tax advantaged transactions were not sufficient to enable us to satisfy a €1,000,000 convertible debenture loan from Trafalgar Capital Special Investment Fund (“Trafalgar”) that came due on June 30, 2009.  As a result, we defaulted on a payment of €1,000,000 plus interest to Trafalgar Capital Special Investment Fund in June 2009. On September 2, 2009 we paid Trafalgar $1,000,000 as a partial payment against the convertible debenture.  On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 340,000 ordinary shares.

We entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. We have entered into a forbearance agreement with Palm extending the due date of these loans to June 30, 2010 and are negotiating for an additional extension to December 31, 2010.  Failure to extend such forbearance agreement or to repay the Palm loan could result in Palm’s foreclosure of its interests in these three motion pictures.

On August 27, 2007, we borrowed $1,650,000 from Blue Rider Financial (“Blue Rider”) to pay for the domestic prints and advertising costs for the motion picture Deal (“Blue Rider Loan”) and arranged that the revenues due from Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to us for the distribution of that motion picture be assigned to Blue Rider Financial as partial security for that loan. To date the revenues paid to us from MGM have not yet been sufficient to repay the Blue Rider Loan. We have therefore entered into an accommodation agreement with Blue Rider to redeem the loan due for $2,200,000, less approximately $515,000 of collections that have been received by Blue Rider to date from MGM.

We cannot assure you that a failure to repay these obligations will not make the terms of future financings more onerous or prohibitive.  We also cannot assure you that our estimates of revenues from motion pictures securing any other current or future financings will be accurate, and that we will be able to satisfy those financings with the revenues from the motion pictures securing those financings. The loss of motion picture or other assets as a result of any such default would adversely affect our business.

Our revenues and results of operations may fluctuate significantly.

Revenues and results of operations are difficult to predict and depend on a variety of factors.  Our revenues and results of operations depend significantly upon the performance of the motion pictures that we license for distribution, which we cannot predict with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Furthermore, largely as a result of these predictive difficulties, we may not be able to achieve analysts’ projected earnings. Revisions to projected earnings could cause investors to lose confidence in us, which in turn could materially and adversely affect our business, our financial condition and the market value of our securities.

Accounting practices used in our industry may accentuate fluctuations in operating results.  In addition to the cyclical nature of the entertainment industry, industry accounting practices may accentuate fluctuations in our operating results. While such fluctuations have not occurred to date, we may in the future experience such fluctuations due to industry-wide accounting practices. In accordance with IFRS and U.S. generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or the film’s estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

We depend on a limited number of projects, and the loss or failure of a major project could have a material adverse effect on our business. Our revenue is generated from a limited number of films.  Films that we develop, finance, or license for distribution vary due to the opportunities available to us and to targeted audience response, both of which are unpredictable and subject to change.  The loss or failure of a major project could have a material adverse effect on our results of operations and financial condition as well as on the market price of our securities.  We cannot assure you that any project we undertake or participate in will be successful.

We rely upon pre-sales, advances and guarantees.

We attempt to minimize some of the financial risks normally associated with motion picture production by obtaining, at various stages prior to release of our motion pictures, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories.  Advances and guarantees paid by a distributor for distribution rights to a film generally represent a minimum purchase price for such rights. While advances and guarantees reduce some of the financial risk of our motion pictures, they do not assure the profitability of our motion pictures or our Company's operations  and, it may also result in our receiving lower revenues with respect to successful films. We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future. As the international marketplace demands increasingly costly motion pictures, we cannot be certain that the amount of advances and guarantees which we anticipate generating on a given film project will exceed our cost of producing such motion picture.

In today's rapidly changing and competitive marketplace for motion pictures, it is possible that the amount of such advances and guarantees alone, after payment of our operating expenses, even if greater than our direct cost of producing a specific film, will not be sufficient to provide us with a significant return on our invested capital. Should we incur higher than expected overhead or production expenses, that amount may not be sufficient to provide a return of all or substantially all of our invested capital.  To the extent that we do not produce one or more films that generate overages for us, there may be a material adverse effect upon our Company and the potential for returns on, and even the return of, our capital.

We rely on tax preference and tax credit transactions for a substantial portion of our revenues and recovery of film costs.

We have received substantial monies as revenues and recovery of investments in motion picture production and distribution costs from tax preference and tax credit transactions in the United States and other countries.  We cannot be certain that such revenues and cost recoveries will be available to us in future periods.

Our executive officers, directors and principal shareholders will continue to control our company after the offering.

After this offering, our directors, executive officers, entities affiliated with our directors and our executive officers and our principal shareholders owning more than 5% will beneficially own in the aggregate approximately 19.5% of our outstanding ordinary shares. Accordingly, these persons, acting together, will have the ability to substantially influence all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. These persons will also have the ability to control our management and affairs. Accordingly, the concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if that transaction would be beneficial to other shareholders.

Additionally, we have entered into an Intercompany Agreement with SAP, a company controlled by our Chief Executive Officer, Peter Hoffman. Pursuant to the Intercompany Agreement, we granted SAP the power and authority to enter into agreements on our behalf.  Although under the terms of the agreement, SAP is not to take any actions on our behalf without our approval; in practice we have not required SAP to receive our prior approval.  If our board of directors continues to allow SAP to take actions under this agreement without board approval, SAP and, indirectly, Peter Hoffman will have a level of control over our operations that exists outside of our management structure.

We have a limited operating history.

Our predecessor was formed in 1992, and later transferred all its motion picture assets to SAP in October, 2002. SAP acquired control of our company in September 2004 by a transfer of all its motion picture rights to Seven Arts Filmed Entertainment Limited, our wholly owned subsidiary. Although our predecessors have a more extensive operating history, our company began operations in its current form and business strategy in October, 2004. As a result, investors will have only a limited period of motion picture operations to evaluate our performance.

We currently lack a credit facility.

We do not have any credit facility with respect to financing production of our motion pictures.  We have primarily depended upon financing arrangements tied to specific motion pictures for the funding of our productions.  Given the tightening of credit markets, we are seeking to establish a credit facility to provide us with more flexibility in the funding of our productions or operations. We cannot assure you that we can secure a credit facility or that, if we secure a credit facility, the terms will be favorable to us.  Without a credit facility, we will not have the same flexibility with our financing arrangements as some of our competitors and will need to continue to rely upon financing arrangements tied to specific motion pictures for the funding of our productions.

We face risks from doing business internationally.

We distribute motion pictures outside the United States through third-party licensees and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws,

•	changes in local regulatory requirements, including restrictions on content,

•	differing cultural tastes and attitudes,

•	differing degrees of protection for intellectual property,

•	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets,

•	the instability of foreign economies and governments and
•	war and acts of terrorism.
 Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources, which could have a material adverse effect on our business, financial condition and results of operations.

Amendments to current laws and regulations governing our operations could have a material adverse impact on our business.

Our operations are subject to substantial government regulation, particularly regulations governing the use of tax credits granted during film production in Louisiana, the United Kingdom, Canada and Hungary. We receive a substantial portion of the financing for our motion picture production from tax credits and other tax-preferred financings. Amendments to current laws and regulations governing these tax credits or other aspects of our business, including intellectual property and censorship laws, could increase our costs of operations, reduce our revenues, jeopardize the ownership of certain assets or increase the cost of financing our motion pictures. Tax regulations, intellectual property laws or other rules and regulations affecting our business may be changed in a manner which may adversely affect us and our ability to operate our business plan.

The production of a larger budget motion picture may adversely affect our operating results.

Historically, we have primarily produced motion pictures with budgets of between $2 million and $15 million.  We may occasionally produce a motion picture with a larger budget of between $30 million and $50 million.  To produce such a motion picture, we believe that we will need to co-produce such motion pictures with major studios and ensure a studio-wide release and a commitment to cover P&A costs or with one or more other independent production companies.  To date, we have not produced or co-produced a motion picture with a budget in that range.  We cannot assure you that we can successfully produce and distribute motion pictures in that budgetary range, that we can find a major studio to co-produce such motion pictures or that we can secure a studio-wide release or a commitment from a studio to cover P&A costs.

Risks Relating to Our Industry

Our success depends on external factors in the motion picture industry.

Our success depends on the commercial success of motion pictures, which is unpredictable.  Operating in the motion picture industry involves a substantial degree of risk. Each motion picture is an individual artistic work, and inherently unpredictable audience reactions primarily determine commercial success. Generally, the popularity of our motion pictures depends on many factors, including public reception, the formats of their initial releases, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures also depends upon the quality and acceptance of motion pictures that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

In addition, because a motion picture’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We cannot assure you that our motion pictures will obtain favorable reviews or ratings, or that our motion pictures will perform well at the box office or in ancillary markets. The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business.  The current severe decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our films, thus reducing our revenue and earnings. A decline in economic conditions could reduce performance of our theatrical, television and home entertainment releases. In addition, an increase in consumer costs generally, or consumer costs in a particular sector of the entertainment industry, could result in a shift in consumer demand away from the entertainment we offer, which could also adversely affect our revenues and, at the same time, increase our costs.

Distributors’ failure to promote our programs may adversely affect our business.  Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures and related products are important in determining the success of these pictures and products. We do not control the timing and manner in which our licensed distributors distribute our motion pictures. Any decision by those distributors not to distribute or promote one of our motion pictures or related products or to promote our competitors’ motion pictures or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.

We could be adversely affected by strikes, potential strikes or other union job actions.  We directly or indirectly depend upon highly specialized union members who are essential to the production of motion pictures. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities. In November 2007, the members of the Writer’s Guild of America went on strike, and a new agreement was not approved until February 2008. Additionally, the Directors Guild of America and Screen Actors Guild (“SAG”) collective bargaining agreements expired in 2008. An agreement has now been reached with the Directors Guild and SAG. A SAG or other union strike or action, depending on the length of time, could cause a delay or interruption in our production and release of new motion pictures, which could have a material adverse effect on our business, results of operations and financial condition.

Almost all financing of the production of motion pictures by independent production companies involves third parties providing film production completion bonds to guarantee the repayment of the financings upon the abandonment of production if certain conditions are met.  Such film completion bonds do not provide for the repayment of the financing if a production is abandoned due to a strike.  Without such waivers and in view of a potential strike, there may be dramatically less financing of the production of motion pictures by independent production companies as it will be difficult or impossible to obtain a film production completion bond, and it may be too risky to start films where production could be interrupted by a strike.

We face substantial competition in all aspects of our business.

We are smaller and less diversified than many of our competitors.  As an independent distributor and producer, we constantly compete with major U.S. and international studios and independent producers and distributors. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios and larger independent producers and distributors have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios and larger independent producers and distributors may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring. Our inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market.  The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, generally provided by third party distributors, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign. Any such change could adversely impact a film’s financial performance. In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

The limited supply of motion picture screens compounds this product oversupply problem. Currently, a substantial majority of the motion picture screens in the United States typically are committed at any one time to only ten to fifteen films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

DVD sales have been declining, which may adversely affect our growth prospects and results of operations.

Several factors, including weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally. The high definition format war between the HD DVD and Blu-ray formats ended in February 2008 with Toshiba Corporation’s announcement of its decision to discontinue its HD DVD businesses; however, reduced consumer discretionary spending in a challenging economic environment, may slow widespread adoption of the Blu-ray format or lead consumers to forego adopting a high definition DVD format altogether, which would adversely affect DVD sales. DVD sales also may be negatively affected as consumers increasingly shift from consuming physical entertainment products to digital forms of entertainment. The motion picture industry faces a challenge in managing the transition from physical to electronic formats in a manner that continues to support the current DVD business and its relationships with large retail customers and yet meets the growing consumer demand for delivery of motion pictures in a variety of electronic formats. We cannot assure you that home video wholesale prices can be maintained at current levels, due to aggressive retail pricing, digital competition and other factors. In addition, in the event of a protracted economic downturn, reduced consumer discretionary spending could lead to further declines in DVD sales. A decline in DVD sales may have a disproportionate effect on us and our results of operations as a number of our releases only have a limited theatrical release or are released direct-to-DVD.

We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.

Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on our business. Examples of such advances in technologies include video-on-demand, new video formats and downloading and streaming from the internet. An increase in video-on-demand could decrease home video rentals. Similarly, further increases in the use of portable digital devices that allow users to view content of their own choosing while avoiding traditional commercial advertisements could adversely affect our revenues. Other larger entertainment distribution companies will have larger budgets to exploit these growing trends. We cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies or whether we have the right to do so for certain of our library titles. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations and financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We are not a member of the Motion Picture Association of America (“MPAA”) as are the major studios and as a result we cannot rely on MPAA resources to prevent piracy and copyright infringements. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright or trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Others may assert intellectual property infringement claims against us.

One of the risks of the film production business is the possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, stories, characters, other entertainment or intellectual property. We may receive in the future claims of infringement or misappropriation of other parties’ proprietary rights, although we have had to date been served with only one such claim which was settled on favorable terms. Any such assertions or claims may materially adversely affect our business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition or results of operations. If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights. We cannot assure you, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

Our business involves risks of liability claims for media content, which could adversely affect our business, results of operations and financial condition.

As a licensor of media content, we may face potential liability for:

•	defamation,

•	invasion of privacy,

•	negligence,

•	copyright or trademark infringement (as discussed above), and

•	other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against producers and licensors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations, and financial condition.

Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.

Motion picture piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of motion pictures into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on our business, because these unauthorized pirated copies reduce the revenue we receive from our products. Additionally, to contain this problem, we may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. We cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

In particular, unauthorized copying and piracy are prevalent in countries outside of the United States, Canada and Western Europe, whose legal systems may make it difficult for us to enforce our intellectual property rights. While the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures, we cannot assure you that any such sanctions will be enacted or, if enacted, will be effective. In addition, if enacted, such sanctions could impact the amount of revenue that we realize from the international exploitation of motion pictures. If no embargoes or sanctions are enacted, or if other measures are not taken, we may lose revenue as a result of motion picture piracy.

There is a potential for disputes and litigation in the motion picture business.

There are risks of disputes and litigation with financiers, competitors, putative rights owners, unions, producers and other talent, and with distributors.  We cannot assure you that we will prevail in the event of any disputes or litigation. We have failed to prevail in an arbitration regarding 9 ½ Weeks II, which could result in payment by us of as much as $850,000.of which $775,000 was provided for by December 31, 2009.

Risks Relating to this Offering and Our Shares

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our ordinary shares and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

If you purchase ordinary shares, you will incur immediate and substantial dilution from the price you pay.

The offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our outstanding ordinary shares immediately after the offering. If you purchase ordinary shares in this offering, you will incur immediate and substantial dilution in the net tangible book value per ordinary share from the price you pay. At an offering price of $_____ per ordinary share, you will experience a net asset value dilution per ordinary share of $____ in comparison to our net asset value per share at June 30, 2009 of $0.25.

The exercise of stock options, the conversion of redeemable debentures, or preference shares or the later sales of our ordinary shares may further dilute your ordinary shares.

We have granted approximately 247,500 stock options that have not been exercised, issued redeemable debentures convertible into a maximum of 700,000 ordinary shares. The due balance remaining on the Trafalgar debenture is convertible into approximately [--Dependent on stock price at time] ordinary shares. The issuance of any ordinary shares pursuant to exercise of such options, redemption of the debentures, redemption of the preference shares and conversion of the Trafalgar Debenture would be at a per share price below the offering price in this prospectus and would dilute the interest of persons acquiring ordinary shares in this offering.

Our Board of Directors is authorized to sell additional ordinary shares, or securities convertible into ordinary shares, if in their discretion they determine that such action would be beneficial to us. Any such issuance below the offering price of the ordinary shares in this prospectus would dilute the interest of persons acquiring ordinary shares in this offering.

Our articles of association provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations.  Thus certain alleged errors or omissions might not be actionable by us.  The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

As we are a "foreign private issuer,” you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

We are a foreign private issuer, and the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934.  We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.  In addition, we are exempt from the Section 14 proxy rules, and proxy statements that we distribute will not be subject to review by the U.S. Securities and Exchange Commission.  Our exemption from Section 16 rules regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Securities Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions.

Our share price may be volatile, and you may not be able to sell your ordinary shares at or above the public offering price.

The stock market in general, and the market for motion picture stocks in particular, has experienced extreme price and volume fluctuations. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares, irrespective of our actual operating performance. Additional factors which could influence the market price of our ordinary shares include statements and claims made by us and other participants in our industry and public officials. The public offering price for the ordinary shares may not be above that which will subsequently prevail in the market.

If large amounts of our shares held by existing shareholders are sold in the future, the market price of our ordinary shares could decline.

The market price of our ordinary shares could fall substantially if our existing shareholders or existing creditors who levy on or convert into one ordinary share sell large amounts of our ordinary shares in the public market following this offering. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs. U.S. federal securities laws requiring the registration or exemption from registration in connection with the sale of securities limit the number of ordinary shares available for sale in the public market. In addition, lock-up agreements that restrict us, our directors and officers and certain of our existing shareholders from selling or otherwise disposing of any ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters’ representative also restrict sales of our ordinary shares. The underwriters’ representative may, however, in its sole discretion and without notice, release all or any portion of the ordinary shares from the restrictions in the lock-up agreements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from expected results, such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $[---] million (approximately $[---] if the representative’s warrants are exercised in full).  This estimate is based on an assumed offering price of $[---] per share.  A $1.00 increase or decrease in the assumed offering price of $[---] per share would increase or decrease the gross proceeds to us from this offering by $[---] million.

Based on an assumed offering price of $[---] per share, we estimate that we will receive net proceeds of $[---] from the sale of [---] shares being offered at an assumed public offering price of $[---] per share, after deducting $[---] for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $[---], which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional [---] ordinary shares from the selling shareholder to cover over-allotments, we will not receive any additional proceeds, and if the underwriters’ representative exercises its warrants to purchase [---] ordinary shares, we will receive an additional $[---] after deducting estimated expenses.

Assuming no exercise of the representative’s warrants, we intend to use the net proceeds of the offering as follows:

	Application of	Percentage of
	Net Proceeds	Net Proceeds

Reduction of Indebtedness	$-		%
Working capital	$-		%
Total	$-	100%

The amounts actually spent by us for any specific purpose may vary significantly. Accordingly, our management has broad discretion to allocate the net proceeds. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

We intend to use $[--] of the net proceeds to reduce indebtedness by:

•
Advancing approximately $1,450,000 (£1,000,000) to the Seven Arts Employee Benefit Trust (the “EBT”) (see “Management – Compensation – Seven Arts Employee Benefit Trust” for a description of the EBT), who will in turn repay the indebtedness owed by the EBT to a third party that we have guaranteed.

•
Paying $1,650,000 in settlement to ApolloMedia which will also result in the return to us of an additional 700,000 of our ordinary shares. This amount is owed by SAP, an affiliate company controlled by our Chief Executive Officer, Peter Hoffman, and does not appear on our balance sheet as an obligation of ours. (See “Certain Related Transactions” for a discussion of the settlement with ApolloMedia).

•	Paying $9,000,000 of a portion of our loans due to Palm Finance in connection with the financings of American Summer (aka The Pool Boys), Autopsy, and Nine Miles Down.

None of this indebtedness was incurred after June 1, 2009.  The interest rate payable on this indebtedness and maturity dates are as follows:

Debt	Interest Rate	Maturity

Palm Finance	15%	September 30, 2010
ApolloMedia*	NA	Now due
Employee Benefit Trust*	10%	Now due

*These represent obligations of our shareholders Seven Arts Pictures Inc. and the EBT, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2010 both on a current basis and on a pro forma as adjusted basis to give effect to the sale of [---] ordinary shares in this offering at an assumed initial public offering price of $____ per share, which is the midpoint of our expected offering range, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of April 30, 2010

Indebtedness:	Current - $	As Adjusted - $(1)
Bank and other production loans	$16,091,065	$	[--	]
Corporate Loans(2)	$3,801,687		$0

Shareholders’ Equity(3)	$2,480,567		[--	]

Ordinary Shares
Total Shares Issued and Outstanding(4)	7,447,300		[--	](5)
Total Shares Authorized	102,636,800		102,636,800

(1)
The “as adjusted” column does not assume the exercise of any of the representative’s warrants. A $1.00 increase (decrease) in the assumed offering price of $____ per share would increase (decrease) by approximately $____ million the as adjusted shareholder funds.  Equity, assuming that the number of shares offered by us as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions payable to the underwriters and the estimated offering expenses payable by us.

(2)
On September 2, 2009 we paid Trafalgar $1,000,000 as a partial payment against its debenture. As of May 31, 2010, Trafalgar converted £340,000 into an equivalent number of ordinary shares subject to a put, reducing the balance outstanding to approximately £350,000.

(3)
As of December 31, 2008, Shareholders’ Equity includes the balance of the Langley Convertible Subordinated Debenture which has no redemption date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources” for a discussion of the Langley Convertible Subordinated Debenture.

(4)
Includes 400,000 ordinary shares issued to the EBT in exchange for 500,000 preference shares and 340,000 ordinary shares issued to Trafalgar as a result of a partial conversion of its remaining debenture, both occurring in May of 2010.

(5)
This “as adjusted” data assumes the return to us of 700,000 ordinary shares issued to SAP and thereafter pledged to ApolloMedia upon repayment of indebtedness.  See “Certain Transactions” below for a description of the ApolloMedia transaction.

DILUTION

As of December 31, 2009, we had a net tangible book value of $2,217,374 or $0.28 per share.   Net tangible book value represents our total tangible assets (including investment in film rights and materials as per note 2 below), less all liabilities, and net tangible book value per ordinary share represents the net tangible book value divided by the number of ordinary shares outstanding. Without taking into account any changes in such net tangible book value after December 31, 2009, other than to give effect to our sale of [---] ordinary shares offered hereby, the pro forma net tangible book value per share at December 31, 2009 would have been $____. This amount represents an immediate increase in tangible net book value of $___ per share to our current shareholders and an immediate dilution in net book value of $____ per share to new investors purchasing shares in this offering as illustrated in the following table:

Public offering price per share (1)	$	---
Net tangible book value per ordinary share before the offering (2)		$0.28
Increase in tangible net book value per ordinary share attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses)	$	---
Pro forma net tangible book value per ordinary share after the offering (3)	$	---
Dilution per share to new investors (determined by subtracting the adjusted net tangible book value after the offering from the amount of cash paid by a new investor for one ordinary share)	$	---

(1)	We use an offering price of $___ per share, which is the high point of our offering range, to give the most dilutive effect to the offering.
(2)
Although investment in film rights and materials are considered intangible assets for accounting purposes in the United Kingdom, our directors believe that these rights can be sold separately from our business and that the recovery of the book value of these assets is not subject to significant uncertainty or illiquidity. As a result, the investment in film rights and materials are considered tangible assets for dilution purposes which is consistent with IFRS.

(3)	Does not include [---] ordinary shares issuable upon the exercise of the representative’s warrants.

The following table sets forth, on a pro forma basis as of December 31, 2009, the number of ordinary shares we have issued, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, assuming in the case of new investors a public offering price of $____, before deductions of the underwriting discount and other offering expenses:

	Shares Purchased	Percent	Total Consideration Amount (in 000’s)	Percent	Average Price Per Share (1)

Existing Shareholders	--	--%	$--	--%		$--
New Investors (2)	--	--%	$--	--%		$--
Total		100%	$--	100%	$

(1) We use an offering price of $___ per share in order give the most dilutive effect to the offering.

(2) Does not include [---] ordinary shares issuable upon the exercise of the representative’s warrants.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following sets forth a summary of our consolidated profit and loss and balance sheet information for the six month periods ended December 31, 2009 and December 31, 2008, for the fiscal years ended March 31, 2008 and June 30, 2009 and the three month period ended June 30, 2008, all of which have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus except the summary of consolidated profit and loss and balance sheet statements for the six month periods ended December 31, 2009 and December 31, 2008. The summary of consolidated profit and loss and balance sheet statements for the six month periods ended December 31, 2009 and December 31, 2008 have been derived from our unaudited condensed consolidated financial statements which are also included elsewhere in this prospectus. We have also included for informational purposes unaudited consolidated profit and loss and balance sheet information for the three month period ended June 30, 2007 extracted from audited consolidated financial statements prepared under United Kingdom Generally Accepted Accounting Principles. In addition we have also included for informational purposes a summary of consolidated profit and loss statements and balance sheet information for the fiscal years ended March 31, 2007 and March 31, 2006. In 2008, we adopted a fiscal year-end of June 30. The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

Selected Financial Data
(in $ 000’s, except per share data)

Summary Profit and Loss Data (1)	Six Months Ended December 31, 2009	Six Months Ended December 31, 2008	Fiscal Year Ended June 30, 2009	Fiscal Year Ended March 31, 2008	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2006
	(unaudited)	(unaudited)				(unaudited)	(UK GAAP)	(UK GAAP)

Total Revenues	$2, 983 (2)	$1,701 (2)	$10,232	$3,266	$2,793	$950	$11,208 (3)	$13,168

Cost of Sales	$803	$1,520	$(4,663)	$(4,088)	$(1,302)	$(611)	$(5,269)	$(10,504)

Gross Profit	$2,180	$180	$5,569	$(822)	$1,491	$339	$5,939	$2,664

Other operating expenses	$(1,455)	$(1,746)	$(4,125)	$(4,837)	$(711)	$(1,383)	$(2,323)	$(1,723)

Other Income	$150	-	$5,602 (4)	-	-	-	-	-

Net interest expense/income	$(349)	$(916)	$(2,308)	$(206)	$(423)	$(310)	$(675)	$(128)

Profit Before Taxes	$536	$(2,481)	$4,737	$(5,044)	$357	$(1,354)	$2,940	$813

Provision for Taxes	$0	$0	$0	$486	$0	$502	$(1,099)	$(632)

Net Profit/(Loss)	$537	$(2,481)	$4,737	$(4,557)	$357	$(852)	$1,842	$181

Weighted Average Primary Shares Outstanding	6,934.7	5,204.2	6,051.5	4,676.3	4,870.8	4,337.9	2,694.9	2,636.8
Weighted Average Fully Diluted Shares Outstanding	8,100.7	8,397.6	8,146.9	7,851.6	8,255.9	8,188.8	7,454.1	7,436.8

Weighted Average Earnings Per Share (cents)(5)	8	(48)	78	(98)	7	(20)	77	19
Weighted Average Fully Diluted Earnings Per Share (cents) (5)	7	(48)	58	(98)	4	(20)	28	7

Balance Sheet Data

Total Debt	$17,137	$189,229 (6)	$17,828	$261,656 (5)	$248,716 (6)	$30,976	$20,198	$16,253

Total Assets	$29,014	$196,117 (6)	$27,270	$302,388 (5)	$400,853 (6)	$38,999	$37,612	$28,442

Shareholders’ Equity (7,8)	$2,217	$(5,641)	$1,717	$410	$832	$7,974 (9)	$8,938 (9)	$4,927 (9)

(1)
We changed our fiscal year-end from March 31 to June 30 during the fiscal period ended June 30, 2008. The three month results compare the three months ended June 30, 2008 (audited) with the three months ended June 30, 2007 (unaudited).

(2)
Total revenues increased from $1,700,905 for the six month period ended December 31, 2008 to $2,982,976 in the six month period ended December 31, 2009. Revenues in the most recent period included $1,796,140 in net fee income derived from a structured film and distribution cost financing with UK investors and an additional producer fee of $487,397 associated with a film produced in Louisiana. Revenues derived from the exploitation of motion pictures decreased from $1,700,905 in the six month period ended December 31, 2008 to $699,439 in the most recent period.

(3)
Under UK GAAP we recorded the $1,623,000 gain attributable the settlement of debt as revenue in fiscal year ended March 31, 2007, whereas under IFRS it would have been treated as a below the line net income item.

(4)
Other income of $5,601,683 recorded in the period ended June 30, 2009 reflects cancellation of indebtedness arising from the decision of a lender, Arrowhead Target Fund Ltd, to Seven Arts Future Flow 1 ("SFF"), a limited liability company owned by SAP Inc., to take control of twelve motion pictures owned by SFF and pledged to secure an $8,300,000 loan to Arrowhead Target Fund Ltd. ("Arrowhead").   Since we no longer control the licensing of these motion pictures, we have removed all investment in and receivables relating to the pictures pledged to Arrowhead as assets, and have removed all limited recourse indebtedness and accrued interest related to the Arrowhead loan as liabilities from our balance sheet, resulting in a net gain in the above amount.

(5)
The attached audited Consolidated Financial Statements for the three month period ended June 30, 2008 and each of the three years ended March 31, 2008, show income per share figures calculated using the weighted average number of shares outstanding in each period. A 5 for 1 reverse stock split occurred on December 31, 2008. The income per share figures in the table above have been adjusted to show the effect of the 5 for 1 reverse stock split as if it had occurred on the first day of the fiscal year ended March 31, 2006.

(6)
In May 2008, we completed a transaction with Zeus Partners LLP that raised capital for investment into the production and distribution costs of our existing and future motion picture productions and acquisitions. The total investment raised was approximately $268,000,000. Approximately $10,917,087 of the net proceeds from that transaction received by the Company were accounted for as a reduction in the carrying value of its film costs on the balance sheet, while the balance of approximately $5,085,679 was recorded as fee income in the fiscal year ended June 30, 2009.

Accounting for the Zeus investments has resulted in the recognition of substantial assets and liabilities arising from the related financing arrangements for the six months ended December 31, 2008, for the fiscal year ended March 31, 2008 and for the three months ended June 30, 2008. These assets and liabilities are essentially offsetting. The Zeus investments accounted for restricted cash on the balance sheet of $198,405,009, $112,394,240 and $164,127,416 as of March 31, 2008, June 30, 2008 and December 31, 2008, respectively, the creation of receivables from investors of $53,601,395, $247,322,586 and $0, the creation of deferred income of $27,247,893, $118,067,801 and $5,085,679 and the creation of short term bank loans aggregating $225,444,481, $225,478,399 and $162,528,954. The debt associated with the Zeus transaction was retired with the restricted cash balances on May 19, 2009 and the remaining accounts relating to the Zeus investment were concurrently eliminated from our balance sheet as of that same date. Therefore, the impact of the Zeus investment has been entirely eliminated from the Company’s balance sheet as of our fiscal year ended June 30, 2009.

(7)
Convertible Debentures owned by Langley Park Investment Trust PLC are treated as Shareholder’s Equity under IFRS and as Shareholders’ Funds under UK GAAP. As of June 30, 2009, the principal amount of such debentures outstanding was approximately $3,432,000 as it was in all periods except March 31, 2006 when it was approximately $5,204,000. Langley converted 1,250,000 of the 3,000,000 Debentures into 1,000,000 ordinary shares on March 15, 2007

(8)
Convertible Preference Shares owned by Armadillo Investment PLC until November 20, 2008, and then by the Company’s Employee Benefit Trust, are treated as Shareholders’ Equity under IFRS and as Shareholders’ Funds under UK GAAP. As of June 30, 2009, the par value of the 500,000 preference shares that had not been converted amounted to $1,539,800. For all previous periods the 3,000,000 preference shares were valued at $5,669,000. The EBT converted 2,500,000 of the 3,000,000 Preference Shares into 2,000,000 ordinary shares on November 20, 2008 and the remaining 500,000 preference shares into 400,000 ordinary shares on May 25, 2010.

(9)
Shareholders’ Equity for the periods previous to March 31, 2008 included $5,207,599 of goodwill arising from our reverse takeover of Cabouchon Collection plc. This goodwill was written off when we converted to IFRS accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report. This discussion contains forward-looking statements, which are based on our assumptions about the future of the Company’s business. The Company’s actual results may differ materially from those contained in the forward-looking statements.

Overview

Seven Arts Pictures PLC (the “Company”) is an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e. the United States and Canada) and foreign theatrical markets and for subsequent post-theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television. The Company endeavors to release many of its motion pictures into wide-theatrical exhibition initially; however, a portion of the Company’s pictures will either receive only a limited theatrical release, or may even be released directly to post-theatrical markets, primarily DVD.  The Company’s pictures that receive limited theatrical release or post-theatrical release typically benefit from lower prints and advertising (“P & A”) cost and, in turn, improved gross profit margins.

No one picture had a principal or controlling share of gross revenues or operating profits in these periods.

Results of Operations

The principal factors that affected the Company’s results of operations have been the number of motion pictures delivered in a fiscal period, the distribution rights of motion pictures produced by others acquired in a fiscal period, the choice of motion pictures produced or acquired by Seven Arts, management’s and talents' execution of the screenplay and production plan for each picture, the distribution and market reactions to the motion pictures once completed, management's ability to obtain financing and to re-negotiate financing on beneficial terms, the performance of our third-party distributors and our ability to take advantage of tax-incentivized financing.  These factors will continue to be, in management’s opinion, the principal factors affecting future results of operation and our future financial condition.  No particular factor has had a primary or principal affect on the Company’s operations and financial condition in the periods discussed below.

The Company’s revenues principally consist of amounts we receive from third-party distributors of its motion pictures. The Company recognizes revenue from license fees as and when a motion picture is delivered to the territory to which the license relates.  A motion picture is “delivered” when the Company has completed all aspects of production and may make playable copies of the motion picture for exhibition in a medium of exhibition such as theatrical, video, or television distribution.

The Company also generates revenue beyond an initial license fee from the Company’s share of gross receipts on motion pictures which the Company recognizes as revenue when the Company is notified of the amounts that are due to he Company. In some fiscal periods, a significant portion of the Company’s revenue derived from sources other than motion picture distribution, including the cancellation of debt and interest income on a financing transaction, but the Company has not derived any such income in the successive comparative financial periods described below.

The Company has also benefited significantly from i ability to raise third party film equity investments in the form of structured financings that have enabled the Company to substantially reduce the cost basis of the Company’s motion pictures and even to record significant fee-related revenues, particularly in the fiscal year ended June 30, 2009.

Six Months Ended December 31, 2009 Compared To Six Months Ended December 31, 2008

Company’s total revenues increased from $1,700,905 for the six month period ended December 31, 2008 to $2,982,977 in the six month period ended December 31, 2009. The Company’s revenues in the most recent period included $1,796,140 in net fee income derived from a structured film and distribution cost financing with UK investors and an additional producer fee of $487,397 associated with a film produced in Louisiana. The Company’s revenues derived from the exploitation of motion pictures decreased from $1,700,905 in the six month period ended December 31, 2008 to $699,439 in the most recent period. The majority of the film revenues recognized in the prior period were derived from the ancillary market releases of the films "Deal", "Supercross" and "Noise" while most of the revenues recorded in the most recent period arose from the distribution by third parties of the motion picture "Deal" in overseas television markets.

Amortization of film costs decreased from $572,499 to $461,092 in the most recent six month period and costs of sales, including distribution costs and third party payments, fell from $947,925 to $341,448.  Consequently, the Company recorded a gross profit of $2,180,437 in the six month period ended December 31, 2009 compared to a gross profit of $180,481 in the six month period ended December 31, 2008. Non-capitalized general and administrative expenses fell from $1,746,187 to $1,445,133 in the most recent six month period, as less third party costs were incurred and the Company’s net interest expense also dropped from $915,664 to $348,534, reflecting the partial pay down of the Trafalgar Loan.

No tax provision or reversal was recorded in either period, as the Company has significant tax loss carry forwards, so the Company recorded a net profit in the six month period ending December 31, 2009 of $536,790 as compared to a net loss of $2,481,370 in the six month period ended December 31, 2008.

Fiscal Year Ended June 30, 2009 Compared To Fiscal Year Ended March 31, 2008

Our total revenues increased from $3,265,808 for the fiscal year ended March 31, 2008 to $10,232,223 in the fiscal year ended June 30, 2009, although revenues derived from the licensing of motion pictures only increased to $4,217,910, principally reflecting the recording of certain initial guaranteed contracts on Nine Miles Down, as well as ancillary revenues on Deal and Noise, among others. Revenues derived from motion pictures released in prior periods amounted to $4,217,910 in the period ended June 30, 2009 as compared to revenues derived from pictures released in the period ended March 31, 2008 of $3,265,808. No new pictures were released in the fiscal year ended March, 31, 2008, although three pictures were released in the subsequent quarter ended June 30, 2008 (See the discussion below comparing the three month periods).

Fee-related revenues in the fiscal year ended June 30, 2009 derived from (i) $5,085,679 of net fee income which was the balance left over from $16,002,766 received from the Zeus transaction, a structured film and distribution cost financing with UK investors, the majority of which was applied as a reduction of the costs of the films in which they invested, and (ii) $928,634 of tax credit revenues deriving from our receipt of certain infrastructure tax credits from the State of Louisiana as a result of its construction of certain production and post-production facilities in that State. No such fee-related revenues were received in the fiscal year ended March 31, 2008.

Amortization of film costs was $2,559,932 in the fiscal year ended June 30, 2009, or approximately 66% of the film revenues recognized from films currently in release and included a write down of $550,000 taken on a previously released motion picture. All of our library pictures released before June 30, 2008 have now been written down to a zero carrying value. Other cost of sales of $2,103,391 included certain distribution costs, producers’ costs and other third part payments. For the fiscal year ended March 31, 2008 we recorded amortization costs of $490,239 and other costs of $3,597,469, including $1,370,000 expended on the domestic theatrical distribution of the motion picture Deal, and various other third party payments.

General and administrative expenses amounted to $3,582,348 in the fiscal year ended June 30, 2009, compared to $4,015,533 in the fiscal year ended March 31, 2008. Both of these numbers were significantly inflated by payments to third party professional consultants, including accountants, lawyers and tax advisors and also reflected significant reserves for litigation-related expenses. Management also set up a reserve for doubtful accounts of $542,811 during the fiscal year ended June 30, 2009.

Net interest paid increased from $206,086 in the fiscal year ended March 31, 2008 to $2,308,459 in the most recent fiscal year, reflecting significantly higher interest on certain film related loans and corporate debts as well as penalty interest accruals on certain debts, not capitalized to film costs.

We recorded $5,601,683 in “other income” in the fiscal year ended June 30, 2009, reflecting the net gain realized from removing all investments in and receivables relating to the twelve motion pictures owned by Seven Arts Future Flow I, LLC (“SFF”) which were pledged to secure an $8,300,000 loan made by Arrowhead Target Fund, Ltd. (“Arrowhead”) on a non recourse basis. Since Arrowhead made the decision to take control of the distribution of these pictures, we have removed both the debt and the related assets from our books, resulting in the gain booked as other income.

We recorded no tax provision in the fiscal year ended June 30, 2009, because we have an excess of tax-loss carry forwards against which we can offset any taxes that might be currently accruable. In the fiscal year ended March 31, 2008, we reversed $485,634 in deferred tax charges that had been previously provided for on account of the significant losses sustained in that year.

As result of the aforementioned results, we recorded net income of $4,736,965 in the period ended June 30, 2009 compared to a loss of ($4,557,885) in the period ended March 31, 2008.

Three Month Period Ended June 30, 2008 Compared To Three Month Period Ended June 30, 2007

Our total revenues, which consisted only of revenues derived from the licensing of motion pictures, increased from $950,000 for the three month period ended June 30, 2007 to $2,793,000 for the three month period ended June 30, 2008.  The increase was primarily attributable to the delivery and accrual of revenues for accounting purpose of three motion pictures in the three month period ended June 30, 2008, namely Autopsy, Knife Edge and A Broken Life, compared to none delivered in three months ended June 30, 2007.

Cost of sales increased from $611,000 in the three months ended June 30, 2007 to $1,302,000 in the three months ended June 30, 2008.

Amortization of film costs in the three months ended June 30, 2008 increased to $781,000 as compared to $103,000 in the three months ended June 30, 2007, and included a write off taken on the motion picture “Pool Hall Prophets.”  Distribution costs and producers’ fees for the three months ended June 30, 2008 were $521,000 as compared to $508,000 for the three months ended June 30, 2007.

Other operating expenses decreased to $711,000 in the three months ended June 30, 2008 from $1,383,000 in the three months ended June 30, 2007, reflecting a great allocation of overhead costs to specific projects as a result of our increased level of production and distribution activities.  Virtually all of these expenses were comprised of general overhead and selling expenses for employees, consultants, sales conventions, professional fees, marketing materials and office costs.

Net interest expense for the three months ended June 30, 2008 increased to $423,000 compared to $310,000 in the three months ended June 30, 2007.

As a result of the above, we recorded net income of $357,000 in the three months ended June 30, 2008 compared to a loss of ($852,000) in the three months ended June 30, 2007.

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

Our total revenues decreased to $3,265,808 in the fiscal year ended March 31 2008 from $11,208,000 recorded in fiscal year 2007.

Revenues derived from the licensing of motion picture revenues decreased to $3,266,000 from $6,590,000 in the prior year, as no new motion pictures were delivered with recognition of revenues in the fiscal year ended March, 31, 2008, while two motion pictures (Noise and Deal), were delivered in fiscal year 2007, resulting in recorded revenues from those pictures of $3,102,000 in that year. Revenues derived from motion pictures delivered prior to the recorded period were $3,266,000 in the fiscal year ended March 31, 2008 compared to $3,488,000 recorded in fiscal year ended March 31, 2007.

Other revenue for fiscal year 2007 of $4,618,000 derived, in large part, from the cancellation of indebtedness related to two motion pictures previously produced by us (Stander and Pool Hall Prophets) and, to a lesser extent, from commission income earned during the period.

Cost of sales for the twelve month period ended March 31, 2008 decreased to $4,087,708, compared to $5,269,000 for fiscal year 2007, on significantly lower revenues, principally because no new motion pictures were delivered in the period ended March 31, 2008. Included in cost of sales in fiscal year 2008 was $1,370,000 of prints and advertising expenditures on the domestic theatrical release of the motion picture Deal.

Other operating expenses increased from $2,323,000 in fiscal year 2007 to $4,015,000 in the fiscal year ended March 31, 2008, reflecting an increased level of production and distribution activities and a high level of third party professional costs incurred.

Net interest expense for the twelve month period ended March 31, 2008 decreased to $206,000 as compared to $675,000 in fiscal year 2007, as a greater proportion of the interest incurred in the later period was capitalized to film costs, reflecting a greater level of film production in the period.

As a result of the above, we incurred losses before taxes of $5,043,000 for the year ended March 31, 2008 as compared to a profit of $2,940,000 for the year ended March 31, 2007. Because of these losses, the Company was able to partially reverse the tax charge of $1,099,000 recorded in the prior year, resulting in a net loss for the fiscal year ended March 31, 2008 of ($4,557,000) compared to a profit for the prior fiscal year ended March 31, 2007 of $1,842,000.

Liquidity and Capital Resources

During the year ended March 31, 2005, we issued (A) £3,000,000, of convertible debt to Langley Park Investment Trust PLC (“Langley”) in return for 3,000,000 ordinary shares in Langley valued at approximately $5,204,000, and (B) approximately £3,000,000 of convertible redeemable preference shares to Armadillo Investments plc (“Armadillo”) in return for 3,000,000 ordinary shares from Armadillo, valued at $5,669,000. We received actual cash in fiscal year 2005 of approximately $2,232,000 through the sale of ordinary shares of Armadillo Investments plc (approximately $1,302,000) and Langley Park Investment Trust PLC, (approximately $930,000). The amounts that we received from the sale of a portion of our Armadillo shares and all of our Langley shares were substantially less than the stated value of the debenture and preference shares. Langley converted 1,250,000 of its convertible debenture into 1,000,000 ordinary shares on March 15, 2007. The convertible redeemable preference shares held by Armadillo were acquired by the Seven Arts Employee Benefit Trust (“Trust”) on October 30, 2008, and 2,500,000 of the preference shares were converted into 2,000,000 of our ordinary shares on November 20, 2008. The remaining 500,000 preference shares were converted into 400,000 ordinary shares on May 25, 2010.

On October 30, 2008, the Seven Arts Employee Benefit Trust acquired 3,000,000 of our convertible Preference Shares from Armadillo Investments Plc (“Armadillo”) for £1,500,000, to be paid in three equal installments of £500,000 and the return to Armadillo of 1,600,000 ordinary shares of Armadillo, valued at £800,000, for an aggregate purchase price of £2,300,000. The purchase price was to be loaned to the EBT by us at a nominal interest rate and to date we have advanced £500,000 as the first of the installments, together with the 1,600,000 ordinary shares of Armadillo to the EBT, which has paid them over to Armadillo. We have guaranteed the remaining £1,000,000 due to Armadillo, but have not made any further advances to EBT, so that it is in default on the second and third payments. Our guarantee obligations are secured by 1,333,333 ordinary shares of the Company per a charging instrument between the Company and the EBT (acting through its trustee).  We expect to pay the remaining amount due to Armadillo from the proceeds of this offering. The EBT currently owes us £1,475,000 ($2,436,110 at the year-end exchange rate) and this amount has been booked as a contra asset under share premium, which is a deduction from shareholders’ equity. The EBT will owe us an additional £1,000,000 when we have made good on our obligation.

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP, one of our affiliates and a company that is owned by Peter Hoffman, our Chief Executive Officer, obtained financing of $8,300,000 (the "Arrowhead Loan") from Arrowhead Target Fund Ltd. ("Arrowhead")  in February 2006, at an interest rate of 15% per annum. Although the loan is secured by certain assets of Seven Arts Future Flows I, LLC, we are not required to repay the Arrowhead Loan from any of our other assets or revenues. The specific film assets which secure the Arrowhead Loan were our distribution rights in the following motion pictures: Asylum, Stander, I’ll Sleep When I’m Dead, No Good Deed, Supercross, Popstar, Red Riding Hood, Johnny Mnemonic, Shattered Image, Never Talk to Strangers, The Hustle, and A Shot at Glory. Our estimates of the amount of time it would take to repay the Arrowhead Loan from the proceeds of the film assets securing the loan have not been met. The Arrowhead Loan matured on February 15, 2009, and was then due in full. SFF received a default notice from Arrowhead to that effect, and as a result Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures. As a result of the foregoing, we have removed all investment and receivables related to the twelve motion pictures pledged to Arrowhead as assets and have removed all limited recourse indebtedness relating to these motion pictures as a liability.

We borrowed an aggregate of $7,500,000 from (i) ACG for $1,000,000 (“ACG Loan”) and (ii) Cheyne for $6,500,000 (“Cheyne Loan”) in December 2006, secured by certain of our motion picture assets. The ACG Loan and Cheyne Loan bear interest at 19% and 18% per annum, respectively. The Cheyne Loan matured on September 30, 2007, and a subsidiary repaid $6,500,000 of the Cheyne Loan plus interest thereon, and obtained an assignment of their senior position and subordination agreement with Arrowhead. The remaining ACG Loan of $1,000,000 is now due and is secured with a pledge of 1,607,000 of our ordinary shares owned by SAP. Our estimates of the amount of time it would take to repay the ACG Loan from the proceeds of the film assets securing the loan have not been met. In October 2008, we received a notice of default from ACG in connection with this loan. The ACG Loan is secured by Noise, Deal, Pool Hall Prophets, Boo, A Broken Life, and Mirror Wars and a second position security interest in the motion pictures listed above which are pledged to Arrowhead. ACG has now filed suit to collect the ACG Loan (see Legal Proceedings).

On October 15, 2008 we borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”) a portion of which we advanced to the EBT for it to use as the first installment that it paid to Armadillo for the acquisition of all the Preference Shares owned by Armadillo. On September 2, 2009 we repaid Trafalgar $1,000,000 as a partial payment of its loan. We still owe Trafalgar a similar amount (the exact balance is dependent on certain exchange ratios at the time of the eventual payoff and cannot be exactly determined). On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 340,000 ordinary shares. Trafalgar agreed to convert £340,000 of their remaining debt into 340,000 shares of common stock, subject to a put to our Company for like amount, reducing the balance due to Trafalgar to approximately £350,000.

 We entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. We have entered into a forbearance agreement with Palm extending the due date of these loans to June 30, 2010 and are negotiating for an additional extension to December 31, 2010.

On August 27, 2007, we borrowed $1,650,000 from Blue Rider Financial (“Blue Rider”) to pay for the domestic prints and advertising costs for the motion picture Deal (“Blue Rider Loan”) and arranged that the revenues due from Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to us for the distribution of that motion picture be assigned to Blue Rider Financial as partial security for that loan. To date the revenues paid to us from MGM have not been sufficient to repay the Blue Rider Loan. We have therefore entered into an accommodation agreement with Blue Rider to redeem the loan due for $2,200,000, less approximately $515,000 of collections that have been received by Blue Rider to date from MGM.

Management believes that, as a result of the proceeds derived from this offering and based on historical revenues generated from the licensing of the distribution rights on our motion pictures, we will have sufficient working capital to operate for the next twelve months.

We currently borrow funds for the financing of each of our motion pictures from several banks and other production lenders. We are currently seeking a revolving credit facility for the financing of our future motion picture productions. Our cash flow is derived from license fees earned from the delivery and distribution of our motion pictures in the United States and territories around the world.

Contractual Obligations (as of April 30, 2010)
The following table sets forth our obligations and commitments to makes future payments under contracts and other commitments.

			Payments Due ByPeriod
		Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
1.	Bank and Other Production Loans (1)	$16,091,065	$16,091,065
2.	Post Production Facility Line of Credit (2)	$3,700,000			$3,700,000
3.	Armadillo Investments plc/EBT (3)	$1,450,000	$1,450,000
4.	Trafalgar Capital Special Investment Fund (3)	$1,152,898	$1,152,898
5.	Lion House	$281,322	$281,322
6.	Sums Due To Producers (4)	$717,467	$717,467
7.	Langley Debenture(5)	$3,432,500				$3,432,500
8.	M Garstin	$200,000	$200,000
	Total	$27,025,252	$19,892,752		$3,700,00	$3,432,500

(1)
The current and long-term bank and production loans include (i) approximately $1,000,000 of the ACG Loan described in “Liquidity and Capital Resources” above, (ii) approximately $9,200,000 in special purpose financing arranged for six motion pictures produced by us, and (iii) $4,000,000 owed to Palm Finance Company for production of the motion picture Nine Miles Down. The limited recourse Arrowhead Loan of $8,300,000 and all assets pledged to secure this Arrowhead loan have been removed from our consolidated balance sheet as of June 30, 2009.

(2)
Seven Arts Pictures Louisiana LLC (“SAPLA”), a subsidiary of SAP (one of our affiliates and a company controlled by Peter Hoffman, our Chief Executive Officer), entered into a Credit Agreement with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”) dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility is $3,700,000, all of which was drawn down as of April 30, 2010. SAPLA has entered into a term sheet with Ad Cap for additional financing necessary to complete this facility up to an additional $3,100,000. We expect this facility will be completed for a cost not to exceed $1,500,000. We have guaranteed this indebtedness and have not included it in our total indebtedness. We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post production facility. Management believes that expenditures by SAPLA for this facility would generate approximately $4,000,000 in Louisiana Film Infrastructure tax credits, approximately $3,000,000 in Louisiana State Rehabilitation tax credits and $3,000,000 in Federal Historic Preservation tax credits.

(3)
A portion of the loan due to Trafalgar Capital Special Investment Fund was advanced by us to the Seven Arts Employee Benefit Trust (“EBT”) for the partial acquisition of the Preference Shares owned by Armadillo Investments plc (“Armadillo”). The loan to Trafalgar came due on June 30, 2009 and we have made a partial payment of $1,000,000 on September 2, 2009. On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 340,000 ordinary shares. We have guaranteed an additional $1,450,000 due from the EBT to Armadillo, which is booked as an “accrued liability” on our Balance Sheet. This liability will be met by the EBT from the funds that we advance to it from the proceeds of this offering.  See “Use of Proceeds”. The second and third payments to Armadillo were due in April and October 2009, and the EBT did not make those payments, but they will be made from advances that we make to the EBT from the proceeds of this offering.

(4)
Includes estimated amounts due to producers of motion pictures as well as $775,000 due on litigation surrounding the picture 9 ½ Weeks II. These amounts are not included in Total Debt in the Summary and Selected Financial Data Tables. As of December 31, 2009 $775,000 had been provided for.

(5)
Langley’s remaining Debentures have a face value of £1,750,000 (approximately $3,432,500 at the exchange rate prevailing at the time of the financing) and are convertible into an aggregate of 700,000 ordinary shares. There is no due date or required due date on our Debentures. The Debentures rank junior to all our indebtedness and senior only to our ordinary or preference shares and they are included as a part of Shareholders’ Equity.

Legal Proceedings

Together with our subsidiary, Seven Arts Filmed Entertainment Limited ("SAFE") and SAP, one of our affiliates and a company controlled by Peter Hoffman, our Chief Executive Officer, we were the subject of an arbitration award of approximately $775,000 against us for legal fees (and interest thereon) relating to a dispute regarding a participation in the motion picture entitled 9 ½ Weeks II, even though the arbitration found no additional sums due to the complaining party. This award also terminated our distribution rights in this motion picture. The award was affirmed by the Ninth Circuit Court of Appeals. We fully reserved for the eventual payment of this award in the period ended June 30, 2009.

Together with SAFE and SAP, we are plaintiffs in an action against Fireworks Entertainment and certain of its affiliates ("Fireworks"), as well as ContentFilm plc, for copyright infringement (“Copyright Action”) relating to the following motion pictures: Rules of Engagement, Onegin, The Believer, Who Is Cletis Tout and American Rhapsody. We believe that we are the assignee of copyright interests in each of these motion pictures.  Fireworks and ContentFilm have repudiated any and all agreements with our predecessors regarding these motion pictures.   The Copyright Action was stayed by the United States District Court in Los Angeles, California by reason of a prior action filed by CineVisions and its successor (themselves predecessors of the Company) for breach of contract against Fireworks in the courts of Ontario, Canada, (“Canadian Action”) with respect to the motion pictures listed above (plus Interstate 60, Rat Race, and Hardball) that were produced, acquired, or funded by SAPL. The Federal District Court later dismissed the Copyright Action.  CineVisions is currently pursuing the Canadian Action on our behalf.   We believe that whether based on copyright infringement or contract, Fireworks has substantial liability to us or our predecessors with respect to Fireworks' conversion of our and our predecessors' interest in the Fireworks Pictures, all of which were all produced or acquired by our predecessors.  We record no value in our financial statements for our interests in the Fireworks Pictures, other than immaterial amounts of legal fees.  Should we not prevail, we may have a liability for our own or Fireworks’ legal fees and would lose the interest we claim in the Fireworks Pictures.  We may not prevail in the Fireworks litigation.  Loss of this litigation where we are a plaintiff will cause no liability to us other than possible payment of up to $200,000 in legal fees to defendants.

We have obtained a final judgment from the Queen’s Bench in England for approximately $300,000 converted by a Hungarian co-producer on the motion picture Nine Miles Down which we are seeking to collect through enforcement by Hungarian courts.

We and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on us on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Liquidity and Capital Resources. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of ours has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result we do not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. We intend to vigorously defend against this action.

One of our affiliates has filed a derivative action against Zeus Partners Limited and two of its executives for indemnity in relation to Value Added Tax due with respect to the Zeus Transaction described in Summary Financial Information note 5 above.  The purpose of this action is to protect our rights with respect to any potential liability to us with respect to Value Added Tax arising out of the Zeus Transaction.

Critical Accounting Policies

Management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  On a regular basis, management evaluates our estimates and assumptions and bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Basis of accounting: The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”), the Companies Act 2006 of England and Wales and Article 4 of the International Accounting Standard (“IAS”) Regulations. In addition, we also complied with IFRS as issued by the International Accounting Standards Board (“IASB”).

We produce and acquire motion pictures for distribution in theatres, in home entertainment and/or for television exploitation. We operate in one principal business segment as a motion picture producer and distributor. Whether considered individually or in combination, our business as both a motion picture producer and distributor, do not constitute separate segments under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. We believe that all our businesses are functionally and financially similar.

IFRS does not specifically address amortization of film costs, or participations and residuals. As a result, companies reporting under IFRS record these costs using principles similar to those provided by US GAAP. In accordance with SOP 00-2: Accounting by Producers or Distributors of Films, an entity is required to amortize film costs and to accrue participation costs using the individual-film-forecast method. The method amortizes film costs as the ratio of current period actual revenue to estimated remaining unrecognized ultimate revenue (as of the beginning of the current fiscal year). At each reporting date, the estimated remaining unrecognized ultimate revenue is updated with any changes being charged to the income statement in the fiscal year of revision.

We have engaged in various transactions under which we have received cash benefits either from the sale of tax credits that we earn from the production of our motion pictures in certain US states or foreign locations, or from tax advantaged investments made by third parties in our motion pictures. Any such proceeds are treated as a reduction in the production cost of the applicable motion picture up to the amount of the capitalized cost. To the extent such proceeds would exceed the capitalized cost of the film or represent fee income not applied to production cost, such proceeds are treated as film revenue. To the extent that we were to receive benefits from tax advantaged investments relating to a picture that has not commenced production by a particular date and that investment is forfeited, then such benefits are recorded as fee income.

Basis of consolidation: Our financial statements consolidate the financial statements of Seven Arts Pictures Plc and our subsidiaries.  The results of subsidiaries acquired and sold are included in the profit and loss account from or up to the date control passes on the acquisition basis. Intra group sales and profits are eliminated on consolidation.

The results and net assets/liabilities of the associate are accounted for using the equity method, whereby the investment is initially recorded at cost and, thereafter, is adjusted for the post-acquisition change in the investor’s share of net assets/liabilities.  The profit and loss reflects the investor’s share of the results of the operations of the associate.

Total Revenues:  In accordance with ASC 926-20: Accounting by Producers or Distributors of Films, our film revenue recognition policies recognize revenue from a sale or licensing arrangement of a film when all of the following conditions are met:

a. Persuasive evidence of a sale or licensing arrangement with a customer exists.

b. The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery.

c. The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.

d. The arrangement fee is fixed or determinable.

e. Collection of the arrangement fee is reasonably assured

A written agreement with clients (purchase order, letter, contract, etc.) indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria have been met and the customer has confirmed its agreement.

Our revenue recognition policies are summarized below:

1)   License fee revenue (i.e. non-refundable advances) is recognized as and when the film in question is available for delivery to the respective territories.  However, where an advance is paid upon the signing of an agreement, and this is non-refundable, it is recognized upon the signing of the agreement if the film is then available for delivery

2)  Revenue that equates to a share of gross receipts of films is recognized as income as and when we are notified of the amounts when earned.

3) Revenue that relates to 3rd party investor interest income that is directly related to financing and producing films is recognized when earned.

We will not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if we have agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Total revenues represent the earned revenue of goods sold and services provided to customers. Cash payments received are recorded as deferred income until all the conditions of revenue recognition have been met.

Production Costs: Film costs include the unamortized costs of completed films which have been produced by us or for which we have acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development.

For films we produce, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films in progress include the accumulated costs of productions in films which have not yet been completed.

Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

Investments: Investments are held at the lower of cost or net realizable value, and reviewed annually for any impairment charges.

Property and Equipment: Property and Equipment are stated at cost less accumulated depreciation. Depreciation is provided for using the following rates and methods:

Computer equipment and software                                                                    2- 5 years straight line

Furniture and equipment                                                                                     2- 5 years straight line

Accounts Receivables: Receivables are recognized at the initial amount of the invoice.  As a result of the nature of our activities, accounts receivable are generally of a short-term nature. However, any receivable whose recovery date was distant would be measured at its present value.  We do not charge interest on late payment of trade receivables and loans.

Any receivable outstanding is only written off after management has deemed the debt to be uncollectible, under the terms of the agreement.  As of June 30, 2009, we had set up a reserve of $542,811 to cover any future uncollectible receivables, in addition to writing off an additional $687,438 of doubtful accounts during the period ended June 30, 2009.  We determine an allowance by considering a number of factors, including the length of time receivables are past due, our previous loss history, the customer’s current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole.

Substantially all of the trade receivables at face value as reflected in the consolidated financial statements are pledged as security for borrowings by us.

Accounts Payables: All operating trade payables (including notes payable and accrued supplier invoices) relate to the purchase of goods and services including those related to media space purchases as an agent. These payables are due within less than one year. However any payable whose due date was more than one year would be measured at its present value.

Income taxes: Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred assets based upon the likelihood of realization of tax benefits in future years.

Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

We are not a part of any consolidation return filed in the United States.

VAT sales and purchase tax: Included within the receivables and payables is VAT charged at the rate applicable. This is a sales tax on all UK sales and purchases and for all periods presented this was calculated at the applicable tax rate of either 17.5% or 15% for all UK sales. Foreign sales are exempt from UK VAT.

Interest capitalized: Directly attributable interest is capitalized as part of intangible fixed assets and is based on interest charged as a result of obtaining bank and other borrowings to finance these assets.

Fair value of financial instruments: The carrying amount of cash, trade accounts receivable, other accounts receivable, receivables due from and payable to related parties, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash equivalents are recognized at fair value considering quoted market prices for the same or similar instruments. Long-term debt is based on estimated market prices for similar instruments, considering interest rates currently available in connection with bank loans with similar terms and due dates.

Share based payments: The fair value of the employee services received in exchange for the grant of options is recognized as an expense in accordance with FRS 20 Share Based Payments. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options determined at the grant date, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets) by use of an option-pricing model.  Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. This estimate is revised at each balance sheet date and the difference is charged or credited to the profit and loss account.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Related Party Transactions

For a description of our related party transactions see the section of this prospectus entitled “Certain Related Transactions.”

MOTION PICTURE INDUSTRY

The United States motion picture industry encompasses the production and theatrical exhibition of feature-length motion pictures and the subsequent distribution of such pictures in home video, digital media, television and other ancillary markets.

The industry is dominated by the major film studios, including Paramount Pictures, Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment (including Columbia Pictures), and The Walt Disney Company.  These studios have historically produced and distributed the majority of theatrical motion pictures released annually in the United States.  The six “majors” generally self-finance some or all of their film production and have domestic or worldwide distribution organizations. Major studios typically release films with direct production costs ranging from $10 million to $100 million or more, and provide a continual source of motion pictures to the domestic theatrical exhibitors.

For over a decade, “independent” motion picture production companies such as Summit Entertainment, LLC, The Weinstein Company and many smaller production companies, like ours, have played an important role in the production and distribution of motion pictures for the worldwide feature film market.   While the independents may generally have more flexibility and less corporate restraints than the major studios, they also operate at a certain disadvantage to major studios in that independents generally:

●	do not self-finance their productions and must spend time and resources securing financing and incur interest and other expense in connection with such financings,

●	have far more limited distribution capabilities than the major studios making a wider release in any format more difficult,

●	do not self-distribute and, as a result, must share revenues derived from their motion pictures with distributors,

●	face greater competition from other independents due to an increase in the production of independent motion pictures,

●	annually produce less films and, as a result, are not able to spread the risk of any of their films underperforming among a larger pool of releases, and

●	produce fewer motion pictures at substantially lower average production costs than major studios and generate significantly lower per-film revenue and profits.

Many independent motion picture companies have failed and ceased operations in recent years.  Recent examples of failed independent motion companies include Miramax Pictures, New Line Entertainment, Carolco Pictures, Orion Pictures, Weintraub Entertainment, DeLaurentiis Entertainment Group, Hemdale, IRS Media, IRS Releasing and Prism Entertainment.  Other independent motion picture companies have recently substantially curtailed their motion picture production activities due to poor results, including Savoy Pictures, The Samuel Goldwyn Company and Cinergi Pictures.  Numerous smaller independent film production and/or distribution companies have failed to achieve their business objectives.

Motion Picture Development

Motion picture production begins with the development of a screenplay derived from an original idea conceived or acquired by the producer or with the adaptation of a popular novel or other type of media acquired by a writer or a producer.

During the development phase, the studio engages writers to draft and revise the screenplay and begins to obtain tentative commitments from a director and principal cast.  A proposed production schedule and budget may also be prepared during this phase.

Upon completing the screenplay, if deemed good enough to produce, agreements with principal talent are negotiated and the film is “green lit” based on a viable production budget and estimate of ultimate profitability.  At this stage, the film enters the pre-production phase.  During pre-production, the production company: (i) employs creative personnel as needed; (ii) creates scene plans and the filming schedule; (iii) finalizes a detailed production budget; (iv) establishes filming locations, secures necessary studio facilities, completes required set design and construction; and (v) prepares for the start of principal photography.

Principal photography is the actual filming of the screenplay and may take from four to twelve weeks or more, depending upon such factors as budget, location, and the complexities in the screenplay.  Following completion of principal photography, post-production work begins.  The film is edited, visual effects are added, and voice and music soundtracks are synchronized with the picture.  This results in the completion of the film negative that is duplicated to create the release prints for shipment to theatrical exhibitors. Since independent production companies are not able to absorb the costs of abandoned productions to the same extent as studios can, they are less likely to abandon green lit motion pictures. The consequence of abandoning a production has a greater negative effect on that independent’s results of operations.

Production Costs, Financing, Co-Financing and Participations

In 2009, the production cost of a motion picture produced by a major studio for worldwide distribution averaged approximately $65 million (MPAA 2009 Theatrical Market Statistics) as compared to the production costs of a motion picture produced by us in the range of $2 million to $15 million.   Direct production costs, sometimes referred to as “negative costs,” consist of acquiring and/or developing the screenplay, film studio rental, cinematography, post-production costs and the compensation of creative talent and other production personnel.  Distribution expenses, which consist primarily of the costs of advertising and release prints, or P&A, are not included in direct production costs.

The major studios generally fund production costs from cash flow from their motion picture and related activities or, in some cases, from unrelated businesses, and through co-financing activities.  Substantial overhead costs, consisting largely of salaries and related costs of the development, production, distribution and marketing staff and physical facilities maintained by the major studios, also must be funded.

The independent production company normally finances production of the motion picture pursuant to financing arrangements with banks or other lenders in which the lender is granted a security interest in both the film and the independent production company’s rights under its arrangement with the studio or independent distribution. In today's rapidly changing and competitive marketplace for motion pictures and with the current tightening of the credit markets, independent production companies have been utilizing additional forms of funding to finance their motion pictures, including "tax-preferred" financing (e.g., tax credits, sale/lease back transactions and direct subsidies), "mezzanine" or "gap" funds (which are senior to equity), government subsidies and the sale of equity. To minimize some of the financial risks normally associated with financing motion picture production, independent production companies often obtain, at various stages prior to the release of a motion picture, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories.  We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future.

In recent years, studios have established co-production relationships on selected films.  Under this arrangement, two studios agree to co-fund, co-produce and co-distribute a specific film, dividing film profit (or losses) earned from their respective distribution responsibilities.  Co-productions typically reflect a studio’s desire to mitigate risk on high cost films or to access specific material or talent. We intend to produce occasional larger budget motion pictures and will seek to co-produce any such motion pictures either with a major studio or with one or more other independents.

Both major studios and independents generally incur various third-party participations in connection with the distribution of a motion picture.  These participations are contractual rights of actors, directors, screenwriters, or producers, entitling them to share in net revenue or profits from a particular motion picture. Each participation is different and terms are defined in the agreements governing the participation. Except for the most sought-after talent, participations are generally payable only after revenue collected exceeds all distribution and marketing fees and expenses, direct production costs and financing costs.

Motion Picture Distribution and Acquisition

Motion picture distribution encompasses the exploitation of films in theaters and in post-theatrical markets such as home video, pay-per-view, pay television, broadcast television and other markets.

Motion pictures are generally made available for distribution in markets subsequent to domestic theatrical release as follows:

	Months After Initial U.S. Theatrical Release	Approximate Release Period

International Theatrical	0-6 months	0-12 months
Domestic home video	4-6 months	---
Domestic pay-per-view/video-on-demand	4-6 months	3 months
International home video	6-12 months	---
Domestic pay TV	10-18 months	12-21 months
International television	18-24 months	3-12 years
Domestic network or Basic cable	30-36 months	24-36 months
Domestic syndication	48-70 months	3-15 years

Those of our motion pictures which receive a theatrical release are generally released in the DVD market four to six months after their theatrical release.  We are aware that given the rapidly changing nature of the entertainment industry, these time frames for subsequent releases may soon change.  Some in the industry believe that increased piracy, demand for pay-for-view, and changes in international markets are creating pressure to reduce these time frames.  If these time frames shrink, there will be less time to generate revenues from motion pictures in each of those markets.

Forms of Distribution

Theatrical Distribution

Theatrical distribution of a motion picture involves the licensing of the motion picture to theaters, the manufacture and transportation of release prints or digital hard drives to theaters, and the promotion of the picture through advertising and publicity campaigns.  The size and success of the promotional advertising campaign can materially affect the revenues realized from the theatrical release of a motion picture.  The costs incurred in connection with the distribution of a motion picture can vary significantly, depending on the number of screens on which the motion picture is to be exhibited and the competition among distributors for theaters during certain seasons.

The distributor and theatrical exhibitor generally enter into an arrangement providing for the exhibitor’s payment to the distributor of a percentage of the box office receipts for the exhibition period.  The distributor’s percentage of box office receipts generally ranges from an effective rate of 35% to over 50%, depending upon the success of the motion picture at the box office.  The distributor’s percentage of box office receipts generally decreases the longer a film plays in a theater.  Distributors carefully monitor theater gross receipts to ensure that the exhibitor promptly pays all amounts due.

Many independent production companies will enter into “rent-a-system” arrangements under which a major studio will provide them with distribution services for a percentage distribution fee. These types of arrangements may be entered into before, during or after production of a particular motion picture. While rent-a-system arrangements can allow for a greater release, the costs of such an arrangement can be greater and the margins smaller than in the absence of such an arrangement.  Under rent-a-system arrangements, the independent film company generally is responsible for half to all of P&A costs and the effective rate of the distributor’s percentage of box office receipts is generally less than in the absence of such an arrangement.  Although we prefer to handle our arrangements directly with distributors so that we negotiate terms directly and avoid sharing revenues from these motion pictures with a studio, we entered into a rent-a-system arrangement for the first time with our motion pictures Noise and Deal and may continue to do so with future motion pictures.

Historically, films have typically been released theatrically in international territories between one and three months after initial domestic release.  In recent years, studios have begun to capitalize on global media saturation and are releasing films in many of the larger international territories within the first month following domestic release.  International release patterns depend on local holidays and school schedules as well as the timing of competitive releases.  Generally, our motion pictures have had an earlier release into international markets.

The majority of international theatrical revenue on all motion pictures is earned from Japan, Germany, United Kingdom, France, Spain and Australia.  Live action films are generally dubbed in French, German, Spanish and Italian and subtitled for the smaller territories.   Animated films are dubbed in as many as 25 or more languages.

Home Entertainment

The home entertainment distribution business involves the promotion and sale and/or license of DVDs, and more recently Blu-ray Discs (see below).  Traditionally, such sales or rentals for private viewing occurred at local, regional and national video retailers (e.g., video specialty stores, convenience stores, record stores and other outlets).  More recent forms of motion picture sales and rentals for private viewing, provided by companies like Netflix and Blockbuster, allow subscribers to rent or purchase motion pictures by mail or by direct download onto their computers or televisions.

In order to leverage the advertising and publicity costs associated with theatrical distribution, feature films are generally released in the home video market four to six months after their initial theatrical release. Our motion pictures that receive a theatrical release are generally released in the DVD market within this time frame.

DVD's of feature films may be sold or licensed to domestic wholesalers and retailers for either a sales price or a percentage share of the rental revenue (“revenue sharing”).  Selected titles, including certain direct-to-video programs, are priced significantly lower to encourage direct purchase by consumers.  Direct sale to consumers is referred to as the “priced-for-sale” or “sell-through” market.  Generally, after the rental market, DVD's are re-released on the sell-through market at reduced “sell-through pricing.” Weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally.

While traditional retail, particularly the big box stores such as Wal-Mart, Target, Best Buy and Costco dominate the "sell through" market, Netflix and other non-traditional forms of video distribution are increasing their market share, and represent an increasing and important source of revenue.

Blu-ray

In January 2008, Toshiba withdrew from the HD-DVD player manufacturing business, thus ending its format competition in high definition video with Blu-ay.  According to the Digital Entertainment Group (‘DEG”) a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the many consumer benefits associated with various home entertainment products, including both physical and digital media on a variety of platforms, 2009 sales of Blu-ray Disc playback devices – including set-top box and game consoles – sold through 17.3 million units since launch. Some 4.5 million devices sold in the fourth quarter alone, bringing total units sold to nearly 8 million in 2009. The DEG also announced that Blu-ray Disc hardware sales experienced remarkable growth, with set-tops up an astounding 125% versus first quarter 2009.

The DEG estimates that more than 71 million HDTV sets have been sold to consumers, bringing the number of HDTV households to nearly 48 million. The DEG further estimates that 33% percent of these households have more than one HDTV. An HDTV provides the ideal medium for consumers to enjoy Blu-ray players and achieve the best HD experience.

Blu-ray disc players are available at more than 10,000 storefronts and are marketed by all of the leading manufacturers. There are nearly 80 different Blu-ray playback devices available The DEG also announced that Blu-ray Disc hardware sales experienced remarkable growth in first quarter of 2010, with set-tops up an astounding 125 percent versus first quarter 2009.

As a part of the earnings conference call for the fourth quarter of 2009, Netflix CEO Reed Hastings announced: "Now over 10% of our subscribers are Blu-ray enabled." In other words, over 1.2 million Netflix subscribers now pay the $1-$9 Blu-ray access charge over their monthly subscription rate. This represents over 70% growth year-on-year, despite the 20% rate increase during 2009.

While the motion picture industry as a whole faced tough comparisons to the first quarter of 2009, the home entertainment category performed extremely well in March 2010 compared to March 2009, with consumer spending on home entertainment up two percent for the month, consumer spending on sell-through up four percent, consumer spending on digital up 35 percent, and Blu-ray Disc software sales up a staggering 124 percent. The DEG also noted that the Easter holiday often sees a spike in gift buying, which helped to fuel March sales.

Pay-Per-View, Video-On-Demand

Pay-per-view (“PPV”) television allows cable and satellite television subscribers to purchase individual programs, including recently released motion pictures and live sporting, music or other events, on a “per use” basis.  The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

An evolved form of PPV technology is video-on-demand (“VOD”).  This method of content delivery allows consumers to view a film or television program whenever they choose, “on demand”.  VOD use and revenue is expected to increase due to increased VOD subscriber penetration and the availability of more programming.  We typically tie any PPV or VOD distribution arrangements into distribution arrangements that we make for pay television.

Pay TV

Pay Television allows subscribers to view premium channels such as HBO, Showtime, and Starz/Encore that are offered by cable and satellite system operators for a monthly subscription fee.  The pay television networks acquire a substantial portion of their programming from the major studios.  Most studios have negotiated output agreements with the major subscription pay services whereby the service provider must license for distribution all qualifying film product from the studio for a guaranteed fee typically dependent on domestic theatrical performance. Unless a major studio distributes its motion pictures and decides to include that motion picture in its output arrangements, most independents directly negotiate with pay television networks by individual title, a process that often leads to deal terms that are not as appealing as those offered to major studios with output deals. The initial pay television window for theatrical product generally follows home video availability and precedes broadcast (free) television.  We believe that our motion pictures are well suited for pay television.

Broadcast and Basic Cable Television

Broadcast television allows viewers to receive, without charge, programming broadcast over the air by major networks (ABC, CBS, NBC and Fox), more recently formed networks (CW Network), independent television stations and cable and satellite networks.  In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee.  Broadcasters or cable systems pay fees to distributors for the right to air programming a specified number of times.

Television networks, television stations, and cable and satellite networks generally license films and film packages (consisting of theatrically released feature films and made-for-television movies) pursuant to agreements with distributors or syndicators that allow a fixed number of telecasts over a prescribed period of time for a specified cash license fee or for barter of advertising time.

Pay and cable television services usually license pictures for initial exhibition commencing approximately 10 to 18 months after initial domestic theatrical release or six months after domestic home video release. Although many of our motion pictures are better suited for pay television, we have reached distribution with basic cable television for some of our recent releases.

New Media

While internet and new media have been slow to develop, there are increasing indications that the delivery of motion pictures via the Internet and other non-traditional distribution systems will begin to generate meaningful revenues.  Netflix currently represents a non-trivial portion of total DVD revenues.  Verizon’s FIOS and AT&T’s U-Verse fiber optic distribution offerings have completed their test market phase and are being introduced across the country, with aggressive marketing in major metropolitan areas.

New distribution platforms and business models are being explored in the motion picture and other industries.  Major cellular operators are exploring the delivery of content to cell-phones.  Apple has expanded its iTouch and iPhone platforms to deliver movies via iTunes and will be releasing the iPad platform at the time of this offering.  Consumers can now order movies through their Playstations and Xbox’s.  Cinema Now, Dell and HP are introducing programs which allow consumers to preload movies on their new computers. Amazon.com’s digital service delivers movies, purchased on their Unbox website, directly to the Now Playing list on TIVO players.  Similar services are being introduced by DirecTV and major cable operators.  Hulu – a joint venture of Fox and NBC – is exploring ad-supported revenue models for the delivery of television programs and feature films.

Other Markets

There are multiple sources of revenues from non-theatrical distribution of motion pictures.  The most common are distribution to hotels, airlines, schools, libraries, hospitals and the military.  Soundtrack albums and licensing of rights to perform musical works from film music can be an additional source of ancillary income.  Other revenues may be generated from the licensing of rights to manufacture and distribute games, toys and action figures, clothing and similar commercial articles derived from characters or other elements of a motion picture.  To date, our motion pictures have not generated any significant revenue from these markets.

General Market Information

The principal motion picture industry association, the Motion Picture Association of America or MPAA, collects statistics on the size and composition of the theatrical, video, digital and television markets for the motion pictures distributed by its members, which are generally the six "major studio" distributors.  Accordingly, the information compiled by the MPAA does not reflect information that includes motion pictures similar to those that we have produced if they were not distributed by a major studio and might not be relevant for the purposes of understanding the independent production company industry.  Some of these statistics ("MPAA Data") may be found at www.MPAA.org.  We did not compile the MPAA Data and take no responsibility for its accuracy, or the applicability of this MPAA Data to our business.

Theatrical

●	Worldwide box office for all films reached $29.9 billion in 2009, up 7.6% over 2008. International box office reached $19.3 billion and accounted for 64% of the worldwide total.

●	International box office increased 6.3% in 2009. Asia Pacific saw the largest growth with 12.3% over the previous year.

●
Domestic (i.e., US and Canadian) theatrical box office in dollars increased by 10.1% over 2008 to $10.6 billion and by 20.3% over 2005 numbers. 3D pictures were a key contributor, accounting for $1.1 billion, or 11% of box office.

●	Domestic theatrical admissions increased by 5.5% over 2008 to 1.4 billion, the first increase since 2002. Admissions per capita increased to 4.3, also the first significant increase since 2002.

●
The number of screens in the United States decreased to 39,717 from 40,077 in 2008, with a substantial increase to 7,736 (from 5,659) in screens projecting digital copies of film. The number of worldwide screens stayed relatively constant though the number of digital projections has increased by 86% to 8,669 which now accounts for 55% of all digital screens.

The Digital Entertainment Group (“DEG”) is a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the many consumer benefits associated with various home entertainment products, including both physical and digital media on a variety of platforms. The DEG helps provide information and perspective about the home entertainment industry. Accordingly, the information compiled by the DEG reflects information that includes motion pictures similar to those that we have produced whether or not they were distributed by a major studio. The preponderance of their information is on and ht not be relevant for the purposes of understanding the independent production company industry.  Some of these statistics ("DEG Data") may be found at www.degonline.org  We did not compile the DEG Data and take no responsibility for its accuracy, or the applicability of this DEG Data to our business.

DVD/Blu-Ray

●
The number of United States households owning a television which also own a DVD player in 2009 increased to 92 million (adjusted for households with more than one player). The DEG estimates that 67% of DVD owners have more than one player. The number of United States households owning a television which also own a Blu-Ray disk player jumped by 76% to 17.3 million..

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Total DVD/Blu-Ray unit sales (including units shipped to rental outlets) in the United States decreased to $8.7 billion, down 13% from2008, but Blu-Ray sales  .  In management's opinion this downturn in the overall market can be attributable to a marked increase in the rentals from companies such as Netflix and Redbox.

●
Most Blu-ray Disc consumers are paying between $20 and $30 for titles, marking about a $10 difference between the majority of standard-definition discs bought at $10 to $19.99 pricing, according to the NPD Group. Neither the DEG nor the MPAA issue statistics on the total size of the DVD market in the United States either for rental revenue from consumers, sales to consumers or revenues to distributors from rental and sales outlets.  Management believes that the average wholesale price received by distributors is approximately 60% of retail revenues.

Television

●
Basic and pay cable television connections to all United States households with televisions (112.8 million) decreased to 34.4 million (basic cable) and 34.8 million (pay cable) from, respectively, 35.8 million and 35.6 million in 2006.  However, satellite subscribers increased to 29.6 million households (2007) from 27.4 million households (2006).

OUR BUSINESS

Corporate History and Current Corporate Structure

In September 2004, one of our predecessor companies and an affiliate, SAP, a company owned by Peter Hoffman, our Chief Executive Officer, transferred to us all of its interests in certain motion picture assets, which included (i) 12 completed films, eight of which were co-produced through a joint venture between Seven Arts Pictures Ltd., a UK corporation (“SAPL”) and Fireworks Pictures Inc., and four of which were produced by CineVisions, and (ii) the rights to certain development projects then owned by SAP. SAP, its predecessor CineVisions, and SAPL were founded by our Chief Executive Officer and Director, Peter Hoffman, to produce and license for distribution independent motion pictures, as well as to provide consulting and financing services within the motion picture industry. SAP was incorporated on October 1, 2002 and assumed all the assets and liabilities of CineVisions, which had been incorporated in May, 1992.

On June 11, 2010, our shareholders approved the sale of all of our assets, underlying the ordinary shares of our subsidiaries to a newly formed Nevada Corporation, Seven Arts Entertainment Inc. (“SAE”), which will be the new holding company for all operations described herein. The transfer of assets and the Company’s membership on NASDAQ and issuance of ordinary shares of SAE is expected to be completed by August 31, 2010. We do not believe that this reincorporation will have any material effect on the Company’s business or operation. We believe that a United States holding company which is not a foreign issuer will be in the best interests of our shareholders.

Films Produced and Distributed from 1994-1998

Between 1996 and 1998, our predecessor CineVisions produced and licensed the distribution rights for Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II, and Shattered Image, which were transferred to us by SAP. CineVisions transferred the rights to distribute these films to SAP, which in turn transferred them to us. Subsequently, all rights to 9 ½ Weeks II were transferred by court order to a third-party in final judgment.  We own the copyright to the other motion pictures either directly or through grants of all rights in perpetuity.

Films Produced and Acquired by SAPL and Fireworks

In 1998, SAPL entered into a joint venture agreement for the production and distribution of motion pictures with Fireworks. Fireworks is a subsidiary of CanWest Global Entertainment, Inc., a large diversified Canadian media company.   Pursuant to that joint venture, Fireworks and SAPL produced, acquired and distributed 11 motion pictures (the "Fireworks Pictures"), one of which was returned to the owner and two of which are among the motion pictures now controlled by the Company. The interest in the Fireworks Pictures (but no liability), were also transferred to us in 2004 by SAP.

Through SAPL, Mr. Hoffman produced and acquired Fireworks Rules of Engagement, Onegin, The Believer, Who Is Cletis Tout and American Rhapsody.  These motion pictures are the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film, as described below.

Films Co-Financed by SAPL

Through SAPL, Mr. Hoffman co-financed three motion pictures in conjunction with Fireworks and Paramount.  Of these motion pictures, we claim that one of them, Rules of Engagement, was transferred to us by SAP in 2004. As set out below, this motion picture is the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings.

Our Business Strategy

Our current business strategy is:

•
To finance, produce and distribute two to four motion pictures in-house per year with budgets of between $2 million and $15 million each. As previously stated, certain of these pictures will receive only a limited theatrical release while others will be released more widely.

•
 To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $50 million). We will seek to co-produce such projects with a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of prints and advertising (“P&A”) costs.

•
To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee.

•	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

•
To continue to reduce our financial risk on motion pictures we produce in-house by pre-selling certain rights to distributors prior to and during production, although we recognize that, particularly in the last year, the pre-sale market has become more difficult to access as a film financing tool.

•
To increase our share of distribution revenues by entering into partnerships with theatrical and video distributors, to gain more control over the distribution of our motion pictures and to obtain a greater share of the revenues from distribution of our motion pictures.

•
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

We believe that this is a particularly opportune time to be producing and distributing moderately priced motion pictures as, according to their public announcements, the major studios plan on reducing the number of pictures that they finance and distribute, preferring instead to concentrate resources on a limited number of high-priced, “franchise” productions. In addition, we believe that certain of the most successful independent motion picture companies have either been acquired or are focusing on higher budget films. We believe that these factors will attract exceptional levels of both talent and projects for lower budget motion pictures and independent film companies such as Seven Arts.

We are discussing distribution partnership possibilities in the United Kingdom and Scandinavian territories (Sweden, Denmark, Norway, and Finland) and intend to explore similar distribution opportunities in other territories including the United States.

Our Competitive Strength

Our competitive strengths include:

•
The experience of our management and our relationships with independent motion picture distributors.  Our management has participated in the production and/or distribution of more than one hundred motion pictures since 1986.

•	Our relationships with “key talent” and with independent motion picture distributors around the world.

•
Our attractive profit margins which result from adherence to cost efficient budgets, a low overhead structure, the use of pre-sales to license our motion pictures for a fee to third-party distributors prior to completion of production, and of tax-preferred financing.

•	Our expertise in structuring non-overlapping tax-preferred financings in jurisdictions where such are made available.

Production

Since 1996, we and our predecessors have developed, financed, produced, and licensed 16 motion pictures, primarily with budgets in range of $2 million to $15 million, for domestic and international markets.  While most of our pictures have either received only limited theatrical releases or were released directly to post-theatrical markets, primarily DVD, we believe these pictures have substantial DVD, home video, pay-per-view, and free television potential.  We may produce the occasional higher cost motion picture (production budgets of $30 - $50 million), and if we do so, we will most likely choose to co-produce any such project with a major studio if they guarantee a studio-wide release and provide a commitment to cover a portion or all of P&A costs or with one or more other independent production companies.  The number of pictures that we are able to produce and the size of the budget of those films depend upon the funds available to us.

We receive between 50 and 100 submissions of potential film projects or completed films every year, which generally include a "package" of a screenplay and certain talent elements (e.g. producer, director and cast).  In certain limited cases, we will arrange for the creation of a screenplay and the "packaging" of creative elements.  We commission independent production budgets of certain projects to evaluate the project's suitability for production or distribution.  The pictures we produce are selected according to several key criteria formulated to maximize the profit potential of our films, including the potential to license the worldwide distribution rights to the film for an amount greater than the projected production budget (e.g. a minimum profit margin of at least 20%), the potential for the film to be widely accepted as a “quality” or “good” film, whether the key creative talent, including directors and two most prominent cast members, are likely to be both responsible and artistically gifted in creating the motion picture.  There are no "rules" or specific strategic limitations on our choice of motion pictures to produce.   The decision to move forward with a project is our Chief Executive Officer’s decision based on highly subjective factors.  However, we believe that the vast experience of our management team is critical to this decision-making process.  We will, however, only consider a motion picture with a production cost in excess of $15,000,000 if we are able to manage the risks of production through “pre-sales” or equity contribution to production of that picture.

In 2007, Seven Arts Pictures Louisiana LLC (“SAP LA”), a subsidiary of SAP, acquired real property in New Orleans, Louisiana, which they are in the process of developing as a production and post production facility for motion pictures in Louisiana. Over the past five years, Louisiana has become a popular destination for the production of motion pictures due to very favorable tax incentives. Since 2005, we have produced or acquired the distribution rights to six motion pictures produced under the Louisiana Motion Picture Incentive Act (the “Louisiana Incentives”), which provides substantial transferable tax credits for film production activities in Louisiana accredited to us whether we produce or acquire a motion picture. The Louisiana Incentives provide generally that the producer will receive both a 25% transferable investment tax credit on all film expenditures on Louisiana vendors and a 10% transferable labor tax credit on all expenditures for labor performed in Louisiana by Louisiana residents.  We generally obtain loans during production of a motion picture in Louisiana secured by these tax credits after a “pre-certification” by the Louisiana Film Office that the applicable motion picture qualifies for the Louisiana Incentives.  We are then able to transfer these tax credits at a discount to third parties upon completion of the motion picture, audit by independent accountants of the applicable expenditures and “certification” by the Louisiana Film Office of tax credits payable based on the audited expenditures.  We use the proceeds from the transfer of the tax credits to third parties to repay the loan secured by the tax credits, at which time the lender releases its security interest in the tax credits.  We take advantage of similar refundable (but not transferable) tax credits available for film production expenditures in the United Kingdom, Canada, Ireland, Italy and Hungary.

We expect the post production facility in Louisiana will open for operation by December 31, 2010. When completed, we anticipate that this facility will be leased to our motion picture productions in Louisiana and to other motion picture productions produced by unrelated parties.  In accordance with the Intercompany Agreements any and all such engagements with the Company will be on an arm’s length basis. SAP LA secured a credit facility in the aggregate principal amount of $3,700,000, which has been used to acquire and begin the improvements on the property and SAPLA has increased this credit facility by up to an additional $3,100,000 to complete the facility. This credit facility carries an annual interest rate of 2% plus the Prime Rate as published in The Wall Street Journal. We have guaranteed the amounts that SAP LA borrows under this facility and no additional consideration is provided for this guarantee beyond the existing agreement between SAP LA and us.  We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post production facility. In particular SAP LA has submitted audited expense reports which would generate approximately $4,000,000 in Louisiana Film Infrastructure tax credits $3,000,000 in Louisiana State Rehabilitation tax credits and $3,000,000 in Federal Historic Preservation tax credits.

Licensing of Distribution Rights

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures.  Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee.  The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution (i.e., the cash deposit) and the balance on delivery (i.e., the letter of credit or “bank letter”).  The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period.  After this time, the distribution rights revert back to us and we are then free to re-license the picture.  The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees.  After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory.  In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

Finance

We create a separate finance plan for each motion picture we produce.  Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan.  We utilize "tax-preferred" financing (e.g., tax credits, sale/lease back transactions and direct subsidies), "mezzanine" or "gap" funds, which are senior to our equity and tax-preferred funds, and senior secured financing with commercial banks (e.g. Comerica Bank and First California Bank) or private lenders (e.g., Blue Rider Pictures, A-Mark Entertainment, Parallel Pictures), together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget.  Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture.  We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture (e.g., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures (e.g., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in "non-recourse" financings.

Motion Picture Library

In total we and our predecessors have produced or acquired interests in the following 33 motion pictures to date described below in the table.  We own (directly or through grants of all rights in perpetuity or at least theatrical, video, and television rights) the copyright to each picture designated as "CR" in the table below, which are the pictures produced or co-produced by us, and for all other pictures in table below we own all material and distribution rights in the markets in which we operate for at least all territories outside the United States and Canada for no less than 15 years, which generally are the motion pictures we acquire for distribution only.  Historically, in any financial period a small number of motion pictures have accounted for the vast majority of our revenues generated from our motion picture library. We have lost the right to  manage twelve motion pictures (designated “+” in the table below) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors” p.11.

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka The Pool Boys (CR)	Director: Cast:	J.B. Rogers Matthew Lillard	06/08	scheduled 04/10	n/a

+Asylum (CR)	Writer:	Patrick Marber	05/04	08/05	n/a
	Director:	David MacKenzie
Ian McKellan
	Cast:	Natasha Richardson

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
	Cast:	Robert Patrick
Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	not yet scheduled	4/28/2011
	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka The Black Waters of Echo	Director: Cast:	Gabriel Bologna Robert Patrick	5/09	not yet scheduled	10/26/2027
Pond		Danielle Harris

+ The Hustle	Writers:	David Howard	10/02	12/02	n/a
(CR)		& Michael Capellupo
	Director:	Stuart Cooper
	Cast:	Bobbie Phillips
Robert Wagner

+ I’ll Sleep When	Writer:	Trevor Preston	06/04	06/04	n/a
I’m Dead (CR) (1)	Director:	Mike Hodges
	Cast:	Clive Owen
Malcolm McDowell
Jonathan Rhys Meyers

+ Johnny Mnemonic	Writer:	William Gibson	12/94	05/95	n/a
(CR)	Director:	Robert Longo
	Cast:	Keanu Reeves
Dolph Lundgren

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Knife Edge	Director: Cast:	Anthony Hickox Joan Plowright	06/08	03/10	3/23/2031
Natalie Press

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
	Cast:	Michael Madsen
Elle Travis

The Mesmerist	Writers:	Ron Marasco	06/02	09/02	n/a
& Michael Goorjian
	Director:	Gil Cates, Jr.
	Cast:	Neil Patrick Harris
Jessica Capshaw

Mirror Wars	Writers:	Alex Kustanovich	11/06	07/07	2/3/2011
& Oleg Kapanets
	Director:	Vasily Chiginsky
	Cast:	Armand Assante
Malcolm McDowell
Rutger Hauer

+ Never Talk To Strangers	Writers:	Lewis A. Green	09/95	10/95	n/a
(CR) (1)		& Jordan Rush
	Director:	Peter Hall
	Cast:	Antonio Banderas
Rebecca DeMornay

Night of the Demons (CR)	Director: Cast:	Adam Gierasch Shannon Elizabeth	06/09	not yet scheduled	n/a
Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director: Cast:	Anthony Waller Adrian Paul	06/09	not yet scheduled	n/a
Kate Nauta

+ No Good Deed (CR)	Writer:	Christopher Canaan	05/02	09/03	n/a
& Steve Banancik
	Director:	Bob Rafelson
	Cast:	Samuel L. Jackson
Milla Jovovich

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
Bridget Moynahan
William Baldwin

Pool Hall Prophets aka Shooting Gallery	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
(CR)	Cast:	Freddie Prinze, Jr.
Ving Rhames

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

Radio Free Albemuth	Writer/Director:	John Alan Simon	6/10	NA	6/25
	Cast:	Alanis Morissette

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Morgan Thompson

+ Shattered Image	Writer:	Duane Poole	06/98	12/98	n/a
(CR) (1)	Director:	Raul Ruiz
	Cast:	William Baldwin
Anne Parillaud

+ A Shot At Glory	Writer:	Denis O’Neill	01/02	05/02	9/30/2016
	Director:	Michael Corrente
	Cast:	Robert Duvall
Michael Keaton

+ Stander (CR)	Writer:	Bima Stagg	10/03	08/04	n/a
	Director:	Bronwen Hughes
	Cast:	Thomas Jane
Deborah Unger

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
	Director:	Nurbek Egen
	Cast:	Natasha Regnier
Bolot Tentimyshov

(1)  Indicates a motion picture for which we do not own the distribution rights in the United States and Canada.

MANAGEMENT

The following sets forth the name and position of each of our directors and executive officers:

Name	Position	Age	Date First Elected or Appointed	Date of Expiration of Current Term (1)
Hubert Gibbs	Chairman, Director	51	April 9, 2010	November 15, 2011
Peter Hoffman	CEO, Director	60	September 2, 2004	November 15, 2011
Michael Garstin	President/CFO, Director	62	July 1 2008	November 15, 2010
Kate Hoffman	COO, Director	33	February 26, 2008	November 15, 2010
Michael Hamilton	Director	62	June 28, 2010	November 15, 2011
Julia Verdin	Director	47	January 3, 2007	November 15, 2012
Anthony Hickox	Director	44	January 3, 2007	November 15, 2012
Elaine New	Director	50	January 11, 2007	November 15, 2012

(1)           Directors serve for three years.

The Directors served in their respective capacities since their election and/or appointment and will serve until the next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with the Articles of Association.

The senior management serves at the pleasure of the Board of Directors.

No director and/or senior management had been the subject of any order, judgment, or decree of any governmental agency or administrator or of any court or competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation of which he is a director and/or senior management, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any corporation of which he is an officer or director from engaging in or continuing any conduct/practice/employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business or of theft or of any felony.

The experience and qualifications of the directors and senior management for at a minimum the last five years are as follows:

The Honorable Hubert Gibbs has been our Chairman and one of our directors since April 9, 2010. After graduating from Oxford University in 1981, Mr. Gibbs started his career as an editor, reader and translator at Quartet Books UK. Subsequently he worked as a stock market analyst with Banque Bruxelles Lambert and then as an independent communications entrepreneur responsible for starting up various companies including Instlang.com which was sold to market leader SDL in 1999. Most recently Mr. Gibbs has been involved in financing and producing independent films, including As Good as Dead, and The Killing Jar. Mr. Gibbs managed the family estate, Tyntesfield until it was taken over by the National Trust in 2002.

Peter Hoffman has been our Chief Executive Officer and one of our directors since September 2004 and is also our founder.   Mr. Hoffman took over as Chairman on December 31, 2009 following the death of previous chairman Anthony Bryan but resigned that position on election of Hubert Gibbs as Chairman. Under Mr. Hoffman’s direction, we and our predecessors have produced and or distributed over thirty features since our inception including: Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II and Shattered Image.   As our CEO, his responsibilities include, among others, the selection and production of motion pictures, strategic planning, business development, operations, financial administration, accounting, and reporting to the Board of Directors. Mr. Hoffman was previously President and CEO of Carolco Pictures.  He was directly involved at Carolco in the production of a large slate of independent motion pictures, including Terminator 2, Basic Instinct, Total Recall, and Rambo III. Mr. Hoffman is a graduate of the Yale Law School and has participated as a lawyer and executive in numerous financial and tax-preferred financings for more than twenty-five years.  Mr. Hoffman is the father of Kate Hoffman, our Chief Operating Officer and our Executive Director.

Michael Garstin has been our President and one of our directors since June 2008, and our Chief Financial Officer since January 14, 2010.  As our president, his responsibilities include strategic planning, business development, financial administration and fundraising. As our Chief Financial Officer, his responsibilities include overseeing financial administration, preparing accounting and financial statements, liaising with auditors, accountants, and financial community/shareholders; and preparing, paying and organizing our expenses, taxes, and activities, and ensuring our compliance with all financial statutory and regulatory requirements. He began his career as a Lending Officer at Chase Manhattan Bank, then joined Filmways Corp., later renamed Orion Pictures, as a Board Director and Chief Financial Officer.  Subsequently, he returned to Wall Street and worked as a Senior Managing Director and Head of the Media & Entertainment Group at Bear Stearns & Co., during which time he provided advice to and helped raised capital for a number of independent film companies, including Carolco Pictures, on whose Board of Directors he served for a number of years. He later ran the New York Investment Banking departments for both Daniels & Associates and CEA and worked as a Managing Director at Gleacher & Co., and at SMH Capital.

Michael Hamilton has been a director since June 28, 2010. He received a B.Sc. in accounting from St. Francis College and worked at Price Waterhouse Coopers (“PWC”) for more than thirty years where he ultimately became the Partner in Charge of the firm’s utility audit and tax practice. In addition he was the audit engagement partner for a number of his firm’s largest energy and utility audit clients. He is an expert in the application of GAAP, rules and regulations of the SEC and generally accepted auditing standards. He is an expert on the requirements of the Sarbanes Oxley Act. After his retirement from PWC in 2003 he was a Senior Managing Director at FTI Consulting. His current positions include Chairman and CEO of MMC Energy Inc., a publicly owned company currently in a state of liquidation, Non-Executive Chairman of MX Energy Inc., a retail gas and electric marketing company, and Chairman of the Audit Committee of Vulcan Power Company, a geo-thermal energy developer in Nevada.

Julia Verdin has been a director since January 2007. She is an independent film producer. Ms. Verdin produced Stander, directed by Bronwen Hughes, was an Executive Producer on Merchant of Venice, directed by Michael Radford and starring Al Pacino, Jeremy Irons and Joseph Fiennes and a co-producer on Riding the Bullet, based on a Steven King story which was directed by Mick Garris and stars David Arquette, Jonathan Jackson, Erika Christensen and Barbara Hershey.

Anthony Hickox has been a director since January 2007.  He is a film director, writer and producer.  Mr. Hickox wrote and directed his first film, Waxworks at the age of 21.  Mr. Hickox was involved in the production of or direction of Sundown, Warlock: Armageddon; Children of the Corn, Turn of the Screw; Carnival of Souls, and Hellraiser 3: Hell on Earth.

Elaine New was our Chief Financial Officer and a director from January 2007 until July 31, 2009 and remains a non-executive director. She is Cambridge University educated and is a Price Waterhouse (London) qualified Chartered Accountant.  Elaine has been in the media industry for the last ten years as Finance Director of Metrodome Group plc, a UK film distributor.  Ms. New was previously engaged as Financial Controller of Harrods International, helping to establish an airport retailing arm, and as Commercial Director of Outfit, a new division of Sears Womenswear Ltd that she helped to create in the latter part of the 1990s.  Ms. New was on the Executive Committee of The Quoted Companies Alliance for almost three years helping represent small to mid-cap companies listed both on AIM and the main list of The London Stock Exchange.

Kate Hoffman has been our Chief Operating Officer and a director since February 2008.  As our COO, her responsibilities include supervising the production of motion pictures and licensing and delivering our motion pictures to third parties. She began her career at the age of 17 as an intern for Hollywood casting directors, Mary Vernieu and Risa Gramon-Garcia.  Ms. Hoffman then worked for film agent Mort Viner at International Creative Management until his retirement when she joined our predecessors in 1998.  She has managed the development, production and delivery of films including The Believer, No Good Deed, Stander, and Asylum.  In addition to her production responsibilities, Ms. Hoffman is responsible for international distribution, acquisitions and film financing. Ms. Hoffman is the daughter of Peter Hoffman, our Chief Executive Officer and a Director.

Compensation

Since February 15, 2009, our compensation policies with respect to our Directors and executive officers are established, administered, and the subject of periodic review by our Independent Directors in accordance with the NASDAQ Marketplace Rules. Total compensation accrued and/or paid (directly and/or indirectly) to the Directors and senior management during the fiscal year ended June 30, 2009 was $1,084,808. We have a Compensation Committee, consisting of Mr. Gibbs, Mr. Hickox, and Mr. Hamilton, all three Independent Directors, that reviews and approves all employee compensation and bonuses.

Fiscal Year Ended June 30, 2009	Annual Compensation			Long-Term Compensation
				Awards		Payouts
Name	Salary ($)	Bonus ($)	Other Annual Compen sation ($)	Securities Under Option/ SAR’s Granted (#)	Shares/ Units Subject to Resale Restrictions ($)	LTIP Pay outs ($)	All Other Compensation ($)
Peter Hoffman	500,000	-	-	-	-	-	-
Elaine New	247,500
Kate Hoffman	85,800	-	-	-	-	-	-
Michael Garstin	200,000		-	-	-	-	-
Other Directors as a Group	94,625	-	-	-	-	-	-

Stock Options

Stock Option Grants from Inception to June 30, 2009

Name	Number of Options Granted	% Of Total Options Granted on Grant Date	Exercise Price per Share	Grant Date	Expiration Date	Mkt. Value of Securities Underlying Options on Date of Grant
Michael Garstin	100,000	100%	$1.54	6/1/2008	6/1/2013	$1.54
Michael Arata(1)	10,000	100%	$1.54	6/1/2008	6/1/2013	$1.54
Tony Hickox	10,000	100%	$2.29	2/7/2007	2/7/2012	$2.29
Julia Verdin	10,000	100%	$2.29	2/7/2007	2/7/2012	$2.29
Elaine New	10,000	100%	$2.29	2/7/2007	2/7/2012	$2.29
Chris Bialek(2)	10,000	100%	$2.29	2/7/2007	2/7/2012	$2.29
Philip Kendall	20,000	100%	$1.46	9/30/2008	9/29/2013	$1.46
Other Employees	60,000	100%	$1.55	11/7/08	11/7/13	$1.55
Total Granted	230,000
Total Outstanding	220,000

(1) On November 5, 2009 Michael Arata exercised all 10,000 of these options.
(2) On December 1, 2009 Chris Bialek exercised all 10,000 of these options.

In addition, we have granted stock options in the following amounts to the following persons in connection with financing services provided by them:

Name	Number of Options Granted	Exercise Price Per Share		Market Value of Securities on Date of Grant		Grant Date	Expiration Date
Blue Rider Finance/ Robert Oppenheim(1)	50,000		$1.125		$1.463	Jan. 22, 2008	Jan. 23, 2011
Trafalgar Capital Specialized Investment Fund(2)	160,000 60,000	$ $	1.013 1.013	$ $	1.463 1.988	Jan. 31, 2008 Oct. 30, 2008	Jan. 30, 2013 Oct. 30, 2013
Total Granted	270,000
Total Outstanding	37,500

(1) On October 21, 2008 Robert Oppenheim exercised 12,500 options.
(2) We terminated all 220,000 stock options granted to Trafalgar in October 2008 in return for 34,000 restricted ordinary shares.

Change of Control Compensation

We have now and have had in all periods described no plans or arrangements in respect of compensation received, or that may be received, by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds US$60,000 per senior manager other than those set out in Peter Hoffman’s Employment Agreement.  Pursuant to the Employment Agreement, if we terminate Peter Hoffman without cause, we shall be entitled to pay SAP a lump sum of approximately $1,500,000 and assign to Mr. Hoffman all projects in development during the term of his employment.

Other Compensation

No senior management director received “other compensation” in excess of the lesser of US$25,000 or 10% of such officer's cash compensation, and senior management and Directors as a group did not receive other compensation which exceeded US$25,000 times the number of persons in the group or 10% of the compensation.

Bonus/Profit Sharing/Non-Cash Compensation

Except for the stock options discussed above, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to some of our directors or senior management, except that our Board has adopted a bonus plan substantially in the following form:

1.
Compensation Committee will recommend amount of bonus pool each year, which will be 10% of pre-tax profits for the prior fiscal year.  The CEO and the Compensation Committee will decide recipients of project-related awards and amounts.

2.	In future years, comparisons will be made to peer groups in the motion picture industry.

3.	There will be two types of annual bonuses:
(a) Those related to the overall management of our company
(b) Those related to performance on specific projects

4.	Managers in bonus pool:
(a)  Peter Hoffman (Chairman/CEO)
(b)  Michael Garstin (President/CFO)
(c)  Kate Hoffman (COO)
(d)  Elaine New

5.	Management bonuses as follows:
		CEO	Management	Project Related
	Company Results	40%	25%	15%
	Individual Objectives	10%	30%	50%
	Subjective	20%	20%	25%
	Share Performance	30%	25%	10%

6.	Individual objects for Management will be agreed by the Board.

7.	Criteria include individual contributions to our overall profits.

Seven Arts Employee Benefit Trust

We established the Seven Arts Employee Benefit Trust (“EBT”) to acquire 3,000,000 of our preference shares from Armadillo Investments plc in a transaction described in “Certain Related Transactions” below. The EBT has converted all of these preference shares into 2,400,000 ordinary shares. EBT has granted an option to a third-party investment adviser to acquire 50,000 ordinary shares.

EBT is governed by a Trust Deed that we entered into with the trustee.  Under the Trust Deed, we have the power to remove the trustee and to replace it with one or more trustees of our choosing.  The Trust Deed also restricts the trustee from voting our ordinary shares held by EBT without our approval.  All cash and ordinary shares owned by EBT are held by EBT for the benefit of our employees. Any distributions by EBT will be approved by the trustees and are expected to be made to our executive management as part of our bonus plan described above.

Pension/Retirement Benefits

No funds were set aside or accrued by us during fiscal 2009 to provide pension, retirement or similar benefits for directors or senior management.

Executive Employment Agreements

SAP has an employment agreement with Peter Hoffman pursuant to which he will act as our CEO until December 31, 2013. Upon acquisition of control of our company, we entered into a contract with the SAP to secure Mr. Hoffman's services solely to us and our subsidiaries as our CEO.  In connection with that employment agreement, we have granted Mr. Hoffman

•	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

•	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by us or any motion picture produced by us during his employment,

•	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

•
a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

We have an employment agreement with Michael Garstin pursuant to which he will serve as our President until December 31, 2013 at a salary of $200,000 per year plus bonuses and expenses.

We have an employment agreement with Kate Hoffman pursuant to which she will act as our COO ad infinitum at a salary of $85,000 per year plus bonuses and expenses. Ms. Hoffman’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

All of the employment agreements grant us a right to injunctive relief if the respective employee breaches the agreement.  With the exception of Ms. Hoffman’s agreement, the employment agreements do not contain “non-compete” clauses.

Director Compensation

Any Director who is not part of the executive management will receive approximately $2,250 (£1,500) per meeting attended.

Board of Directors Committees

We have an Audit Committee, which recommends to the Board of Directors the engagement of our independent auditors and reviews with the independent auditors the scope and results of our audits, our internal accounting controls, and the professional services furnished by our independent auditors. The current members of the Audit Committee are Mr. Hamilton (Chair), Mr. Gibbs and Mr. Hickox.  The Audit Committee did not meet separately in the fiscal period ended June 30, 2009, but met separately with the Company’s Auditors to review the year-end financial statements and the audit process.

Our Compensation Committee (Mr. Gibbs, Mr. Hickox and Mr. Hamilton) and Nominating Committee (Mr. Gibbs, Mr. Hickox and Mr. Hamilton) are made up of three of our independent directors.

Management has determined that we are in compliance with The Combined Code of Corporate Governance of the United Kingdom, Sections A and B of which stipulate that the Remuneration Committee be comprised of at least two members and that they be non-executive and that the Nominating Committee be comprised of a majority of non-executive directors

All Committees of the Board are organized pursuant to our Board of Directors Memorandum and resolutions of the Board of Directors. The terms of reference of each committee are based on the subject matter jurisdiction of each Committee. The Compensation Committee reviews and approves all employee compensation and bonuses. The Nomination Committee proposes candidates for election to our Board of Directors.

All meetings of each Committee are on an ad hoc basis, decisions are made by majority vote and all decisions are reported to the full Board of Directors for approval.

Employees

As of June 30, 2009, Seven Arts had 14 employees and independent contractors, providing full time services. Our affiliates employ many part time employees for production of our motion pictures, but we do not engage temporary employees on any regular or material basis. We are not signatory to any labor union collective bargaining agreements, but our affiliates in the United States are signatory to the current Writer’s Guild of America, Directors Guild of America and IATSE Low Budget Agreements and have in the past been signatory to the Screen Actors Guild Agreement. Our employees have ranged from a low of six to a high of fourteen over the last three fiscal years.

PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

The following table sets forth, as of April 30, 2010 certain information regarding the beneficial ownership of our ordinary shares and preference shares by each person or entity known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares, each of our directors and executive officers, and all of our directors and executive officers as a group.  None of the owners of our ordinary shares have any different voting rights than any other owner of ordinary shares.  Owners of preference shares have no voting rights.  See “Description of Securities.”  All preference shares are held in the United Kingdom.  All ordinary shares are held on our share register in the United Kingdom, but as of June 30, 2010 36% of our ordinary shares are held also on our share register in the United States.

		Prior to the Offering		After the Offering(1)			After the Over-Allotment Option(1)
Name of Beneficial Owner	Address of Beneficial Owner	Amount of Beneficial Ownership(2)	Percent of Class	Amount of Beneficial Ownership(2)	Percent of Class		Amount of Beneficial Ownership(2)	Percent of Class
Seven Arts Pictures Inc.(3)	6121 Sunset Blvd, Hollywood, CA 90028	1,607,000	21.5%	1,607,000%				1,607,000%
Seven Arts Employee Benefit Trust(4)	38 Hertford Street, London, W1J 7SG	2,400,000	32.1%	2,400,000%				[-- ] %
Langley Park Investment Trust PLC(5)	30 Finsbury Square, London, EC2P 2YU	1,657,627	22.2%	1,657,627%				1,657,627%
ApolloMedia GmbH & Co. Filmproduktion KG(6)	Candidplatz 11, 81543 Munich, Germany	700,000	9.4%	0	0%			0	0%
Trafalgar Capital Investment Fund (7)	8-10 Rue Mathias Hardt, BP 3023, Luxembourg L-1030	724,000	9.7%	724,000				724,000	(8)
Michael Garstin(4) (9)	6121 Sunset Blvd, Hollywood, CA 90028	100,000	1.3%	100,000%				100,000%
Elaine New(9)	38 Hertford Street, London, W1J 7SG	10,000	(8)	10,000		(8)		10,000	(8)
Anthony Hickox(9)	6121 Sunset Blvd, Hollywood, CA 90028	10,000	(8)	10,000		(8)		10,000	(8)
Julia Verdin (9)	6121 Sunset Blvd, Hollywood, CA 90028	10,000	(8)	10,000		(8)		10,000	(8)
Other Employees (9)		60,000	(8)	60,000		(8)		60,000	(8)
All Officers and Directors as a Group		1,737,000	23.2%	1,737,000%				1,737,000%

Total 5% Holders		7,088,627	94.8%	6,388,627%				[-- ] %

(1)
Assumes (i) 700,000 ordinary shares are returned to us immediately upon completion of the offering for the repayment of indebtedness, and (ii) the underwriters’ representative does not exercise warrants to purchase up to 125,000 of our ordinary shares.

(2)
Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities and includes shares underlying convertible debentures, warrants and options that have been issued, granted and have vested and not been exercised and shares underlying options that will vest within the next 60 days only in respect to any person listed in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all ordinary shares shown as beneficially owned by him/her.

(3)
Peter Hoffman controls approximately 70% of the voting stock of SAP, and is a beneficial owner of our ordinary shares held by Seven Arts Pictures Inc.  This total does not include 700,000 ordinary shares pledged to ApolloMedia and over which ApolloMedia has dispositive control.  We intend to use the proceeds from the offering to pay a settlement amount with ApolloMedia upon the occurrence of which these 700,000 shares will be returned to us (see “Use of Proceeds”).

(4)	Under the terms of the Trust Deed establishing the Seven Arts Employee Benefit Trust, EBT is to abstain from voting any of our shares that it holds unless we determine otherwise.

(5)	Includes 700,000 ordinary shares underlying convertible redeemable debentures

(6)
Represents 700,000 ordinary shares pledged by SAP and over which ApolloMedia has dispositive control. We intend to use proceeds from this offering to pay a settlement amount to ApolloMedia upon which time SAP and ApolloMedia have agreed that such ordinary shares would be returned to us.

(7)	Represents 374,000 ordinary shares, and up to 350,000 ordinary shares underlying the balance of a term loan.

(8)	Less than one percent.

(9)	Represents ordinary shares underlying vested options.

CERTAIN RELATED TRANSACTIONS

We have entered into several agreements and arrangements with Seven Arts Pictures Inc. ("SAP"), an entity that owns approximately 18.1% of our ordinary shares including ordinary shares transferred to third parties in pledges, whose majority beneficial shareholder is our Chief Executive Officer, Peter Hoffman.  These transactions include:

●
Upon acquisition of control of our company by SAP in September 2004, we entered into an agreement with SAP under which SAP provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP to us at cost.  Pursuant to two intercompany agreements, SAP also from time-to-time has and will own limited liability companies in the United States which distribute our motion pictures for a fee, with all profits ensuing to our benefit. These companies may also provide other services to us at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which are reflected in our financial statements.  These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of our business. SAP has assigned to us any proceeds arising from services performed by SAP on our behalf. We have granted SAP the power and authority to enter into agreements on our behalf. SAP is not to take any actions on our behalf without our approval.

●
Because we do not have a working capital line of credit, SAP directly or through various Louisiana limited liability companies of which it is managing member, have from time-to-time made non-interest bearing advances to us or our subsidiaries, when we have been unable to collect our receivables on a timely basis.  All advances have been for customary working capital purposes and total $1,288,023 as of April 30, 2010, $1,118,598 as of June 30, 2009, $2,794,727 as of June 30, 2008 and $2,049,405 as of March 31, 2008.  SAP has pledged an interest in its shares of the Company’s stock to secure certain SAP indebtedness.

●
Together with SAP, we entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Filmproduktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander upon acquisition of control of our company by SAP.   The Settlement Agreement fully releases us and our subsidiaries from any liability to ApolloMedia in exchange for a payment of $1,650,000 to be made by SAP. In connection with the SAP’s payment obligation of the settlement amount to ApolloMedia, we issued 700,000 ordinary shares to SAP which SAP immediately pledged to ApolloMedia to secure SAP’s obligations under the settlement agreement. SAP has agreed that it will (1) return to us all ordinary shares in excess of 400,000 not necessary to satisfy SAP’s obligations to ApolloMedia and (2) deliver to us from SAP’s ordinary shares, any ordinary shares in excess of 400,000 in fact sold by SAP to satisfy the indebtedness to ApolloMedia under the settlement agreement.   The shares pledged to ApolloMedia will be sold by it as necessary for ApolloMedia to derive net proceeds of $1,650,000, and any pledged shares remaining after such sale will be returned to us.

We have entered into several agreements and arrangements with Seven Arts Pictures Louisiana LLC (“SAPLA”), an entity that is 60% beneficially owned by SAP. These transactions include:

●
A guarantee that we provided to SAPLA to cover its indebtedness under a Credit Agreement that SAPLA entered into with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”), dated October 11, 2007, for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility is $3,700,000, all of which was drawn down as of June 30, 2009. SAPLA has entered into a term sheet with Ad Cap for additional financing necessary to complete this facility up to an additional $3,100,000. We expect this facility will be completed for a cost not to exceed $1,500,000.We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post production facility. In particular SAPLA has submitted audited expense reports which would generate approximately $4,000,000 in Louisiana Film Infrastructure tax credits $3,000,000 in Louisiana State Rehabilitation tax credits and $3,000,000 in Federal Historic Preservation tax credits.

●
A distribution agreement that we entered into with SAPLA later assigned by SAPLA to Seven Arts Pictures Louisiana (Equicap) LLC (“SAPLA Equicap”) pursuant to which we granted SAPLA the right to distribute our motion pictures in return for a distribution fee of 20% of the revenues generated from these films, SAPLA and SAPLA Equicap is obligated under the intercompany agreements described above to pay and has permitted us to retain 100% of all such distribution fees.

We have secured an $8,300,000 loan (the "Arrowhead Loan") owed by Seven Arts Future Flow I (“SFF”), an entity that is beneficially owned by SAP, with liens on twelve motion pictures.  SFF borrowed these funds from Arrowhead Target Fund Ltd. ("Arrowhead") in February 2006, at an interest rate of 15% per annum. Our purpose was to obtain these funds to retire certain motion picture production loans then outstanding and for general corporate purposes. Although the loan is secured by certain assets of Seven Arts Future Flows I, LLC, the Company is not required to repay the Arrowhead Loan from any of our other assets or revenues. Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that we no longer control the licensing of these motion pictures. (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” for a description of the Arrowhead Loan).

Arrowhead has also advised us that it believes that we are liable for any deficiencies that may arise from SFF not meeting its obligations under the loan agreement. While Arrowhead has not made a formal claim against us, we believe we have no obligation to guaranty SFF’s financial performance under the loan agreement and should Arrowhead make a demand, we intend to vigorously defend our position. Due to the uncertainly of the potential claim, we cannot at this time predict the ultimate outcome  of  this unasserted claim, if any , that may occur and could have a material adverse effect on our business, financial condition and results of operations.

The Seven Arts Employee Benefit Trust (“EBT”) currently owns approximately 31% of our outstanding ordinary shares (see “Management – Compensation – Seven Arts Employee Benefit Trust” for a description of EBT). We advanced a loan at a nominal rate of interest of totaling approximately £2,300,000 to EBT consisting of approximately £1,500,000 cash and 1,600,000 ordinary shares of Armadillo Investments plc (“Armadillo”). On October 30, 2008, the Seven Arts Employee Benefit Trust acquired 3,000,000 of our convertible preference shares from Armadillo for £1,500,000, payable in three equal installments of £500,000 each on execution, and six months and twelve months thereafter, and for a return to Armadillo of 1,600,000 ordinary shares of Armadillo. We have guaranteed the remaining two payments aggregating approximately £1,000,000 at current exchange rates due to Armadillo, but have not yet advanced these sums to EBT which is therefore in default on both payments. We will advance this amount to EBT from the proceeds of this offering and EBT will in turn pay this amount to Armadillo, thereby fully settling the mounts due. The additional advance to EBT will increase our total advance to approximately £2,300,000 (“Trust Loan”). On November 20, 2008, EBT converted 2,500,000 of these preference shares into 2,000,000 of our ordinary shares. On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 340,000 ordinary shares. Trafalgar agreed to convert £340,000 of their remaining debt into 340,000 shares of common stock, subject to a put to our Company for like amount, reducing the balance due to Trafalgar to approximately £350,000.

Together with SAP, we have guaranteed a $4,000,000 loan of December 17, 2007 between Palm Finance Corporation and Gone To Hell Ltd., a company controlled by our Chief Operating Officer and Director Kate Hoffman.  The loan was made exclusively to finance our motion picture Nine Miles Down and is secured by the distribution rights to that motion picture.  The loan carries an annual rate of interest of 15% and became due on June 30, 2009. We have entered into a forbearance agreement with Palm extending the due date of this loan to June 30, 2010 and are negotiating for an additional extension to December 31, 2010.

We entered into a loan and security agreement dated 15 January, 2009 in the amount of $750,000 as a borrower together with SAP and certain limited liability companies controlled by SAP in connection with the production of our motion picture Night of the Demons (“NOTD”).  The loan was made to finance NOTD and is secured by the distribution rights to NOTD.  The loan bears an annual rate of interest of ten percent (10%) per annum.  The loan became due on or about March 31, 2010 and is being repaid from distribution revenues of NOTD

We engage as employees, Kate Hoffman, who is the daughter of Peter Hoffman, our Chief Executive Officer, and Patrick Garstin, who is the son of Michael Garstin, our President.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our ordinary shares have traded in the past five years on several different markets.  Starting in February of 2009, our shares have been quoted on the NASDAQ Capital Market under the symbol “SAPX”.  Starting in March of 2008 and continuing until February 12, 2009, our shares have been quoted on the Over-the-Counter Bulletin Board under the symbol “SAPxf”. Our ordinary shares traded on the Alternative Investment Market in London, England from September 2004 until February 2007 under the symbol “SAPP”. Our ordinary shares were listed on the PLUS Market in London, England starting in April 2007 under the symbol “SAPP”.  We notified our shareholders of our decision to de-list our ordinary shares on the PLUS Market on February 25, 2009 and this de-listing was approved by the shareholders at an extraordinary general meeting on March 16, 2009 and the de-listing was effective on March 24, 2009.

The following tables set out the high, low and closing sales prices on the AIM, on the PLUS Market, on the Over-The-Counter Bulletin Board and on the NASDAQ Capital Market for the periods indicated in those tables.

NASDAQ Capital Market
Ordinary Shares Trading Activity

Period	High (dollars)	Low (dollars)	Price at Period End (dollars)
Month Ended
June 30, 2010	$1.98	$1.45	$1.59
May 31, 2010	$2.05	$1.70	$1.75
April 30, 2010	$3.00	$2.05	$2.05
March 31, 2010	$2.93	$1.95	$2.93
February 28, 2010	$2.75	$2.06	$2.25
January 31, 2010	$3.25	$2.50	$2.70
December 31, 2009	$3.24	$1.65	$2.54
November 30, 2009	$4.93	$3.03	$3.03
October 31, 2009	$5.20	$3.62	$4.80
September 30, 2009	$5.11	$3.25	$5.11
August 31, 2009	$4.29	$2.61	$3.75
July 31, 2009	$3.10	$2.60	$2.61
June 30, 2009	$5.97	$3.90	$3.95
May 31, 2009	$6.75	$5.00	$6.00
April 30, 2009	$7.00	$6.25	$6.60
March 31, 2009	$7.60	$5.25	$6.90
February 28, 2009 (1)	$6.75	$5.05	$5.60
Fiscal Quarter Ended
June 30, 2010	$3.00	$1.45	$1.59
March 31, 2010	$3.25	$1.95	$2.93
December 31, 2009	$5.20	$1.65	$2.54
September 30, 2009	$5.11	$2.60	$5.11
June 30, 2009	$7.00	$3.90	$3.95
March 31, 2009 (1)	$7.60	$5.05	$6.90
Fiscal Year Ended
June 30, 2010	$5.11	$1.45	$1.59
June 30, 2009	$7.60	$3.90	$3.95

(1) We began trading on the NASDAQ Capital Market on February 13, 2009.

Over-the-Counter Bulletin Board Market
Ordinary Shares Trading Activity

Period	High (dollars)	Low (dollars)	Price at Period End (dollars)
Month Ended
February 2009 (through February 11, 2009) (1)	$6.75	$5.25	$6.25
January 31, 2009	$12.50	$4.00	$6.50
December 31, 2008	$9.35	$7.25	$8.00
November 30, 2008	$9.60	$5.50	$9.60
October 31, 2008	$9.25	$5.80	$8.98
September 30, 2008	$5.75	$2.25	$5.75
August 31, 2008	$2.50	$0.55	$2.50

Fiscal Quarter Ended
December 31, 2008	$9.60	$5.40	$8
September 30, 2008	$5.75	$0.55	$5.75
June 30, 2008 (2)	$2.50	$1.80	$2.30
March 31, 2008	$2.10	$2.00	$2.10

(1) We ceased trading on the Over-the-Counter Bulletin Board on February 11, 2009.

(2) The information for the 2008 fiscal year only includes data from March 2008 through June 2008 as our ordinary shares only began trading on the Over-the-Counter Bulletin Board in March of 2008.

The following represents historic trading on the Alternative Investment Market (AIM) (through February 2007) and the PLUS Market (through March 2009). We have de-listed our ordinary shares from both markets and do not believe that historic trading on these two exchanges are indicative of current or future trading on NASDAQ Capital Market, our sole current exchange.

PLUS Market
Ordinary Shares Trading Activity

Period	High (pence) (1)	Low (pence) (1)	Price at Period End (pence) (1)
Month Ended
March 2009 (to March 24, 2009) (2)	145	95	145
February 28, 2009	105	105	105
January 31, 2009	107.5	105	105
December 31, 2008	117.5	107.5	107.5
November 30, 2008	132.5	117.5	117.5
October 31, 2008	142.5	122.5	132.5
September 30, 2008	142.5	97.5	129.3
August 31, 2008	97.5	57.5	67.25

Fiscal Quarter Ended
December 31, 2008	142.5	107.5	107.5
September 30, 2008	142.5	57.5	142.5
Ended June 30, 2008	107.5	102.5	102.5
Ended March 31, 2008	97.5	92.5	92.5
Ended December 31, 2007	127.5	102.5	102.5
Ended September 30, 2007	122.5	112.5	122.5
Ended June 30, 2007	127.5	147.5	147.5

Fiscal Period Ended
June 30, 2008	127.5	57.5	67.25

(1) The approximate UK pound/dollar exchange rate as of December 31, 2008 was 1:1.5.

(2)  We ceased trading on the PLUS Market on March 24, 2009.

Alternative Investment Market
Ordinary Shares Trading Activity

Period	High (pence)	Low (pence)	Price at Period End (pence)
Fiscal Year Ended
March 31, 2007 (1)	247.5	50	147.5
March 31, 2006	100	62.5	62.5
March 31, 2005	175	95	95
March 31, 2004	337.5	87.5	175

(1) The information for the 2007 fiscal year only includes data from April 1, 2006 to February 19, 2007 as our ordinary shares ceased trading on the AIM Market on February 19, 2007.

DESCRIPTION OF SECURITIES

General

Our authorized share capital consists of 102,636,800 ordinary shares, par value of £0.25, 6,000,000 convertible preference shares par value of £1.00, and 13,184,000 deferred shares, par value of £0.45 each.

As of the date of this prospectus, 7,477,300 ordinary shares are issued and outstanding, 500,000 preference shares are issued and outstanding and no deferred shares are issued and outstanding.

Trades of Ordinary Shares

The ordinary shares traded on the Alternative Investment Market in London, England until February 16, 2007 and were listed on the PLUS Market in London, England until March 24, 2009.  The Company's ordinary shares were admitted for trading on the Over The Counter Bulletin Board market on March 4, 2008 under the symbol SAPxf; and as of February 12, 2009 are now listed for trading on the NASDAQ Capital Market under the symbol SAPX.

Redeemable Debentures

Langley Park Investment Trust PLC (“Langley”) has converted as of December 31, 2008, 1,250,000 of its convertible redeemable debentures (“Debentures”) into 1,000,000 ordinary shares, which are included in the ordinary shares outstanding as of December 31, 2008.  Langley’s remaining Debentures have a face value of £1,750,000 (approximately $3,432,500 at the exchange rate prevailing at the time of the financing) and are convertible into an aggregate of 700,000 ordinary shares. There is no due date or required due date on our Debentures. The Debentures rank junior to all our indebtedness and senior only to our ordinary or preference shares.

Redeemable Preference Shares

Our convertible redeemable preference shares and their terms of issuance are discussed above in Management’s Discussion and Analysis of Financial Condition and Results of Operation. All the convertible redeemed preference shares formerly owned by Armadillo Investment plc, were sold to the Seven Arts Employee Benefit Trust on October 30, 2008 as indicated in Certain Related Transactions. On November 20, 2008, EBT converted 2,500,000 of these preference shares into 2,000,000 ordinary shares and on May 25, 2010 the EBT converted the remaining 500,000 preference shares into 400,000 ordinary shares.

Description of Ordinary Shares

The following is a description of our ordinary shares, including their material terms and provisions and as such terms and provisions are applied to our Articles of Association, as amended, and the applicable corporate laws of the United Kingdom. The description of the ordinary shares of SAE is set forth in the Articles of Incorporation and the applicable laws of the State of Nevada and will be included here upon issuance to new shareholders. The description below of our ordinary shares is equally applicable to the ordinary shares of SAE.

All of our ordinary shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.  Holders of ordinary shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.  Holders of ordinary shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, holders of ordinary shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities and the satisfaction of preferred shareholders, if any.  No shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

There are no limitations upon the rights to own securities.

There are no provisions that would have the effect of delaying, deferring, or preventing a change in control of our company.

Annual Meeting

An Annual General Meeting shall be held once every calendar year at such time (not being more than 15 months after holding the last preceding Annual Meeting) and place as may be determined by the Directors. The Directors may, as they see fit, convene an extraordinary general meeting. An extraordinary general meeting, if requisitioned in accordance with the Companies Act of 1985 and 2006, shall be convened by the Directors or, if not convened by the Directors, may be convened by the requisitionists as provided in the Companies Act of 1985 and 2006.

Transfer Agent

Capita Registrars, PO Box 25, Beckenham, Kent BR3 4BR and Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT  84117 are the registrars and transfer agents for the ordinary shares.

UNDERWRITING AND
PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated _____, 2010, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which [--] is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
[--]

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to continued quotation on the NASDAQ Capital Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Over-Allotment Option

The selling shareholder has granted to the underwriters’ representative an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to [--] additional shares of common stock to cover over-allotments, if any, at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. If the underwriters’ representative exercises this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. The selling shareholder will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $______ per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $______ per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “SAPX”. On June [--], 2010, the last reported sales price of our ordinary shares was $[--]. The public offering price for the shares was determined by negotiations between us and the underwriters at a price no greater than the mid-point between the bid and ask prices of our ordinary shares on the day prior to closing of the offering based on the function described below in Determination of Offering Price.

We cannot be certain that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $_______ offering price. The information assumes either no exercise or full exercise by the underwriters’ representative of its warrants.

Total
	Per Share	Without Over-Allotment	With Full Over-Allotment
Public offering price	$	$	$

Underwriting discount (1)	$	$	$

Non-accountable expense allowance (2)	$	$	$

Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is 7% or $______ per share.
(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

(3)	We estimate that our total expenses for this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $175,000.
(4)	We estimate that the selling shareholder’s total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $______.

Over-allotment Option

Our affiliate, Seven Arts Employee Benefit Trust has granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to [---] ordinary shares solely to cover over-allotments, if any, at the same price as the initial shares of shares offered.  If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to the selling shareholder will be $______, $______, and $______, respectively.

Underwriter’s Warrant

We have agreed to issue to the underwriters’ representative warrants to purchase [---] shares equal to 5% of the total shares sold at an exercise price of $____ (125% of the offering price of the shares being sold hereunder). The warrant is exercisable at any time, from time to time, in whole or in part during the four year period commencing one year from the consummation of this offering. The warrant and the [---] shares underlying the warrant, are deemed to be compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rue 5110(g)(1) of the FINRA Rules. Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the warrant may be transferred to any underwriter or selected dealer participating in the offering and their bona fide officers or partners. Although the shares underlying the warrants have been registered under the registration statement of which the prospectus forms a part, the warrant grants to holders demand and “piggy-back” rights for periods of five and seven years respectively, from the date of this prospectus with respect to the registration of the securities under the Securities Act. We will bear all fees and expenses attendant to registering the securities. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In no event will any holder of the warrant be entitled to receive a net-cash settlement, securities or other consideration in lieu of physical settlement in shares. If the underwriters’ representative fully exercises the warrants, the public offering price and proceeds (before expenses) to us will increase by $______ and $______, respectively.

Lock-Up

All of our officers and directors have agreed that, for a period of six months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and exercise of options under an acceptable stock incentive plan.  The underwriter’s representative may consent to an early release from the lock-up period if, in its opinion, the market for the ordinary shares would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other shareholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

 Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses, free writing prospectuses, and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Determination of Offering Price

Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “SAPX”. On _______, 2010, the last reported sales price of our ordinary shares was $____. The public offering price for the shares was determined by negotiation between us and the underwriters at a price no greater than the mid-point between the bid and ask prices of our ordinary shares on the day prior to closing of the offering.

The public offering price for the shares was determined by negotiation between us and the underwriters.  The principal factors considered in determining the public offering price of the shares included:

 •  the information in this prospectus and otherwise available to the underwriters;
 • the history and the prospects for the industry in which we will compete;
 • our current financial condition and the prospects for our future cash flows and earnings;
 • the general condition of the economy and the securities markets at the time of this offering;
 • the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
 • the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Stabilization

Until the distribution of the shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•
Stabilizing Transactions. Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of our ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

•
Over-Allotments. Over-allotment involves sales by the underwriters of shares of ordinary shares in excess of the number of shares of ordinary shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ordinary shares stock in the open market.

•
Syndicate Coverage Transactions. Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty Bids. Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the ordinary shares originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on NASDAQ or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of Ordinary Shares

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in the following countries:

Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden. Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of ordinary shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

EXPERTS

The financial statements as of and for the Fiscal Years ended June 30, 2009 and March 31, 2008 and the three month period ended June 30, 2008 have been audited by RBSM LLP, an independent registered accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Sprecher Grier Halberstam LLP in London, United Kingdom.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article 161 of the Company’s Articles of Association provides for the mandatory indemnification of directors, senior officers, former directors, as well as their respective heirs and personal or other legal representatives, or any other person, to the greatest extent permitted by the New Act. The indemnification includes the mandatory payment of expenses. The directors may cause the Company to purchase and maintain insurance for the benefit of eligible parties.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 to register with the SEC the sale of our shares. This prospectus is a part of that registration statement and constitutes a prospectus of Seven Arts. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. We have included additional information on our company in our Form 20-FR/A fillings currently available at http://www.sec.gov/edgar.html.

We have not authorized anyone to provide you with information that differs from that contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as on any date other than the date of the prospectus.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

Seven Arts Pictures PLC Condensed Consolidated Statements of Operations and Other Comprehensive Income /(Loss)
(unaudited)

		Six months ended December 31,	Six months ended December 31,
	Notes	2009	2008
Revenue:
Film Revenues	2	$699,439	$1,700,905
Fee Related Revenues - Related Party	14	2,283,538	-
Total Revenues	2	2,982,977	1,700,905

Cost of Sales:
Amortization of Film Costs	7	(461,092)	(572,499)
Other Cost of Sales		(341,448)	(947,925)
Total Cost of Sales		(802,540)	(1,520,424)

Gross Profit		2,180,437	180,481

Operating Expenses:
General & Administrative Expenses		(1,445,113)	(1,746,187)
Total Operating Expenses		(1,445,113)	(1,746,187)

Profit/(Loss) Before Interest and Taxes		735,324	(1,565,706)
Net Interest (Expense) Income:
Interest paid	3	(458,914)	(6,309,561)
Interest received	3	110,380	5,393,897
Net Interest (Expense)/Income	3	(348,534)	(915,664)

Profit/(Loss) Before Taxes and Other Income		386,790	(2,481,370)

Other income		150,000	-

Profit/(Loss) Before Taxes		536,790	(2,481,370)

Provision for Tax	4	-	-

Profit/ (Loss) After Taxes		$536,790	$(2,481,370)
Other Comprehensive Income (Loss):
Foreign Exchange Translation		(18,059)	(22,707)
Net Income/(Loss)		$518,731	$(2,504,077)

Earnings/(Loss) per share in cents	5	7.7	(47.7)
Diluted Earnings/(Loss) per share in cents	5	6.6	(47.7)

See accompanying notes to the unaudited condensed consolidated financial statements

Seven Arts Pictures PLC
Condensed Consolidated Balance Sheet
(unaudited)

		December 31,	December 31,
	Notes	2009	2008
Assets
Cash and Cash Equivalents	1.18	$(18,622)	$475,362
Restricted Cash and Cash Equivalents - Zeus	1.19	-	164,127,416
Trade Receivables	6	2,214,598	3,429,168
Due from Related Parties	6	1,487,765	2,048,916
Other Receivables and Prepayments	6	1,200,746	5,135,923
Film Costs	7	24,093,888	20,849,750
Property and Equipment	8	35,586	50,792
Total Assets		$29,013,961	$196,117,327

Liabilities & Shareholders Equity
Accounts Payable and Accrued Liabilities	9	$4,785,113	$1,782,230
Participation & Residuals	9	723,671	777,244
Bank Loans – Zeus	10	-	162,528,954
Other Loans	10	1,771,447	1,439,567
Film & Production Loans	10	15,365,623	25,260,641
Deferred Income		2,519,413	8,332,286
VAT Payable – Zeus		1,631,320	1,637,429
Total Liabilities		$26,796,587	$201,758,351

Shareholders Equity/(Deficiency)
Issued Capital	13	$16,194,999	$16,160,781
Convertible Debentures		3,432,450	3,432,450
Additional Paid In Capital		7,518,481	7,554,506
Receivable From EBT		(2,480,176)	(2,480,176)
Accumulated Deficit		(20,938,093)	(25,675,059)
Translation Reserve		(2,029,018)	(2,129,449)
Profit/(Loss) Current Period		518,731	(2,504,077)

Shareholders Equity/(Deficiency)		$2,217,374	$(5,641,024)

Total Liabilities & Shareholders Equity/(Deficiency)		$29,013,961	$196,117,327

See accompanying notes to the unaudited condensed consolidated financial statements

Seven Arts Pictures PLC
Condensed Consolidated Statement of Cash Flow (unaudited)

	Six months ended December 31,	Six months ended December 31
	2009	2008
Cash flow from operating activities

Net income/(loss)	$536,790	$(2,481,370)

Depreciation of property & equipment	6,760	10,288
Amortization of film cost	461,091	572,499
Forgiveness of debt	(150,000)	-

Changes in assets and liabilities
Restricted cash - Zeus	-	(51,733,176)
Trade receivables	(635,512)	844,169
Zeus receivables	-	247,322,586
Intercompany accounts	(369,167)	745,811
Capitalized film assets	(1,387,493)	(1,717,870)
Other assets	517,517	6,422,697
Accounts payable	707,092	(5,285,073)
Other current liabilities	(45,954)	(22,467,889)
Deferred income - Zeus	1,155,803	(111,022,915)
Proceeds from/(repayment of) Zeus loan	-	(62,949,445)
Net cash provided by/(used in) in operating activities	$796,927	$(1,739,688)

Cash flow from Investing Activities
Purchase of property and equipment	(2,234)	(23,945)
Purchase of investments	-	1,595,520
Net cash provided by/(used in) in investing activities	$(2,234)	$1,571,575

Cash flow from Financing Activities
Proceeds from/(repayment of) participation equity / investment	-	(2,634,601)
Proceeds from/(repayment of) notes payable	(1,070,000)	3,462,330
Issuance of common stock	20,185	-
Net cash provided by/(used in) in financing activities	$(1,049,815)	$827,729

Net increase/(decrease) in cash	$(255,122)	$659,616

Cash and cash equivalents at Beginning of year	28,793	1,172,593

Currency translation Adjustment	207,707	(1,356,847)

Cash and cash equivalents at End of year - computed	$(18,622)	$475,362

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for
Interest	107,956	635,365
Income taxes	-	-

Non cash investing and financing transactions:
Accounts receivable applied against Loan set off	$667,866	$221,200

See accompanying notes to the unaudited, condensed financial statements

Seven Arts Pictures PLC Condensed Consolidated Statement of Shareholder's Equity/(Deficiency) for the six months ended December 31, 2009 and 2008
(unaudited)
	Common Stock		Deferred Stock		Convertible Preference Shares		Convertible Debentures		Additional Paid in Capital	Receivable from EBT	Acculmulated Deficit	Translation Adjustment	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance, June 30, 2008	4,870,800	$2,149,292	13,184,000	$11,636,594	3,000,000	$5,668,800	1,750,000	$3,432,450	$4,415,026	$-	$(25,675,060)	$(795,308)	$831,794
Exercise of Stock Options Oct 2008 (£0.756 per share)	12,500	5,161							10,446				15,607
EBT conversion of 2,500,000 preference shares into 2,000,000 common shares (£0.255 per share)	2,000,000	825,800			(2,500,000)	(4,129,000)			3,303,200				-
Exercise of Stock Option Dec 2008 (£1.05 per share)	10,000	4,129							13,246				17,375
Adjustment for issuance of 700,000 shares in settlement of the March 31, 2007 Apollo loan									(408,553)				(408,553)
Share options subscribed December 2, 2008 paid $200,000 but not issued									221,142				221,142
EBT Stock Purchase										(2,480,176)			(2,480,176)
Net Profit/ (loss)											(2,504,077)		(2,504,077)
FX Translation gain/(loss)												(1,334,141)	(1,334,141)
Balance, December 31, 2008	6,893,300	$2,984,383	13,184,000	$11,636,594	500,000	$1,539,800	1,750,000	$3,432,450	$7,554,507	$(2,480,176)	$(28,179,137)	$(2,129,449)	$(5,641,028)
Issuance of Common Stock to Trafalgar in exchange for cancellation of warrants (non-cash) May 2009	34,000	14,038							(14,038)				-
Options issued for period end June 30, 2009									195,521				195,521
Net Profit/ (loss)											7,241,042		7,241,042
FX Translation gain/(loss)												(78,924)	(78,924)
Balance, June 30, 2009	6,927,300	$2,998,420	13,184,000	$11,636,594	500,000	$1,539,800	1,750,000	$3,432,450	$7,735,990	$(2,480,176)	$(20,938,095)	$(2,208,373)	$1,716,611
Issuance of options to employee	50,000	20,185							3,633				23,818
Transfer of share options to Director									(221,142)		518,731		297,589
Net Profit/ (loss)												179,356	179,356
FX Translation gain/(loss)
Balance, December 31, 2009	6,977,300	$3,018,605	13,184,000	$11,636,594	500,000	$1,539,800	1,750,000	$3,432,450	$7,518,481	$(2,480,176)	$(20,419,364)	$(2,029,017)	$2,217,374

See accompanying notes to the unaudited, condensed financial statements

Seven Arts Pictures Plc - Six Months Ended December 31, 2009 and 2008 Notes to Condensed Consolidated Financial Statements
(Unaudited)

1           Accounting policies

1.1        Basis of accounting

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards  (“IFRS”) , as adopted by the European Union (“EU”) , the Companies Act of 2006,  and Article 4 of the International Accounting Standards (“IAS”) regulations. In addition, the Group has complied with IFRS as issued by the International Accounting Standards Board (“IASB”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. However, the results from operations for the six months ended December 31, 2009, are not necessarily indicative of the results that may be expected for the year ended June 30, 2010. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated June 30, 2009 financial statements and footnotes thereto included in the Company's Form 20-F, as amended filed with the Securities and Exchange Commission (the “SEC”).

The Group has engaged in various transactions under which it has received cash proceeds from the transfer of tax credits or other tax benefits associated with its motion picture productions.  Any such proceeds are treated as a reduction in the production costs of the applicable motion picture. In certain situations where a motion picture has not commenced production by a particular date, any such cash proceeds would no longer be treatable as a reduction in the production costs of that motion picture but would be directly recorded as fee income.  In addition motion picture tax credits in excess of the production costs of that motion picture would be directly recorded as fee income as well.

1.2        Transition from UK GAAP to IFRS

The consolidated financial statements of the Company as of December 31, 2009 and  2008 ("the financial statements") have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). IFRSs are standards and interpretations that have been adopted by the International Accounting Standards Board. These standards include:

a.	International Financial Reporting Standards (IFRSs);

b.	International Accounting Standards (IASs), and;

c.	Interpretations by the International Financial Reporting Interpretation Committee (IFRICs) or its predecessor, the Standing Interpretations Committee (SICs).

The financial statements are in the scope of IFRS1 First Time Adoption of International Financial Reporting Standards ("IFRS1") as they present interim financial statements of the Company for the six months ended December 31, 2009 and 2008  subsequent to the transition date to IFRS, under IFRS1, which is April 1, 2007 (the "transition date").

1.3        Basis of consolidation and presentation – Interim Financial Statements

The Group financial statements consolidate the financial statements of Seven Arts Pictures Plc and its subsidiaries.  The results of subsidiaries acquired and sold are included in the profit and loss account from or up to the date control passes on the acquisition basis. Intra group sales and profits are eliminated on consolidation.

The financial information as of and for the six months ended December 31, 2009 and 2008 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Group considers necessary for a fair statement of its financial position at such dates and the operating results and cash flows for those periods.

The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the fiscal year. These interim financial statements should be read in conjunction with the audited financial statements for the year ended June 30, 2009, which are included in the Group’s Annual Report on Form 20-F for the year then ended.

The results and net assets/liabilities of the associate are accounted for using the equity method, whereby the investment is initially recorded at cost and, thereafter, is adjusted for the post-acquisition change in the investor’s share of net assets/liabilities.  The profit and loss reflects the investor’s share of the results of the operations of the associate.

1.4        Total Revenues

The Group’s film revenue recognition policies recognize revenue from a sale or licensing arrangement of a film when all of the following conditions are met:

    a. Persuasive evidence of a sale or licensing arrangement with a customer exists.
b. The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery.
c. The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
    d. The arrangement fee is fixed or determinable.
    e. Collection of the arrangement fee is reasonably assured

A written agreement with clients (purchase order, letter, contract, etc.) indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria have been met and the customer has confirmed its agreement.

The Group’s revenue recognition policies are summarized as follows:

1)
License fee revenue (i.e. non-refundable advances) is recognized as and when the film in question is available for delivery to the respective territories.  However, where an advance is paid upon the signing of an agreement, and this is non-refundable, it is recognized upon the signing of the agreement if the film is then available for delivery.

2)	Revenue that equates to a share of gross receipts of films is recognized as income as and when the Group is notified of the amounts when earned.
3)	Revenue that relates to 3rd party investor interest income that is directly related to financing and producing films is recognized when earned.

The Group will not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Total revenues represent the earned revenue of goods sold and services provided to customers. Cash payments received are recorded as deferred income until all the conditions of revenue recognition have been met.

1.5        Investments

Investments are held at the lower of cost or net realizable value, and reviewed annually for any impairment charges. As of December 31, 2009 the Group has no outstanding investments.

1.6        Film Costs

Film costs include the unamortized costs of completed films which have been produced by the Group or for which the Group has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development.
For films produced by the Group, capitalized costs include all direct production and financing costs, capitalized interest and production overhead

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates

Films in progress include the accumulated costs of productions which have not yet been completed.

Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

1.7        Property and Equipment and Depreciation

Property and Equipment are stated at cost less accumulated depreciation. Depreciation is provided for using the following rates and methods:

Computer equipment and software         2- 5 years straight line
Furniture and equipment          2- 5 years straight line

1.8        Income taxes

Income taxes are accounted for by providing for the relevant tax charge as an asset or liability.  The financial accounting and reporting for income taxes allows recognition and measurement of deferred assets based upon the likelihood of realization of tax benefits in future years.

Deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

The Group is not a part of any consolidation return filed in the United States

1.9        Foreign currency translation

The results of the Group have not, to date, been materially impacted by exchange rate fluctuations. However, a significant proportion of current and future income is likely to be receivable in United States Dollars which may give rise to transactional currency exposures due to fluctuations in the exchange rate between United States Dollars and GB Pounds which is the Group’s functional currency.

Where possible, the Group seeks to match United States Dollar income with United States Dollar expenditure. To date the Group has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Assets and liabilities are denominated in either GB Pounds or US Dollars currencies and are translated at exchange rates relevant as of the balance sheet date, all resulting in unrealized translation gains and losses are included in the consolidated profit and loss account.

1.10     Derivative instruments and hedging activities

The Group’s policy is not to use derivative or hedging financial instruments for trading or speculative purposes and as such does not use any of these instruments.

1.11      Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films; estimates for other allowances; income taxes and impairment assessments for film costs, equipment. Actual results could differ from such estimates.

1.12     Re-classifications

Certain amounts presented in prior periods have been reclassified to conform to the current period’s presentation.

1.13     Accounts receivables

Receivables are recognized at the initial amount of the invoice.  As a result of the nature of the Group’s activities, accounts receivables are generally of a short-term nature. However, any receivable whose recovery date was distant would be measured at its present value.  The Group does not charge interest on late payment of trade receivables and loans.

Reserve for doubtful accounts represent a provision charged to reflect management's best estimate of the likelihood that certain of the Group’s accounts receivable may not ultimately be collected. This provision is based on historical experience and relevant facts and information regarding collectability at the time and will be adjusted up or down over time with the benefit of actual results.  Evaluation of doubtful accounts is performed on an annual basis at the end of each fiscal year.

Any receivable outstanding is only written off after management has deemed the debt to be uncollectible, under the terms of the agreement. The Group determines its allowance by considering a number of factors, including the length of time receivables are past due, the Group’s previous loss history, the customer’s current ability to pay its obligation to the Group, and the condition of the general economy and the industry as a whole.

Substantially all of the trade receivables at face value as reflected in the consolidated financial statements are pledged as security for borrowings by the Group.

1.14      Accounts payables

All operating trade payables (including notes payable and accrued supplier invoices) relate to the purchase of goods and services including those related to media space purchases as an agent. These payables are due within less than one year. However any payable whose due date was more than one year would be measured at its present value. The Group did not have any such payables during the periods presented.

1.15      Fair value of financial instruments

The carrying amount of cash, trade accounts receivable, other accounts receivable, receivables due from and payable to related parties, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash equivalents are recognized at fair value considering quoted market prices for the same or similar instruments. Long-term debt is based on estimated market prices for similar instruments, considering interest rates currently available in connection with bank loans with similar terms and due dates.

1.16      Translation reserve for non US operations

All translation reserves are shown net of tax, and foreign exchange translation gains or losses are included in the Group’s overall tax computation.

1.17      Share based payments

The fair value of the employee services received in exchange for the grant of options is recognized as an expense in accordance with IFRS 2. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options determined at the grant date, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets) by use of an option-pricing model.  Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. This option is valued only at the time of issuance and thereafter not verified.

1.18      Cash and Cash Equivalents

The financial assets of the Group are cash balances held on deposit with banks, of which $3,592 is denominated in US Dollars and £3,570 denominated in GB Pounds, as of December 31, 2009. These deposits earn interest at the relevant bank interest rates, which are all floating rates of interest.  These annual interest rates ranged from 2.1% to 5.8% for the six months ended December 31, 2009 and  2008.

1.19      Restricted Cash

Restricted cash represents the amount on deposit with a financial institution that is contractually designated for repaying and offsetting the loans payable in connection with the Zeus transaction.  Security for the bank loan taken out by Cinematic Finance Limited, which amounted to the loan principal of $225,478,399 and The Group has no other restricted cash or cash equivalents and has no other cash or cash equivalents segregated for debt liquidation. The restricted cash balance was $164,127,416 as of December 31, 2008. There was no restricted cash balance during the other periods disclosed herein. The restricted cash is included in Cash at bank and in hand on the balance sheet.

1.20      New Accounting Pronouncements

The Company has not yet adopted certain new standards, amendments and interpretations to existing standards, which have been published but are only effective for our accounting periods beginning on or after 1 July 2009 or later periods. These new standards are listed below:

IFRS 9 “Financial Instruments” (effective 1 January 2013)

In June 2009, the FASB issued new standards setting forth a single source of authoritative GAAP for all non-governmental entities (“Codification”). The Codification, which commenced July 1, 2009, changes the referencing and organization of accounting guidance. The Codification does not change GAAP and only affects how specific references to GAAP literature are disclosed in the notes to the Company’s consolidated financial statements.

The Company is currently evaluating the impact of the adoption of these standards, amendments and interpretations in future periods.

2           Revenues and profits before taxes

Fee related revenues in the period ending December 31, 2009 consisted of:

1.
$1,796,140 of net fee income derived from the Equicap transactions, a structured finance transaction with UK investors who invested in certain of the Group’s motion picture and distribution activities.  The fee items related to the Equicap transactions were contractually due to Seven Arts Pictures Louisiana LLC (“SAPLA”), but collected and recorded by the Group under the Group’s agreement with SAPLA. Two of the three Equicap transactions have been fully accounted for.

2.
Producer’s fees of $487,397 resulting from certain infrastructure expenditures relating to its post-production facilities in Louisiana made by the Group. This item was collected by SAPLA and used to pay group expenses.

No other fee related revenues were recorded in the period ending December 31, 2008.

All of the Group's revenues and profits before taxes in each of the two periods derived from the financing, production and distribution of films.

3   Net Interest Expense

	Six months ended	Six months ended
	December 31,	December 31,
	2009	2008
	$	$
Interest paid
Bank loan interest paid relating to Zeus	0	5,382,233
Production loans interest paid	373,772	803,890
Corporate loans interest paid	66,222	102,684
Bank interest paid	18,920	20,754

Total interest paid	458,914	6,309,561

Interest received
Bank loan interest paid relating to Zeus	0	5,382,233
Interest received	110,380	0
Bank interest received	0	11,664

Total interest received	110,380	5,393,897

Net interest (expense)/ income	348,534	915,664

4           Taxes

Income taxes

The Group is subject to income taxes in the United Kingdom. International Accounting Standard (IAS) 12, Income Taxes (“IAS 12”), which is accompanied by two interpretations: SIC-21 Income Taxes - Recovery of Revalued Non-Depreciable Assets (“SIC-21”), and SIC-25, Income Taxes - Changes in the Tax Status of an Entity or its Shareholders (“SIC-25”) requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carry forwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is probable or a valuation allowance is applied. The Group has no net deferred tax assets in the periods presented.

Based on general criteria of IAS 12 and International Accounting Standard 37, Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), the Group recognizes the impact of an uncertain income tax position on the income tax return at the largest amount that is probable to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it is determined that its likelihood of being sustained is not probable. Additionally, IAS 12 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Long term gross deferred tax asset	Six months ended	Six months ended
	December 31,	December 31,
	2009	2008
	$	$

Net operating loss carry forwards	12,042,924	11,290,614
Capital loss carry forwards	5,602,162	5,887,524

Total long-term deferred tax assets	17,645,086	17,178,138
Less: valuation allowance	(17,645,086)	(17,178,138)

Net long-term deferred tax assets	0	0

Accordingly, deferred tax assets are not recognized for net operating loss carry forwards resulting from tax benefits occurring from previous years.

As a result of the adoption IAS 12, the Group recognizes tax benefits associated with the exercise of stock options and vesting of restricted share units directly to stockholders’ equity (deficiency) only when realized. A tax benefit occurs when the actual tax benefit realized upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award.

The Group’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For all periods, interest and penalties were negligible. The Company is subject to taxation in the United Kingdom. With a few exceptions, the Group is subject to income tax examination by United Kingdom tax authorities for the fiscal years ended March 31, 2005 and forward. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses (“NOLs”) were generated and carried forward, and make adjustments up to the amount of the NOLs.

	Six months ended December 31,	Six months ended December 31,
	2009	2008
	$	$

Current tax charge/(credit)	0	0

Factors affecting the tax charge for the year:

Profit/(loss) before taxes	518,731	(2,504,077)

Profit/ (loss) before taxes multiplied by the standard rate of UK corporation tax of 2009: 28% (December 31, 2008 28%)	145,245	(701,142)

Effects of:
Non deductible expenses	2,075	14,875
Non taxable income	(681,391)	0
Excess of amortization over tax deductions	0	0
Excess of capital allowances over depreciation	0	0
Tax losses carried forward	534,071	686,267
Current tax charge/(credit)	0	0

As of December 31, 2009 the Group had operating losses of approximately $12,042,924 to carry forward against future operating profits.

As of December 31, 2009, the Group had capital losses of approximately $5,602,162 to carry forward against future capital profits.

A deferred tax asset has not been recognized in respect of the timing losses relating to these losses of the Group as there is insufficient evidence that the asset will be able to be recovered.  This asset would only be able to be recovered if the Company itself were to make sufficient profits.

5           Earnings per share

The Group calculates net income (loss) per share in accordance with International Accounting Standard 33, Earnings per Share (“IAS 33”). Basic net income (loss) per share is calculated based on the weighted average common shares outstanding for the period presented and all have been adjusted to reflect the Group’s 5:1 reverse stock split which occurred on December 31, 2008.

	Six months ended	Six months ended
	December 31,	December 31
	2009	2008
	$	$

Retained profit/(loss) for the period	536,790	(2,481,370)

Earnings/(loss) per share (in cents)	7.7	(47.7)
Diluted earnings/(loss) per share (in cents)	6.6	(47.7)

Continuing operations
Earnings/(loss) per share (in cents)	7.7	(47.7)
Diluted earnings/(loss) per share (in cents)	6.6	(47.7)

The weighted average number of shares outstanding is calculated by time-apportioning the shares outstanding during the year.  The diluted earnings per ordinary share are calculated based on the weighted average number of shares outstanding plus the weighted average number of potential ordinary shares, as follows:

	Six months ended December 31, 2009	Six months ended December 31, 2008

Weighted average number of ordinary shares for the purposes of basic earnings per share	6,934,677	5,204,174

Effect of dilutive potential ordinary shares:
- convertible preference shares	218,525	2,235,957
- convertible debt	700,000	700,000
- share options	247,500	257,500

Weighted average number of ordinary shares for the purposes of diluted earnings per share	8,100,702	8,397,631

6           Receivables

	Six months ended	Six months ended
	December 31,	December 31 ,
	2009	2008
	$	$
Amounts falling due within one year:
Trade receivables	2,214,598	3,429,168
Other receivables
Intercompany receivables	1,487,765	2,048,916
Prepayments	1,200,746	4,735,353
Zeus prepayments	-	400,570
Total	4,903,109	10,614,007

Amounts falling due after more than one year:
Other receivables

Total receivables	4,903,109	10,614,007

7           Film Costs
	2009 $	2008 $
Film costs as of June 30,	22,902,513	19,704,379

Additional costs incurred	1,652,467	4,522,520
Third party Investments/ Tax Credits	0	(2,804,650)
Amortization of film costs during period	(461,092)	(572,499)

Film costs as of December 31,	24,093,888	20,849,750

The Zeus financing resulted in a net benefit to the Group of $16,002,766, of which $10,917,087 was applied as a reduction of film costs resulting from third party investments. Of this amount $1,702,201 was recorded in the six months ended December 31, 2008 and allocated as a reduction to film costs; $nil for the six months ended December 31, 2009, $nil was taken as fee income in the six months ended December 31, 2008 and for the six months ended December 31, 2009.

The net book value of all films as of December 31, 2009 includes $21,343,615 relating to films released since April, 2007 and $3,041,479 relating to pictures in development.

All of the Group's pictures released before April 2007 have been completely written off and therefore have a net book value of zero.

The Company anticipates that approximately 85% of the film costs on the Balance sheet as of December 31, 2009 will be amortized within the next three years.

8   Property  and Equipment
	2009	2008
	$	$
Net book value as of June 30,	40,112	37,135

Additions	2,234	23,945
Depreciation charge for the period	(6,760)	(10,288)
Net book value as of December 31,	35,586	50,792

9           Accounts Payable

	December 31,	December 31,
	2009	2008
	$	$

Accounts payable	2,619,258	687,094
Accrued liabilities	2,165,855	1,095,136
Participation & residuals	723,671	777,244
Deferred income (i)	2,519,413	8,332,286
Taxes Payable (ii)	1,631,320	1,637,429

	9,659,517	12,529,189

(i)	Deferred Income of $5,085,679 for the period ending December 31, 2008 arose from the Zeus transaction referred to in Note 2.
(ii)	Taxes payable in both periods relates to Value Added Tax attributed to the Zeus transaction. VAT was $1,631,320 as of December 31, 2009 and $1,637,429 as of December 31, 2008.

10         Bank, Production and Corporate loans

Loan maturity analysis
	December 31,	December 31,
	2009	2008
	$	$
Due within one year
Bank loans - Zeus	0	162,528,954
Corporate loans	1,771,447	1,439,567
Film & Production loans	15,365,623	25,260,641

Total due within one year	17,137,070	189,229,162

Due in more than 1 year but less than 5 years
Film & Production loans

Total Bank, Production and Corporate loans	17,137,070	189,229,162

Bank loans aggregating $ 162,528,954 in the period ending December 31, 2008, related to the Zeus financing transaction. This loan was completely paid off in the period ending December 31, 2009.

Production loans arose from the financing of motion pictures and are secured with an interest in the associated motion pictures.

The Company entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. The Company has entered into a forbearance agreement with Palm extending the due date of these loans to June 30, 2010 and is negotiating an extension to December 31 2010.

A security interest in favor of Palm Finance Corporation ("Palm") was lodged at Companies House in January 2008, by the Group to cover loans made by Palm to finance the films Nine Miles Down,
The Pool Boys and Autopsy.

On August 27, 2007, the Company borrowed $1,650,000 from Blue Rider Financial (“Blue Rider”) to pay for the domestic prints and advertising costs for the motion picture Deal (“Blue Rider Loan”) and arranged that the revenues due from Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to the Company for the distribution of that motion picture be assigned to Blue Rider Financial as partial security for that loan. To date the revenues paid to the Company from MGM have not yet been sufficient to repay the Blue Rider Loan. The Company has therefore entered into an accommodation agreement with Blue Rider to redeem the loan due for $2,200,000, less approximately $515,000 of collections that have been received by Blue Rider to date from MGM.

An original loan of $7,500,000 taken out from Cheyne Specialty Finance Fund LLP was acquired by the Company for payment of $6,500,000 in April 2008, leaving a balance of $1,000,000 due to Arrowhead Consulting Group Limited but subordinated to the collection of $6,500,000 plus interest from certain pictures after June 30, 2008.  The $1,000,000 balance of the loan is secured with all of the income over and above the $6,500,000 plus interest from three films (Deal, Noise and Pool Hall Prophets) as well as with a secondary security interest in certain film library assets (behind Arrowhead) and a first security interest in 1,607,000 shares of the Company owned by Seven Arts Pictures Inc. This loan, together with accrued interest is included in Production loans above.

On October 15, 2008 Seven Arts borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”) a portion of which the Company advanced to the EBT for it to use as the first installment for the acquisition of all the Preference Shares owned by Armadillo. On September 2, 2009 Seven Arts repaid Trafalgar $1,000,000 as a partial payment of its loan. .  On June 22, 2010 the Company entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 340,000 ordinary shares.

Bank and other guarantees given by the Group in favor of Advantage Capital Community Development Fund LLC amounted to $3,700,000 for all three periods, but do not appear as a liability on the Company's balance sheet since the loan is a contingent liability.
The maturity dates and interest rates applicable to the Group’s funded indebtedness and third party guarantees are as follows:

Film Production and Corporate Loans
Six months to December 31 2009

Lender	Amount outstanding $	Applicable interest rate	Status
Production Cheyne Speciality Finance Fund LP	1,100,000	18% Fixed	Subordinated
Palm Finance Corporation	6,157,634	15% Fixed	Forbearance agreement
Palm Finance Corporation	3,973,931	15% Variable	Forbearance agreement
Blue Rider Finance Inc	1,342,688	22.5% Fixed	Due on demand
120dB Film Finance LLC	607,256	No stated interest rate	Due on demand
Cold Fusion Media Group LLC	825,103	10% Fixed	Due on demand
Parallel Media	1,359,013	No stated interest rate	Due on demand

Corporate
Trafalgar Capital Specialized Investment Fund	1,197,164	9% Fixed	In default

Michael Garstin	216,215	No loan agreement in place
Lion House	358,066	25% Fixed	Due on Demand
Total	17,137,070

11         Share capital

	Period ended	Period ended
	31-Dec	31-Dec
	2009	2008
	$	$
Authorized
6,000,000, £1 convertible, redeemable preference shares for all periods.	11,337,600	11,337,600

102,636,800 common shares of £0.25 each for all periods.	45,278,595	45,278,595

13,184,000 deferred shares of £0.45 each for all periods	11,636,594	11,636,594

	68,252,789	68,252,789

Allotted and called up
500,000 as at December 31, 2009; 3,000,000, £1 convertible, redeemable preference shares for other periods.	1,539,800	1,539,800

6,977,300 as at December 31, 2009; 6,893,300 common shares of £0.25	3,018,605	2,984,387

13,184,000 deferred shares of £0.45 each for all periods.	11,636,594	11,636,594

	16,194,999	16,160,781

In the Six months ended December 31, 2009 the group added an aggregate of 50,000 shares of common stock issued to Chris Bialek a former employee.

The share premium account was reduced by a net $216,215 as Michael Garstin’s deposit was transferred from equity to a loan account.

The Group’s deferred shares have essentially no rights for participation with income or assets of the Group other than their existing rights under share ownership. The Company has the right to cancel the deferred shares or purchase them back for a nominal price.

12          Derivatives and other financial instruments

Financial instruments

The Group’s financial instruments comprise cash balances, items such as trade receivables and trade payables that arise directly from its operations, convertible loan notes, convertible redeemable preference shares and loans taken out from banks and other third parties.  Financial instruments such as investments in, and advances to, subsidiary undertakings and short-term receivables and payables have been excluded from these disclosures.

The Group relies on loans taken out from banks and other third parties to fund its investment in the production of motion pictures and to minimize the liquidity risk that it faces. The strategy in relation to these loans is to minimize the interest rate and to maximize the flexibility of repayment terms.  The reliance on loans to provide finance is clear from the significant balances included within loans payables at the period end and the extent to which favorable terms have been achieved on these loans is indicated in the disclosures below.

The main risks arising from the Group’s financial instruments are foreign currency risk, interest rate risk, liquidity risk, credit risk and price risk.

Foreign currency risk

The Group receives distribution income from overseas, normally in US Dollars. Consequently, its trade receivables are largely denominated in US Dollars. It also maintains a significant part of its cash in US Dollars.  The Group’s exposure to exchange rate fluctuations is currently deemed to be low, since the majority of its liabilities are also denominated in US Dollars. Therefore, the Company does not hedge against this risk.

 Management has fully provided for all liabilities in GB Pounds arising from the Zeus transaction by a deposit in GB Pounds made at the same time as the receipt of funds in GB Pounds.  All other transactions in GB Pounds are in the opinion of Management either immaterial or outside the ordinary course of business and therefore there is no policy for mitigation of risks associated with conversion of GB Pounds to US Dollars.

An analysis of the monetary assets of the Group as of December 31, 2009, showing the amount denominated in each currency, is as follows:

	Denominated in Sterling	Denominated in US Dollars	Total

Trade receivables	0	2,214,598	2,214,598
Other receivables	475,082	1,012,683	1,487,765
Prepayments	419,690	781,056	1.200.746

Assets	894,772	4,008,337	4,903,109

Trade payables	1,483,839	1,135,419	2,619,258
Accrued liabilities	285,818	1,880,037	2,165,855
Participation & residuals	0	723,671	723,671
Corporate loans	1,771,447	0	1,771,447
Film & Production loans	0	15,365,623	15,365,623
Deferred income	96,433	2,422,980	2,519,413
Taxes Payable	1,631,320	0	1,631,320

Liabilities	5,268,857	21,527,730	26,796,587

Liquidity risk

Management monitors liquidity risk regularly by way of preparing cash flow forecasts and ensuring that adequate loan facilities are in place prior to the commencement of principle photography for any film.

Credit risk

The Group has a large number of customers, primarily sub-distributors who are located all over the world. Certain of these customers are large and well-known companies and these are not generally regarded as presenting a credit risk.  However, certain of the smaller customers are considered to be a potential credit risk, and the Group manages such risk to the extent possible by maintaining regular contact with those customers who owe the Company money.

Price risk

The Group manages the risk of goods and services being obtained at a higher than necessary price by ensuring that all purchases above a certain value are authorized by a Director prior to the purchase order being placed.

Production and corporate loans due within one year are included in the Company's Balance Sheet as financial liabilities.  Production Loans of $15,365,623 as of December 31, 2009 are all denominated in US Dollars; corporate loans of $1,771,447 are denominated in GB Pounds.

The analysis of financial liabilities is, as follows:

	Period ended	Period ended
	31-Dec	31 Dec
	2009	2008
	$	$

Fixed & variable rate - production and corporate loans	17,137,070	26,700,208
Interest free - production loans	0	0
Fixed rate – bank loan – Zeus	0	162,528,954
Floating rate - bank loans	0	0

Total financial liabilities	17,137,070	189,229,162

The fixed rate financial liabilities have fixed interest rates for the entire term of each loan.  The weighted average interest rate of these fixed rate liabilities on the production loans was 15.5% for the six month period ended December 31, 2009, 16.1% for the six month period ended December 31, 2008.

Those loans where no interest was payable were all loans made to fund the production of motion pictures that were repayable from the proceeds of each motion picture in accordance with a defined payment schedule.  The period over which these loans are repayable, therefore, depends on the performance of each motion picture.

The financial assets of the Group are cash balances held on deposit with banks. As of December 31, 2009, the Group had only nominal cash balances. Such deposits earn interest at the relevant bank interest rates, which are generally fixed.

The fair value of all the financial assets and liabilities of the Group are considered to be equal to their stated value.

13          Share based payments

The weighted average exercise price of the share options outstanding at December 31, 2009 is $2.05.  The weighted average exercise period of these options and warrants is 36 months.

The Group has no stock option plan but grants stock options from time to time based on performance of its employees and contractors as determined by the Board of Directors. There is, therefore, no specific number of the Group’s shares available for future grants.

The current value of stock options granted by the Group, by period, is as follows:

Number of options granted	6 months ended	6 months ended
	31-Dec	31-Dec
	2009	2008

Outstanding at beginning of period	257,500	360,000
Granted	0	140,000
Exercised	(10,000)	(22,500)
Cancelled or expired	0	(220,000)

Outstanding at end of period	247,500	257,500

The weighted-average grant-date fair values for options granted during the six months ended December 31, 2009 was $0, ($40,214 for the six month period ended December 31, 2008) The following table represents the assumptions used in the Black-Scholes option-pricing model for stock options granted during the Six months ended December 31, 2009, and 2008

	6 months ended	6 months ended
	31-Dec	31-Dec
	2009	2008
Risk-free interest rate	5%	5%
Expected option lives (in years)	3 years	3 years
Expected volatility for options	26%	26%
Expected dividend yield	0%	0%
Forfeiture Rate	0%	0%

All shares are vested upon the grant date.
The Group recognized the following share-based compensation expense during:
6 months ended	6 months ended
31-Dec	31-Dec
2009	2008
0	40,214

Employee – Options

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$2.29	30,000	2.53	$2.29	30,000	$2.29
$1.54	100,000	3.92	$1.54	100,000	$1.54
$1.46	20,000	3.17	$1.46	20,000	$1.46
$1.54	60,000	3.36	$1.54	60,000	$1.54
$1.54-2.29	210,000	3.47	$1.66	210,000	$1.66

In addition, the Group has granted stock options in the following amounts in connection with financing services provided:

Non employee – Options

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$1.125	37,500	1.57	$1.125	37,500	$1.125

During the period ended December 31, 2009 an employee exercised stock options that were originally issued in the amount of 50,000 options.  Upon the Company’s reverse split in February 2009 at 5 to 1, the employee’s options were consolidated to 10,000.  The Company, in error, issued 50,000 thousand shares.  The financial effect to the Company was immaterial.

14        Related party transactions

Pursuant to the intercompany agreements, the Group has received and retained $2,283,538 from fee related transactions which the Group has recorded as revenue for the six months ended December 31, 2009, $nil for six months ended December 31, 2008; which the Group is obligated to pay to Louisiana limited liability companies controlled by Seven Arts Pictures Inc. (SAP”) but which SAP is obligated to return to the Group. Of the total amount, $487,397 is related to the film “Night of the Demons” and the remaining amount of $1,796,140 relates to Equicap.  These obligations have been offset in the Group’s books of account and the Group has retained cash in the amounts described above.

Shares totaling 900,000 of Seven Arts Pictures Plc owned by Seven Arts Pictures Inc. have been used as security for the loan with Cheyne Specialty Finance Fund LLP (“Cheyne Loan”) which is described in note 10

The Company and its associate Seven Arts Pictures Louisiana LLC entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of December 31, 2009

As of December 31, 2009, an amount of $11,748 was owed to Seven Arts Pictures Plc by Gone to Hell Limited a movie production Company that is owned by Kate Hoffman, the Company’s Chief Operating Officer, a director and the daughter of the Company’s Chief Executive Officer, a director and a major shareholder.

The Group has from time to time made and received advances from and to Seven Arts Pictures Inc., and various Louisiana limited liability companies referred to above, which advances do not bear interest.  The balances of these combined accounts as of December 31, 2009 is $1,487,765 ($2,360,529 on December 31, 2008), reflecting amounts due to the Group by these companies.  The balance of the debt will be settled on the sale of the 700,000 shares currently pledged by SAP Inc to Apollo.

For the year ended December 31, 2009, total revenue includes $2,283,538 revenue from a related party. Also, total other receivables and prepayments as of December 31, 2009 of $1,200,746 includes $483,443 receivables from a related party.

15        Contingent liabilities

The Company, its subsidiary Seven Arts Filmed Entertainment Limited and Seven Arts Pictures Inc. were the subject of an arbitration award of approximately $775,000 and further accrual of $75,000 in the subsequent period against them for legal fees relating to an ongoing dispute regarding a participation in the motion picture entitled 9 ½ Weeks II, even though the arbitration found no additional sums due to the complaining party, and potential loss of further distribution rights in this motion picture.  The Federal District Court enforced this arbitration award, and the Company is seeking relief from that decision.  The Group has fully reserved for the liability.

16	Subsequent events

On August 25, 2009 the Company paid Trafalgar Specialized Investment Fund (“Trafalgar”) $1,000,000 as a partial payment against the £1,000,000 that had been previously borrowed. The Company still owes Trafalgar a similar amount (the exact balance is dependent on certain exchange ratios at the time of the eventual payoff is made and therefore cannot be exactly determined)..  On June 22, 2010 the Company entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 340,000 ordinary shares

The Company entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. The Company has entered into a forbearance agreement with Palm extending the due date of these loans to September 30, 2010.

On August 27, 2007, the Company borrowed $1,650,000 from Blue Rider Financial (“Blue Rider”) to pay for the domestic prints and advertising costs for the motion picture Deal (“Blue Rider Loan”) and arranged that the revenues due from Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to the Company for the distribution of that motion picture be assigned to Blue Rider Financial as partial security for that loan. To date the revenues paid from MGM have not yet been sufficient to repay the Blue Rider Loan. The Company has therefore entered into an accommodation agreement with Blue Rider to redeem the loan due for $2,200,000, less approximately $515,000 of collections that have been received by Blue Rider to date from MGM.

After December 31, 2009, the Group exercised its rights to obtain possession and ownership of the ordinary shares of the 17 corporations which had provided the funds for the Zeus transaction described in notes 2 and 8 above. The Group intends to liquidate each of these corporations during the fiscal period ended June 30, 2010.

The company and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on  May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Group has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result the company does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. The company intends to vigorously defend against this action

The third Equicap company closed in April 2010. The Company received net fee income of $881,000 from this closing.

RBSM LLP

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Seven Arts Pictures, Plc.
London, UK

    We have audited the accompanying consolidated balance sheets of Seven Arts Pictures, Plc. and its wholly owned subsidiaries (the "Company"), as of June 30, 2009 and 2008 and March 31, 2008, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the years ended June 30, 2009 and March 31, 2008 and three months period ended June 30, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We have conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seven Arts Pictures, Plc. at June 30, 2009 and 2008 and March 31, 2008 and the results of its operations and its cash flows for the years ended June 30, 2009 and March 31, 2008 and three months period ended June 30, 2008 in conformity with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

RBSM LLP

New York, New York
March 18, 2010

Seven Arts Pictures Plc - Year ended June 30, 2009 and June 30, 2008 and March 31, 2008 Consolidated Statements of Operations and Other Comprehensive Income/(Loss)

		Year ended	3 months ended	Year ended
		June 30,	June 30,	March 31,
	Notes	2009	2008	2008
Revenue:
Film Revenues	2	$4,217,910	$2,792,836	$3,265,808
Fee Related Revenues-Related Party	2	5,085,679	-	-
	2	928,634
Total Revenues	2	10,232,223	2,792,836	3,265,808

Cost of Sales:
Amortization of Film Costs	10	(2,559,932)	(781,030)	(490,239)
Other Cost of Sales		(2,103,391)	(520,541)	(3,597,469)
Cost of Sales		(4,663,323)	(1,301,571)	(4,087,708)

Gross Profit		5,568,900	1,491,265	(821,900)

Operating Expenses:
General & Administrative Expenses		(3,582,348)	(711,479)	(4,015,533)
Reserve for Doubtful Accounts		(542,811)	-	-
Total Operating Expenses		(4,125,159)	(711,479)	(4,015,533)

Profit/(Loss) Before Interest and Taxes		1,443,741	779,786	(4,837,433)
Net Interest (Expense) Income:
Interest paid	3	(10,907,555)	(3,696,033)	(672,973)
Interest received	3	8,599,096	3,272,868	466,887
Net Interest (Expense)/Income	3	(2,308,459)	(423,165)	(206,086)

Profit/(Loss) Before Taxes and Other Income		(864,718)	356,621	(5,043,519)

Other income	4	5,601,683	-	-

Profit/(Loss) Before Taxes		4,736,965	356,621	(5,043,519)

Provision for Tax	6	-	-	485,634

Profit/ (Loss) After Taxes		$4,736,965	$356,621	$(4,557,885)
Other Comprehensive Income (Loss):
Foreign Exchange Translation		(1,413,066)	5,249	0
Other Comprehensive Income/ (Loss)		3,323,899	361,870	(4,557,885)

Earnings/(Loss) per share in cents	6	78.3	7.3	(97.5)
Diluted Earnings/(Loss) per share in cents	6	58.1	4.3	(97.5)

See accompanying notes to consolidated financial statements

Seven Arts Pictures Plc - As of June 30, 2009 and June 30, 2008 and March 31, 2008 Consolidated Balance Sheet

		Year ended	3 months ended	Year ended
		June 30,	June 30,	March 31,
	Notes	2009	2008	2008
Assets
Cash and Cash Equivalents	1.19	$28,793	$1,172,593	$2,133,338
Restricted Cash and Cash Equivalents - Zeus	1.19	-	112,394,240	198,405,009
Trade Receivables	7	1,579,086	4,273,337	8,302,975
Trade Receivables - Zeus	7	-	247,322,586	53,601,395
Due from Related Parties	7	1,118,598	2,794,727	2,049,405
Other Receivables and Prepayments	7	1,718,263	11,558,620	7,035,996
Investments	9	-	1,595,520	1,595,280
Film Costs	10	22,902,513	19,704,379	29,221,441
Property and Equipment	11	40,112	37,135	42,757
Total Assets		$27,387,365	$400,853,137	$302,387,596

Liabilities & Shareholders Equity
Accounts Payable and Accrued Liabilities	12	$4,078,020	$7,067,303	$2,738,904
Participation & Residuals	12	666,707	1,657,906	1,549,635
Bank Loans - Zeus	13	-	225,478,399	225,444,481
Other Loans	13	2,507,531	-	997,050
Film & Production Loans	13	15,320,650	23,237,878	35,214,793
Due to Related Parties		-	-	-
Deferred Income	13	1,363,610	1,287,400	3,263,809
Deferred Income -- Zeus	13	-	118,067,801	27,247,893
VAT Payable -- Zeus	5	1,734,238	23,224,656	5,521,034
Total Liabilities		$25,670,756	$400,021,343	$301,977,600

Shareholders Equity
Issued Capital	14	16,174,814	19,454,686	19,454,686
Convertible Debentures	15	3,432,450	3,432,450	3,432,450
Additional Paid In Capital	17	7,735,990	4,415,026	4,355,100
Receivable From EBT	17	(2,480,176)	-	-
Accumulated Deficit		(25,675,060)	(26,031,681)	(21,473,796)
Translation Reserve		(2,208,374)	(795,308)	(800,558)
Profit/(Loss) Current Period		4,736,965	356,621	(4,557,885)

Shareholders Equity		1,716,609	831,794	409,997

Total Liabilities & Shareholders Equity		27,387,365	400,853,137	302,387,597

See accompanying notes to consolidated financial statements

Seven Arts Pictures Plc - Year ended June 30, 2009, Three Months ended June 30, 2008 and Year Ended March 31, 2008 Consolidated Statement of Shareholder's Equity

	Common Stock		Deferred Stock		Convertible Preference Shares		Convertible Debentures		Additional Paid in Capital	Receivable from EBT	Acculmulated Deficit	Translation Adjustment
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount	Total
Balance, March 31, 2007	4,336,800	$1,883,079	13,184,000	$11,636,594	3,000,000	$5,668,800	1,750,000	$3,432,450	$3,650,308	$-	$(21,473,796)	$(800,558)	$3,996,877
Common Stock Issued to Unique Fidelity Engineering (£1.50 per share)	34,000	16,950							84,749				101,699
Common Stock Issued to US Dry Cleaning Inc (£0.75 per share)	500,000	249,264							498,525				747,789
Option Issued for the period									121,518				121,518
Net Profit/ (loss) for the period											(4,557,885)		(4,557,885)
Balance, March 31, 2008	4,870,800	$2,149,292	13,184,000	$11,636,594	3,000,000	$5,668,800	1,750,000	$3,432,450	$4,355,100	$-	$(26,031,681)	$(800,558)	$409,998
Option issued for the period									59,926				59,926
Net Profit/ (loss)											356,621		361,870
FX Translation gain/(loss)												5,249
Balance, June 30, 2008	4,870,800	$2,149,292	13,184,000	$11,636,594	3,000,000	$5,668,800	1,750,000	$3,432,450	$4,415,026	$-	$(25,675,060)	$(795,309)	$831,793
Exercise of Stock Options Oct 2008 (£0.756 per share)	12,500	5,161							10,446				15,607
EBT conversion of 2,500,000 preference shares into 2,000,000 common shares (£0.255 per share)	2,000,000	825,800			(2,500,000)	(4,129,000)			3,303,200				-
Exercise of Stock Option Dec 2008 (£1.05 per share)	10,000	4,129							13,246				17,375
Issuance of Common Stock to Trafalgar in exchange for cancellation of warrants (non-cash) May 2009	34,000	14,038							(14,038)				-
Options issued for period end June 30, 2009									195,521				195,521
Adjustment for issuance of 700,000 shares in settlement of the March 31, 2007 Apollo loan									(408,553)				(408,553)
Share options subscribed December 2, 2008 paid $200,000 but not issued									221,142				221,142
EBT Stock Purchase										(2,480,176)			(2,480,176)
Net Profit/ (loss)											4,736,965		4,736,965
FX Translation gain/(loss)												$(1,413,066)	(1,413,066)
Balance, June 30, 2009	6,927,300	$2,998,420	13,184,000	$11,636,594	500,000	$1,539,800	1,750,000	$3,432,450	$7,735,990	$(2,480,176)	$(20,938,095)	$(2,208,375)	$1,716,609

See accompanying notes to consolidated financial statements

Seven Arts Pictures Plc - Year ended June 30, 2009, Three Months ended June 30, 2008 and Year Ended March 31, 2008
Consolidated Statement of Cash Flow

	Year ended	3 mths ended	Year ended
	June 30,	June 30,	March 31,
	2009	2008	2008
Cash flow from operating activities

Net income/(loss)	$4,736,965	$356,621	$(4,557,885)

Depreciation of property & equipment	26,702	7,163	14,979
Amortization of film cost	2,559,932	781,030	490,239
Forgiveness of debt	(5,601,683)	-
Stock based Expenses	459,741	60,104	121,878
Provision for Bad Debts	542,811	(9,324)	159,974

Changes in assets and liabilities
Restricted cash - Zeus	102,698,377	86,040,618	(198,405,009)
Trade receivables	1,080,401	(3,099,686)	7,103,737
Zeus receivables	225,986,921	(188,191,262)	(59,122,429)
Intercompany accounts	337,334	(745,013)	(726,068)
Capitalized film assets	(5,669,371)	(1,924,271)	(2,562,046)
Other assets	5,037,407	(3,214,524)	(2,959,597)
Accounts payable	1,753,087	(194,882)	5,558,257
Other current liabilities	(23,937,024)	22,338,462	(3,223,066)
Deferred income - Zeus	(107,552,901)	88,838,909	29,363,336
Proceeds from/(repayment of) Zeus loan	(206,027,156)	-	225,444,481
Net cash provided by/(used in) in operating activities	$(3,568,458)	$1,043,946	$(3,299,219)

Cash flow from Investing Activities
Purchase of property and equipment	(37,039)	(1,542)	(26,821)

Net cash provided by/(used in) in investing activities	$(37,039)	$(1,542)	$(26,821)

Cash flow from Financing Activities
Proceeds from/(repayment of) participation equity / investment	(94,168)	6,267,314	4,400,002
Proceeds from/(repayment of) notes payable	2,507,462	(8,271,926)	-
Issuance of common stock	36,429	-	849,487

Net cash provided by/(used in) in financing activities	$2,449,723	$(2,004,611)	$5,249,488

Net increase/(decrease) in cash	$(1,155,773)	$(962,208)	$1,923,449

Cash and cash equivalents at Beginning of year	1,172,593	2,133,338	9,317

Currency translation Adjustment	11,973	1,463	200,573

Cash and cash equivalents at End of year - computed	$28,793	$1,172,593	$2,133,338

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for
Interest	9,854,087	437,910	245,768
Income taxes	-	-	-

Non cash investing and financing transactions:
Capitalised film cost acquired under Knife Edge Tax Credit	$-	$-	$2,614,084
EBT Receivable set off against equity accounts	$2,480,176	$-	$-
Production loan received for capitalised film cost / development cost	$1,700,998	$399,558	$11,204,756
Accounts receivable applied against Loan set off	$1,005,998	$311,873	$496,465

See accompanying notes to consolidated financial statements

Seven Arts Pictures Plc - Year Ended June 30, 2009 and Three Months ended June 30, 2008 and Year Ended March 31, 2008
Notes to Consolidated Financial Statements

1       Accounting policies

1.1           Basis of accounting

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”), the Companies Act 2006 and Article 4 of the International Accounting Standard (“IAS”) Regulations. In addition, the Group also complied with IFRS as issued by the International Accounting Standards Board (“IASB”).

 The Group produces and acquires motion pictures for distribution in theatres, on home entertainment and/or for television exploitation. The Group operates in one principal business segment as a motion picture producer and distributor. Whether considered individually or in combination, the Group’s business as both a motion picture producer and distributor, do not constitute separate segments under IFRS 8 Operating Segments. The Group believes that all its businesses are functionally and financially similar.

The Group has engaged in various transactions under which it has received cash proceeds from the transfer of tax credits or other tax benefits associated with its motion picture productions.  Any such proceeds are treated as a reduction in the production costs of the applicable motion picture. In certain situations where a motion picture has not commenced production by a particular date, any such cash proceeds would no longer be treatable as a reduction in the production costs of that motion picture but would be directly recorded as fee income.

1.2           Transition from UK GAAP to IFRS

The consolidated financial statements of the Company as of June 30, 2009, June 30 2008 and March 31, 2008 ("the financial statements") have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). IFRSs are standards and interpretations that have been adopted by the International Accounting Standards Board. These standards include:

a.	International Financial Reporting Standards (IFRSs);

b.	International Accounting Standards (IASs), and;

c.	Interpretations by the International Financial Reporting Interpretation Committee (IFRICs) or its predecessor, the Standing Interpretations Committee (SICs).

The financial statements are in the scope of IFRS1 First Time Adoption of International Financial Reporting Standards ("IFRS1") as they present annual financial statements of the Company for the year ended June 30, 2009, the three months ended June 30, 2008 and the year ended March 31, 2008  subsequent to the transition date to IFRS ,under IFRS1, which is April 1, 2007 (the "transition date").

The financial statements being presented  have not been previously prepared in accordance with generally accepted accounting principles in the United Kingdom (UK GAAP”), and accordingly, comparative data in these financial statements did not require restatement to retrospectively reflect the adoption of IFRS .

The reconciliation of the Company’s previously reported retained earnings under UK GAAP as of March 31, 2007 to the opening retained earnings is presented in footnote 12 to these financial statements.

1.3           Basis of consolidation

The Group financial statements consolidate the financial statements of Seven Arts Pictures Plc and its subsidiaries.  The results of subsidiaries acquired and sold are included in the profit and loss account from or up to the date control passes on the acquisition basis. Intra group sales and profits are eliminated on consolidation.

The results and net assets/liabilities of the associate are accounted for using the equity method, whereby the investment is initially recorded at cost and, thereafter, is adjusted for the post-acquisition change in the investor’s share of net assets/liabilities.  The profit and loss reflects the investor’s share of the results of the operations of the associate.

The group changed its fiscal year end from March 31 to June 30 during the period ending June 30, 2008. Accordingly the group has included a three month stub period ending June 30, 2008 in its consolidated financial statements.

1.4           Total Revenues

The Group’s film revenue recognition policies recognize revenue from a sale or licensing arrangement of a film when all of the following conditions are met:

a. Persuasive evidence of a sale or licensing arrangement with a customer exists.

b. The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery.

c. The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.

d. The arrangement fee is fixed or determinable.

e. Collection of the arrangement fee is reasonably assured

A written agreement with clients (purchase order, letter, contract, etc.) indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria have been met and the customer has confirmed its agreement.

The Group’s revenue recognition policies are summarized as follows:

1)
License fee revenue (i.e. non-refundable advances) is recognized as and when the film in question is available for delivery to the respective territories.  However, where an advance is paid upon the signing of an agreement, and this is non-refundable, it is recognized upon the signing of the agreement if the film is then available for delivery.

2)	Revenue that equates to a share of gross receipts of films is recognized as income as and when the Group is notified of the amounts when earned.

3)	Revenue that relates to 3rd party investor interest income that is directly related to financing and producing films is recognized when earned.

The Group will not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Total revenues represent the earned revenue of goods sold and services provided to customers. Cash payments received are recorded as deferred income until all the conditions of revenue recognition have been met.

1.5           Investments

Investments are held at the lower of cost or net realizable value, and reviewed annually for any impairment charges. As of June 30, 2009 the Group has no outstanding investments.

1.6           Film Costs

Film costs include the unamortized costs of completed films which have been produced by the Group or for which the Group has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development.
For films produced by the Group, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.
Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.
Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates

Films in progress include the accumulated costs of productions which have not yet been completed.
Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

1.7           Property and Equipment and Depreciation
Property and Equipment are stated at cost less accumulated depreciation. Depreciation is provided for using the following rates and methods:

Computer equipment and software	2- 5 years straight line
Furniture and equipment	2- 5 years straight line

1.8           Income taxes

Income taxes are accounted for by providing for the relevant tax charge as an asset or liability.  The financial accounting and reporting for income taxes allows recognition and measurement of deferred assets based upon the likelihood of realization of tax benefits in future years.
Deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset will not be realized.
The financial effect of changes in tax laws or rates is accounted for in the period of enactment.
The Group is not a part of any consolidation return filed in the United States

1.9           Foreign currency translation

The results of the Group have not, to date, been materially impacted by exchange rate fluctuations. However, a significant proportion of current and future income is likely to be receivable in United States Dollars which may give rise to transactional currency exposures due to fluctuations in the exchange rate between United States Dollars and GB Pounds which is the Group’s functional currency.
Where possible, the Group seeks to match United States Dollar income with United States Dollar expenditure. To date the Group has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.
Assets and liabilities are denominated in either GB Pounds or US Dollars currencies and are translated at exchange rates relevant as of the balance sheet date, all resulting in unrealized translation gains and losses are included in the consolidated profit and loss account.

1.10         Derivative instruments and hedging activities

The Group’s policy is not to use derivative or hedging financial instruments for trading or speculative purposes and as such does not use any of these instruments.

1.11         Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films; estimates for other allowances; income taxes and impairment assessments for film costs, equipment. Actual results could differ from such estimates.

1.12         Re-classifications

Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation.

1.13         Accounts receivables

Receivables are recognized at the initial amount of the invoice.  As a result of the nature of the Group’s activities, accounts receivables are generally of a short-term nature. However, any receivable whose recovery date was distant would be measured at its present value.  The Group does not charge interest on late payment of trade receivables and loans.

Reserve for doubtful accounts represent a provision charged to reflect management's best estimate of the likelihood that certain of the Group’s accounts receivable may not ultimately be collected. This provision is based on historical experience and relevant facts and information regarding collectability at the time and will be adjusted up or down over time with the benefit of actual results.

Any receivable outstanding is only written off after management has deemed the debt to be uncollectible, under the terms of the agreement.  For the Fiscal Year ended June 30, 2009, the Group had reserved or written off an aggregate of $542,811 to cover any future uncollectible receivables or doubtful accounts.  The Group determines its allowance by considering a number of factors, including the length of time receivables are past due, the Group’s previous loss history, the customer’s current ability to pay its obligation to the Group, and the condition of the general economy and the industry as a whole.

Substantially all of the trade receivables at face value as reflected in the consolidated financial statements are pledged as security for borrowings by the Group.

1.14         Accounts payables

All operating trade payables (including notes payable and accrued supplier invoices) relate to the purchase of goods and services including those related to media space purchases as an agent. These payables are due within less than one year. However any payable whose due date was more than one year would be measured at its present value. The Group did not have any such payables during the periods presented.

1.15         Fair value of financial instruments
The carrying amount of cash, trade accounts receivable, other accounts receivable, receivables due from and payable to related parties, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash equivalents are recognized at fair value considering quoted market prices for the same or similar instruments. Long-term debt is based on estimated market prices for similar instruments, considering interest rates currently available in connection with bank loans with similar terms and due dates.

1.16         Translation reserve for non US operations

All translation reserves are shown net of tax, and foreign exchange translation gains or losses are included in the Group’s overall tax computation.

1.17         Share based payments

The fair value of the employee services received in exchange for the grant of options is recognized as an expense in accordance with IFRS 2. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options determined at the grant date, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets) by use of an option-pricing model.  Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. This estimate is revised at each balance sheet date and the difference is charged or credited to the profit and loss account.

1.18         Cash and Cash Equivalents

The financial assets of the Group are cash balances held on deposit with banks, of which $0 is denominated in US Dollars and $28,793 denominated in GB Pounds, as of June 30, 2009. These deposits earn interest at the relevant bank interest rates, which are all floating rates of interest.  These annual interest rates ranged from 2.1% to 5.8% for the Fiscal Year ended June 30, 2009, the three months ended June 30, 2008 and the Fiscal Year ended March 31, 2008.

1.19         Restricted Cash

Restricted cash represents the amount on deposit with a financial institution that is contractually designated for repaying and offsetting the loans payable in connection with the Zeus transaction.  Security for the bank loan taken out by Cinematic Finance Limited, which amounted to the loan principal of $225,478,399 and  The Group has no other restricted cash or cash equivalents and has no other cash or cash equivalents segregated for debt liquidation. The restricted cash balance was $112,394,240 as of June 30, 2008, and $198,405,009 as of March 31 2008. There was no restricted cash balance during the other periods disclosed herein. The restricted cash is included in Cash at bank and in hand on the balance sheet.

1.20         Convertible preference shares and debentures

All convertible preference shares may be converted into ordinary shares on the election of the shareholder and are not contingent on certain events. The principal term of the Group’s convertible debentures and shares are as follows:

1.
Langley Park Investment Trust PLC (“Langley”) has converted 1,250,000 of its convertible redeemable debentures (“Debentures”) into 1,000,000 ordinary shares, which are included in the ordinary shares outstanding after December 31, 2008.  Langley’s remaining Debentures £1,750,000, or $3,432,450 (at the prevailing exchange rate as of March 31, 2007) are convertible into 700,000 ordinary shares on a 2-to-1 basis. There is no due date or required due date on the Group’s Debentures. The Debentures rank junior to all the Group’s indebtedness and senior only to its ordinary and preference shares.

2.
The Company set up an Employee Benefit Trust ("EBT") in December, 2008 and, shortly thereafter, the EBT entered into an agreement to purchase the 3,000,000 convertible preference shares held by Armadillo Investment Trust ("Armadillo") for £1,500,000, to be paid in three equal installments of £500,000, and the return of the 1,600,000 ordinary shares in Armadillo owned by the company, valued at £800,000 for an aggregate purchase price of £2,300,000. The agreed upon purchase price was to be loaned to the EBT by the Company at a nominal interest rate and, to date, the Company has advanced £500,000 as the first of three equal installments, together with the 1,600,000 ordinary shares of Armadillo, to the EBT which has paid them over to Armadillo. The Company has guaranteed the second and third installments that the EBT owes Armadillo, aggregating £1,000,000. The EBT in turn owes the Company £1,475,000 ($2,436,110) and this amount has been booked as a contra asset under share premium, which is a deduction from shareholders’ equity. The EBT will owe the Company an additional £1,000,000 when the Company has made good on its obligation.

1.21         Employee Benefit Plan

The Group established the Seven Arts Employee Benefit Trust (“EBT”) for the purpose, among others, of acquiring 3,000,000 of the Group’s preference shares from Armadillo Investments plc. On October 30, 2008 the EBT reached an agreement to acquire these shares for £1,500,000 plus the return of 1,600,000 of Armadillo investments plc (“Armadillo”) common shares. On that date the Group advanced £500,000 as the first of three equal installments together with 1,600,000 shares of Armadillo Investments plc. The EBT acquired 3,000,000 of the Company’s convertible preference shares from Armadillo. Seven Arts has guaranteed the remaining two payments due to Armadillo aggregating £ 1,000,000, but has not yet advanced these payments to EBT, so EBT is in default on both payments. On November 20, 2008, EBT converted 2,500,000 of these preference shares into 2,000,000 of the Company’s ordinary shares.  EBT currently owns approximately 31% of the Company’s outstanding ordinary shares.

Seven Arts has agreed in principle with EBT that it will satisfy its loan to the Group by returning to the Group 1,000,000 of the ordinary shares it owns and the remaining 500,000 convertible preference shares which it has not yet converted into ordinary shares. EBT has pledged approximately 1,300,000 ordinary shares to Armadillo to secure the sum due to Armadillo, which pledge will be terminated when the EBT pays the £1,000,000 to Armadillo.

EBT is governed by a Trust Deed that Seven Arts entered into with the trustee.  Under the Trust Deed, the Group has the power to remove the trustee and to replace it with one or more trustees of the Group’s choosing.  The Trust Deed also restricts the trustee from voting the Group’s ordinary shares held by EBT without the approval of the Group.  All cash and ordinary shares owned by EBT are held by EBT for the benefit of Seven Arts’ employees. Any distributions by EBT will be approved by the trustees and are expected to be made to the Group’s executive management as part of the Group’s bonus plan. See Note 18 Share based payments for actual options granted.

1.22         New Accounting Pronouncements

The Company has not yet adopted certain new standards, amendments and interpretations to existing standards, which have been published but are only effective for our accounting periods beginning on or after 1 July 2009 or later periods. These new standards are listed below:

IFRS 8 “Operating Segments” (effective 1 January 2009)

IFRIC 17 “Distributions of Non Cash Assets to Owners” (effective 1 July 2009)

IFRIC 18 “Transfers of Assets to Customers” (effective 1 July 2009)

Revision to IAS 1 “Presentation of Financial Statements” (effective 1 January 2009)

Amendments to IAS 23 “Borrowing Costs” (effective 1 January 2009)

Revision to IFRS 3 “Business Combinations” (effective 1 July 2009)

Revision to IAS 27 “Consolidated and Separate Financial Statements” (effective 1 July 2009)

Amendment to IFRS 2 “Share-Based Payment” (effective 1 January 2009)

Amendment to IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations” (effective 1 July 2009)

Amendments to IAS 28 “Investment in Associates” (effective 1 January 2009)

Amendment to IAS 32 “Financial Instruments: Presentation” (effective 1 January 2009)

Amendments to IAS 38 “Intangible Assets” (effective 1 January 2009)

Amendment to IAS 39 “Financial Instruments: Recognition and Measurement” (effective 1 January 2009)

The Company is currently evaluating the impact of the adoption of these standards, amendments and interpretations in future periods.

2              Revenues and profits before taxes

Information about geographical areas

	Year ended	3 months ended	Year ended
	June 30,	June 30,	March 31,
	2009	2008	2008
	$	$	$

Europe	563,753	568,061	1,726,841
North America	2,278,490	2,086,902	884,936
South America	173,536	0	222,673
Africa and Middle East	100,511	26,447	6,178
Asia	366,815	86,706	401,580
Australia	734,804	24,720	23,600

Total	4,217,909	2,792,836	3,265,808

Profits before taxes for each of the periods relate to the above geographical markets in approximately the same proportion as total revenues. The net assets of the Group are also considered to relate to the above geographical markets in approximately the same proportion as total revenues.

Film revenues consist of minimum guarantees from distributors recognized when a film becomes available for release in that territory, royalties either collected or receivable and other fees or income associated with the sale of the Group’s motion pictures.

Fee related revenues in the period ending June 30, 2009 consisted of:

1.
$5,085,679 of net fee income derived from the Zeus transaction, a structured finance transaction with UK investors who invested in certain of the Group’s motion picture and distribution activities. The Zeus transaction resulted in a net benefit to the Group of $16,002,766, of which $10,917,087 has been applied as a reduction in certain of the Group's motion picture costs and the balance has been recorded as fee income. The fee items related to the Zeus transaction were contractually due to Seven Arts Pictures Louisiana LLC (“SAPLA”), but collected and recorded by the Group under the Group’s agreement with SAPLA. The Zeus transaction has been fully accounted for.

2.
Tax credit revenues of $928,634 resulting from certain infrastructure expenditures relating to its post-production facilities in Louisiana made by the Group. This item was collected by SAPLA and used to pay group expenses.

No fee related revenues were recorded in the periods ending June 30, 2008 and March 31, 2008.

All of the Group's revenues and profits before taxes in each of the three periods derived from the financing, production and distribution of films.

Net Interest Expense	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$
Interest paid
Bank loan interest paid relating to Zeus	(8,581,436)	(3,258,060)	(427,206)
Production loans interest paid	(1,935,185)	(424,490)	(108,041)
Corporate loans interest paid	(340,557)	(13,483)	(137,236)
Bank interest paid	(50,377)	0	(490)

Total interest paid	(10,907,555)	(3,696,033)	(672,973)

Interest received
Bank loan interest paid relating to Zeus	8,581,436	3,258,053	427,204
Interest received	5,392	0	0
Bank interest received	12,268	14,815	39,683

Total interest received	8,599,096	3,272,868	466,887

Net interest (expense)/ income	(2,308,459)	(423,165)	(206,086)

4              Other Income relating to cancellation of Indebtedness.

In accordance with IAS 39 Financial Instruments: Recognition and Measurement other income of $5,601,683 recorded in the period ending June 30, 2009 reflects cancellation of indebtedness arising from the decision of a lender to Seven Arts Future Flow 1 ("SFF"), a limited liability company owned by SAP Inc., to take control of twelve motion pictures owned by SFF and pledged to secure an $8,300,000 loan to Arrowhead Target Fund Ltd. ("Arrowhead"). Since the Group no longer controls the licensing of these motion pictures, it has removed all investment in and receivables relating to the pictures pledged to Arrowhead as assets, and has removed all limited recourse indebtedness and accrued interest related to the Arrowhead loan as liabilities from its balance sheet, resulting in a net gain in the above amount.

5              Taxes

Income taxes

The Group is subject to income taxes in the United Kingdom. International Accounting Standard (IAS) 12, Income Taxes (“IAS 12”), which is accompanied by two interpretations: SIC-21 Income Taxes - Recovery of Revalued Non-Depreciable Assets (“SIC-21”), and SIC-25, Income Taxes - Changes in the Tax Status of an Entity or its Shareholders (“SIC-25”) requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carry forwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is probable or a valuation allowance is applied. The Group has no net deferred tax assets in the periods presented.

Based on general criteria of IAS 12 and International Accounting Standard 37, Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), the Group recognizes the impact of an uncertain income tax position on the income tax return at the largest amount that is probable to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it is determined that its likelihood of being sustained is not probable. Additionally, IAS 12 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The tax effects of temporary differences between income for financial reporting and taxes that gave rise to significant portions of the deferred tax assets as of the twelve month period ended June 30, 2009, the three month period ended June 30, 2008 and the twelve month period ended June 30, 2008, were as follows:

Long term gross deferred tax asset	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$

Net operating loss carry forwards	10,285,529	8,839,662	257,000
Capital loss carry forwards	6,258,049	6,806,073	2,060,000

Total long-term deferred tax assets	16,543,578	15,645,736	2,317,000
Less: valuation allowance	(16,543,578)	(15,645,736)	(2,317,000)

Net long-term deferred tax assets	0	0	0

Accordingly, deferred tax assets are not recognized for net operating loss carry forwards resulting from tax benefits occurring from previous years.

As a result of the adoption IAS 12, the Group recognizes tax benefits associated with the exercise of stock options and vesting of restricted share units directly to stockholders’ equity (deficiency) only when realized. A tax benefit occurs when the actual tax benefit realized upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award.

The Group’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For all periods, interest and penalties were negligible. The Company is subject to taxation in the United Kingdom. With a few exceptions, the Group is subject to income tax examination by United Kingdom tax authorities for the fiscal years ended March 31, 2005 and forward. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses (“NOLs”) were generated and carried forward, and make adjustments up to the amount of the NOLs.

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$

Current tax charge/(credit)	0	0	(485,634)

Factors affecting the tax charge for the year:

Profit/(loss) before taxes	4,736,965	356,621	(4,557,885)

Profit/ (loss) before taxes multiplied by the standard rate of UK corporation tax of 2009: 28% (June 30, 2008 28%; March 31, 2008 30%)	1,326,351	99,854	(1,367,366)

Effects of:
Non deductible expenses	54,746	19,876	122,116
Non taxable income	(1,997,932)	(1,131,236)	0
Excess of amortization over tax deductions	0	86,298	14,889
Excess of capital allowances over depreciation	0	(829)	0
Tax losses carried forward	616,835	926,037	1,230,361
Tax losses utilized
Adjustments to tax charge in respect of previous periods	0	0	(485,634)
Rate difference
Current tax charge/(credit)	0	0	(485,634)

As of June 30, 2009 the Group had operating losses of approximately $10,285,529 to carry forward against future operating profits.

As of June 30, 2009, the Group had capital losses of approximately $6,258,046 to carry forward against future capital profits.

A deferred tax asset has not been recognized in respect of the timing losses relating to these losses of the Group as there is insufficient evidence that the asset will be able to be recovered.  This asset would only be able to be recovered if the Company itself were to make sufficient profits.

6              Earnings per share

The Group calculates net income (loss) per share in accordance with International Accounting Standard 33, Earnings per Share (“IAS 33”). Basic net income (loss) per share is calculated based on the weighted average common shares outstanding for the period presented and all have been adjusted to reflect the Group’s 5:1 reverse stock split which occurred on December 31, 2008.

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$

Retained profit/(loss) for the period	4,736,965	356,621	(4,340,909)

Earnings/(loss) per share (in cents)	78.3	7.3	(97.5)
Diluted earnings/(loss) per share (in cents)	57.0	4.3	(97.5)

Continuing operations
Earnings/(loss) per share (in cents)	78.3	7.3	(97.5)
Diluted earnings/(loss) per share (in cents)	58.1	4.3	(97.5)

The weighted average number of shares outstanding is calculated by time-apportioning the shares outstanding during the year.  The diluted earnings per ordinary share are calculated based on the weighted average number of shares outstanding plus the weighted average number of potential ordinary shares, as follows:

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008

Weighted average number of ordinary shares for the purposes of basic earnings per share	6,051,453	4,870,800	4,676,301

Effect of dilutive potential ordinary shares:
- convertible preference shares	1,138,000	2,400,000	2,400,000
- convertible debt	700,000	700,000	700,000
- share options	257,500	285,055	75,315

Weighted average number of ordinary shares for the purposes of diluted earnings per share	8,146,953	8,255,855	7,851,616

For the year ended March 31, 2008, the convertible preference shares and convertible debt in issue were anti-dilutive as a loss had arisen in the period. In accordance with IAS 33, anti-dilutive potential shares are not included in the diluted earnings per share calculation.

7              Receivables

	Year ended	3 months ended	Year ended
-	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$
Amounts falling due within one year:
Trade receivables	1,579,086	4,273,337	8,302,975
Zeus receivables (i)	-	247,322,586	53,601,395
Other receivables	1,948,612	4,423,841	2,261,219
Intercompany receivables	118,598	2,432,495	2,049,405
Prepayments	769,651	4,702,282	2,891,880

Total	4,415,947	263,154,541	69,106,874

Amounts falling due after more than one year:
Other receivables	0	2,794,729	1,882,897

Total receivables	4,415,947	265,949,270	70,989,771

(i)
 Accounting for the Zeus financing transaction resulted in the creation of substantial, offsetting assets (restricted cash and receivables) and liabilities (short term bank debt and deferred income) in the periods ending June 30, 2008 and March 31, 2008. As of June 30, 2008, these receivables amounted to $247,322,586 and as of March 31, 2008 they amounted to $53,601,395.  Value added tax included within the Zeus receivable is $23,224,656 at June 30, 2008 and $5,521,034 at March 31, 2008. All of these receivables had been collected and the associated loans paid down completely during the period ending June 30, 2009.

8              Consolidated Affiliates

The accompanying consolidated financial statements of the Group include the accounts of Seven Arts Pictures Plc and all of its majority-owned and controlled subsidiaries.

Listed below are the Group’s Operating and Trading Companies and the controlling interest:

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
Name of Company

Seven Arts Pictures Plc	100%	100%	100%
Seven Arts Filmed Entertainment Limited	100%	100%	100%
Seven Arts Filmed Entertainment (UK) Limited (formed March 6, 2008)	100%	100%	100%
Cinematic Finance Limited (formed February 14, 2008)	100%	100%	100%
SAFCO’s (i)	100%	100%	100%

(i)
SAFCO’s refers to 17 companies formed by investors in the Zeus transaction. The Group acquired the SAFCO’s in May, 2009, and the SAFCO’s are now consolidated into the Group. The Group has instructed counsel to liquidate the SAFCO’s under the applicable laws of the United Kingdom.

All significant intercompany balances and transactions have been eliminated on consolidation.

The Group also consolidates the revenues and expenses of Seven Arts Pictures Louisiana LLC (“SAPLA”), solely as such relate to film distribution revenues and fee related revenues controlled by the Group and payable to the Group.  The Group does not control SAPLA and is not responsible for the losses or indebtedness of SAPLA, except with respect to a guarantee of one loan for a post-production facility as discussed in note 14.

9              Investments

As per note 1.21, in the Year ended March 31, 2008 the Group established the Seven Arts Employee Benefit Trust (“EBT”) for the purpose, among others, of acquiring the Group’s preference shares from Armadillo. On October 30, 2008 the EBT reached an agreement with Armadillo to acquire these shares for £1,500,000 plus the return of the 800,000 common shares of Armadillo represented by the Group’s $1,595,200 investment in Armadillo. These shares were advanced to the EBT and subsequently returned to Armadillo. Consequently this investment has been removed from the Group’s balance sheet. (see notes 1.20.2, 1.21, 15 and 19 for a description of the Armadillo transaction).

10            Film Costs

Film Costs

Film costs as of March 31, 2007	$17,688,538

Additional costs incurred	14,468,369
Third party Investments/ Tax Credits	(2,445,227)
Amortization of film costs during period	(490,239)

Film costs as of March 31, 2008	29,221,441

Additional costs incurred	3,420,522
Third party Investments/ Tax Credits	(12,156,554)
Amortization of film costs during period	(781,030)

Film costs as of June 30, 2008	19,704,379

Additional costs incurred	10,174,711
Third party Investments/ Tax Credits	(4,416,646)
Amortization of film costs during period	(2,559,932)

Film costs as of June 30, 2009	22,902,513

The Zeus financing resulted in a net benefit to the Group of $16,002,766, of which $10,917,087 was applied as a reduction of film costs resulting from third party investments. Of this amount $2,445,227 was recorded in the year ended March 31 2008; $7,349,512 in the three months ended June 30, 2008, and $1,122,348 in the year ended June 30, 2009.  The balance of $5,085,679 was not allocated to film costs and was taken as fee income in the year ended June 30, 2009.

The net book value of all films as of June 30, 2009 includes $20,047,669 relating to films released since April, 2007 and $2,854,844 relating to pictures in development.
All of the Group's pictures released before April 2007 have been completely written off and therefore have a net book value of zero.

The Company anticipates that approximately 85% of the film costs on the Balance sheet as of June 30, 2009 will be amortized within the next three years.

11            Property  and Equipment

Property and Equipment
$
Cost as of March 31, 2007	30,508
Additions	27,374
Depreciation charge for the period	(15,125)
Net book value as of March 31, 2008	42,757

Additions	917
Depreciation charge for the period	(6,539)
Net book value as of June 30, 2008	37,135

Additions	28,088
Depreciation charge for the period	(25,111)
Net book value as of June 30, 2009	40,112

12     Transition to IFRS

12.1         Basis for Transition to IFRS

12.1.1      Application of IFRS 1

The consolidated financial statements for the year ended on June 30, 2009 presenting comparative information for the year ended March 31, 2008 were the first presented in accordance with IFRS.  Considering that these Consolidated Financial Statements include financial information as of and for the year ended March 31, 2008 the disclosures on transition to IFRS required by IFRS 1 are included in this Note.

The Company prepared its opening balance sheet as of the transition date which is April 1, 2007.

In preparation of the Consolidated Financial Statements on the transition date according with IFRS 1, the Company applied the mandatory exceptions and certain optional exemptions of full retrospective application of the IFRS.

12.1.2      Exemptions to the Full Retrospective Application Chosen by the Company

The Company utilized the following optional exemptions of full retrospective application:

a)
Exemption for business combination: The Company opted not to remeasure the business acquisitions that took place before the IFRS transition date in compliance with IFRS 3; therefore, goodwill arising from acquisitions before that date was maintained at its amortized net carrying value as of March 31, 2007, determined in accordance with UK GAAP. However, as required by IFRS 1, the retained profit and loss of the legal subsidiary pre-acquisition, plus the combined entity profit or loss post acquisition, is shown on the balance sheet. In addition goodwill created by the reverse takeover has been removed.  As of the transition date the Company removed goodwill in the amount of $5,207,600.

b)
Exemption for presenting the fair value of Property, plant and equipment as acquisition cost: The Company opted not to remeasure its fixed assets on the transition date at fair value, and opted to maintain the acquisition cost less accumulated depreciation adopted under UK GAAP as fixed asset amount, monetarily adjusted in accordance with IAS 21 and IAS 29.

c)
Exemption for presenting cumulative translation difference: The Company opted to present the accumulated effects on the IFRS transition date resulting from the translation of the consolidated financial statements of subsidiaries and investees with a functional currency different from the Company’s reporting currency as retained earnings on the opening balance sheet. The Company recognizes the translation adjustments directly in a specific Equity account as from IFRS transition date.

d)	Exemption related to measurement of the compound financial instruments: The Company did not have compound financial instruments on the IFRS transition date.

e)
Exemption related to the recognition of interests in subsidiaries, jointly-controlled entities, and associates: The Company’s subsidiaries, jointly-controlled entities, and associates on the transition date did not have Financial Statements under IFRS and, as a result, the Company adopted the same IFRS transition date for all its subsidiaries, jointly-controlled entities, and associate companies.

f)
Exemption related to the classification of financial instruments: The Company opted to classify and assess its financial instruments according to IAS 32 and IAS 39 on the IFRS transition date. Retroactive analyses to the original contracting date of the current financial instruments were not made on the IFRS transition date. All financial instruments contracted after the transition date were analyzed and classified on the contract date of the operations.

g)
Exemption related to the initial measuring of share-based payments: The Company opted to recognize the accumulated effects of share-based payments on the IFRS transition date and as a result of that recognized the amount of which was just a reclassification in the “Retained earnings” account.

12.1.3      Exceptions from full retroactive application followed by the Company

No impacts were identified in the Company’s Consolidated Financial Statements due to the application of the mandatory exceptions established by IFRS 1.

12.2         Reconciliation between IFRS and UK GAAP

Description of the main differences between IFRS and UK GAAP that affect the Company’s Consolidated Financial Statements is as follows:

a)
Business Combinations:  in accordance with IFRS, the purchase method is applied. The cost of business combination is measured at the fair value on the date of acquisition. The acquiring entity should allocate, on the date of the combination, the acquisition cost (including the direct costs of the transaction) to acquired assets and liabilities and contingent liabilities assumed at its fair value, that meet specified criteria, even if some of them have not been previously recognized by the acquired company in its accounting records. The process of allocating the cost of a business acquired to its assets, liabilities and contingent liabilities acquired should be performed within twelve months of the date of the combination. When the acquisition cost is higher than the fair value of the interest of the acquiring entity in net assets, liabilities and contingent liabilities of the acquired entity, the acquiring entity records a goodwill arising from the transaction, related to such difference. Goodwill and other intangible assets with an indefinite useful life are not amortized. The recoverable amount of cash-generating units to which goodwill is allocated must be evaluated for impairment at least once a year and whenever there is an indication that the value of an asset might be impaired. When the recoverable amount of goodwill or of any other asset is less than its carrying amount, an impairment loss must be recorded in income for the year. If the interest of the acquiring entity in the fair value of the identifiable assets, liabilities and contingent liabilities is higher than the acquisition cost, the excess (negative goodwill) should be reviewed in order to determine whether the fair values attributed to the acquired assets, assumed liabilities and contingent liabilities were adequately identified and valued. If, after such review, it is concluded that a negative goodwill resulted from the transaction, it should be recorded as a gain in income for the year. Minority interests in the net assets acquired must be recorded at its fair value on the date of acquisition in a specific Equity account.

In accordance with UK GAAP, the following practices were adopted: goodwill or negative goodwill is calculated by the simple difference between acquisition cost and Equity of the acquired entity at its historical cost. The allocation of the acquisition cost to the assets, liabilities and contingent liabilities acquired based on its fair value is not used and assets and liabilities were recorded upon acquisition at its historical cost in the books of the entity acquired, except as described below. Goodwill can be attributed to: (i) excess of value of the assets (generally property, plant and equipment), which is incorporated into their value and is amortized over the useful life of such assets, (ii) future profitability, or (iii) other reasons. Goodwill based on future profitability must be amortized according to future income projections over a period of not more than ten years, except when it refers to concessions granted by the public authority, in which case it will be amortized over the concession term. Goodwill which cannot be economically supported (“without economic basis”) must be expensed at the time of the purchase and negative goodwill without economic basis must be recorded as a gain only when the investment is written off or discontinued. UK GAAP does not allow transaction costs to be accounted for as part of the acquisition price. Minority interests are recorded at cost.

The acquisition of Cabouchon Plc was considered a reverse acquisition and this company subsequently changed its name to Seven Arts Pictures Plc.  In accordance with IFRS, the capital structure of the legal parent and the retained profit and loss of the legal subsidiary arising prior to the acquisition, plus the combined entity profit and loss post acquisition, is presented on the balance sheet.  As a result, the goodwill created by the acquisition is charged to the profit and loss account.  As of the transition date, the Company removed goodwill totaling $5,207,600.

b)
Revenue recognition:  In accordance with IFRS and IAS 18, the Company adopted SOP 00-2, which provides guidance on revenue recognition for the distribution and exploitation of films as described in footnote 1.4. As a result, certain film revenues were reclassified to deferred revenue or written off and amortization of film costs were reduced.

c)	Other Cost of Sales: The Company adopted a policy relating to transactions with associates that required a reversal of certain cost of sales against investments.

d)
Exchange differences on translation of foreign operations: according to IFRS, exchange differences on translation of consolidated subsidiaries, associates and joint-controlled entities with a functional currency different from the functional currency of the parent company should be recognized directly in Equity in the translation reserve account.

e)	Reclassifications: The main reclassifications made in the Consolidated Financial Statements in compliance with IFRS are as follows:

•	Interest income relating to film revenue, totaling $3,685,108, was reclassified from revenues to non-operating income.

•	Interest expense relating to film costs, totaling $3,683,927 was reclassified from cost of goods sold to non-operating expense.

12.2.1      Reconciliation of the Company’s consolidated balance sheet on IFRS transition date – April 1, 2007

BALANCE SHEET

	April 1, 2007
	UK GAAP £	UK GAAP $	IFRS Adjustments	Note	IFRS
Assets
Cash and Cash Equivalents	£4,748	$9,313	$-		$9,313
Trade Receivables	6,687,271	13,116,414	-		13,116,414
Investments	800,000	1,569,120	-		1,569,120
Film Costs	9,013,268	17,678,623	9,915	d	17,688,538
Goodwill	2,655,042	5,207,600	(5,207,600)	a	-
Property and Equipment	15,554	30,508	-		30,508
Total Assets	£19,175,884	$37,611,578	$(5,197,685)		$32,413,893

Liabilities & Shareholders Equity
Accounts Payable and Accrued Liabilities	3,746,776	7,348,926	(258,725)	d	7,090,201
Film & Production Loans	10,297,380	20,197,281	-		20,197,281
Deferred Income	575,882	1,129,535	-		1,129,535
Total Liabilities	£14,620,038	$28,675,742	$(258,725)		$28,417,017

Shareholders Equity
Issued Capital	10,017,000	19,188,473	-		19,188,473
Convertible Debentures	1,750,000	3,432,450	-		3,432,450
Additional Paid In Capital	1,863,483	3,650,308	-		3,650,308
Accumulated Deficit	(10,041,767)	(18,108,333)	(5,207,600)	a	(23,315,933)
Translation Reserve	-	(1,069,198)	268,640	d	(800,558)
Profit/(Loss) Current Period	967,130	1,842,136	-		1,842,136

Shareholders Equity	4,555,846	8,935,836	(4,938,960)		3,996,876

Total Liabilities & Shareholders Equity	£19,175,884	$37,611,578	$(5,197,685)		$32,413,893

12.2.2      Reconciliation of the Consolidated Financial Statements for the last year presented under UK GAAP – June 30, 2008

BALANCE SHEET

	All as of June 30, 2008
	UK GAAP £	UK GAAP $	IFRS Adjustments $	Reclassification of Assets and Liabilities $	Notes	IFRS $
Assets
Cash and Cash Equivalents	£587,942	$1,172,593	$-	$-		$1,172,593
Restricted Cash and Cash Equivalents - Zeus	56,354,914	112,394,240	-	-		112,394,240
Trade Receivables	7,904,418	15,764,571	(5,549,296)	(5,941,938)	d	4,273,337
Trade Receivables - Zeus	124,008,517	247,322,586	-	-		247,322,586
Due from Related Parties	1,219,662	2,432,494	-	362,233		2,794,727
Other Receivables and Prepayments	4,560,364	9,095,190	5,549,296	(3,085,866)	d	11,558,620
Investments	1,852,969	3,695,561	-	(2,100,041)	c	1,595,520
Film Costs	13,374,660	26,674,422	(3,500,000)	(3,470,043)	e	19,704,379
Goodwill	2,603,799	5,193,017	(5,193,017)	-	a	-
Property and Equipment	18,620	37,135	-	-		37,135
Total Assets	£212,485,865	$423,781,809	$(8,693,017)	$(14,235,655)		$400,853,137

Liabilities & Shareholders Equity
Accounts Payable and Accrued Liabilities	4,409,814	8,794,933	-	(1,727,630)		7,067,303
Participation & Residuals	831,280	1,657,906	-	-		1,657,906
Bank Loans - Zeus	113,055,755	225,478,399	-	-		225,478,399
Film & Production Loans	15,981,394	31,873,292	(3,500,000)	(5,135,414)	e	23,237,878
Deferred Income	465,504	928,401	-	358,999	b	1,287,400
Deferred Income -- Zeus	59,199,659	118,067,801	-	-		118,067,801
VAT Payable -- Zeus	11,644,934	23,224,656	-	-		23,224,656
Total Liabilities	£205,588,340	$410,025,388	$(3,500,000)	$(6,504,045)		$400,021,343

Shareholders Equity
Issued Capital	10,150,500	19,453,805	-	881		19,454,686
Convertible Debentures	1,750,000	3,432,450	-	-		3,432,450
Additional Paid In Capital	2,246,974	4,413,634	-	1,392		4,415,026
Accumulated Deficit	(9,074,637)	(16,266,197)	(5,193,017)	(4,572,467)	a	(26,031,681)
Translation Reserve		(803,812)	-	8,504	d	(795,308)
Profit/(Loss) Current Period	1,824,688	3,526,542	-	(3,169,921)		356,621
Shareholders Equity	6,897,525	13,756,422	(5,193,017)	(7,731,611)		831,794

Total Liabilities & Shareholders Equity	£212,485,865	$423,781,810	$(8,693,017)	$(14,235,656)		$400,853,137

STATEMENT OF INCOME

	UK GAAP 'June 30, 2008 (15 months) £	UK GAAP 'June 30, 2008 (15 months) $	IFRS Adjustments $	Reclassification of Revenue and Associated Costs $	Notes	IFRS 'March 31, 2008 (12 months) $	IFRS June 30, 2008 (3 months) $	Total IFRS June 30, 2008 (15 months) $
Revenue:
Film Revenues	£8,874,197	$17,678,288	$(3,685,108)	$(7,934,536)	b,e	$3,265,808	$2,792,836	$6,058,644
Fee Related Revenues-Equicap	-	-	-	-		-	-	-
Fee Related Revenues	-	-	-	-		-	-	-
Other Revenue	-	-	-	-		-	-	-
Total Revenues	8,874,197	17,678,288	(3,685,108)	(7,934,536)		3,265,808	2,792,836	6,058,644

Cost of Sales:
Amortization of Film Costs	(964,640)	(1,921,659)	-	650,390	b	(490,239)	(781,030)	(1,271,269)
Other Cost of Sales	(4,745,295)	(9,453,102)	3,683,927	1,651,165	c,e	(3,597,469)	(520,541)	(4,118,010)
Total Cost of Sales	(5,709,935)	(11,374,762)	3,683,927	2,301,555		(4,087,708)	(1,301,571)	(5,389,279)

Gross Profit	3,164,262	6,303,526	(1,181)	(5,632,981)		(821,900)	1,491,265	669,365

Operating Expenses:
General & Administrative Expenses	(2,143,985)	(4,271,033)	-	(455,979)		(4,015,533)	(711,479)	(4,727,012)
Reserve for Doubtful Accounts	-	-	-	-		-	-	-
Total Operating Expenses	(2,143,985)	(4,271,033)	-	(455,979)		(4,015,533)	(711,479)	(4,727,012)

Profit/(Loss) Before Interest and Taxes	1,020,277	2,032,494	(1,181)	(6,088,960)		(4,837,433)	779,786	(4,057,647)
Share of operating profit of the associate	1,052,969	2,097,620		(2,097,620)	c	-	-	-
Net Interest (Expense) Income:				-
Interest paid	(343,898)	(685,079)	(3,683,927)	-	e	(672,973)	(3,696,033)	(4,369,006)
Interest received	27,432	54,647	3,685,108	-		466,887	3,272,868	3,739,755
Net Interest (Expense)/Income	(316,466)	(630,432)	1,181	-	e	(206,086)	(423,165)	(629,251)

Profit/(Loss) Before Taxes and Other Income	1,756,780	3,499,681	-	(8,186,580)		(5,043,519)	356,621	(4,686,898)

Other income	-	-	-	-		-	-	-

Profit/(Loss) Before Taxes	1,756,780	3,499,681	-	(8,186,580)		(5,043,519)	356,621	(4,686,898)

Provision for Tax	250,000	498,025	-	(12,391)		485,634	-	485,634

Profit/ (Loss) After Taxes	2,006,780	3,997,706	-	(8,198,971)		(4,557,885)	356,621	(4,201,264)
Other Comprehensive Income (Loss):
Foreign Exchange Translation	(182,092)	(471,164)	-	476,413	d	-	5,249	5,249
Other Comprehensive Income/ (Loss)	£1,824,688	$3,526,542	$-	$(7,722,558)		$(4,557,885)	$361,870	$(4,196,015)

STATEMENT OF CASH FLOW

	UK GAAP 'June 30, 2008 (15 months) £	UK GAAP 'June 30, 2008 (15 months) $	IFRS Adjustments and Reclassifications $	IFRS 'March 31, 2008 (12 months) $	IFRS June 30, 2008 (3 months) $	Total IFRS June 30, 2008 (15 months) $
Cash flow from operating activities

Net income/(loss)	£1,824,688	$3,619,999	$(7,821,263)	$(4,557,885)	$356,621	$(4,201,264)

Depreciation of property & equipment	11,158	22,136	6	14,979	7,163	22,142
Amortization of film cost	964,641	1,913,751	(642,482)	490,239	781,030	1,271,269
Amortization of goodwill	-	-	-			-
Forgiveness of debt	-	-	-			-
Stock based Expenses	90,991	180,517	1,465	121,878	60,104	181,982
Provision for Bad Debts	-	-	150,650	159,974	(9,324)	150,650
Tax and foreign exchange	67,903	134,713	(134,713)	-	-	-

Changes in assets and liabilities
Restricted cash - Zeus	-	-	(112,364,391)	(198,405,009)	86,040,618	(112,364,391)
Trade receivables	(1,217,147)	(2,414,698)	6,418,749	7,103,737	(3,099,686)	4,004,051
Zeus receivables	(124,008,517)	(246,020,497)	(1,293,194)	(59,122,429)	(188,191,262)	(247,313,691)
Intercompany accounts	(1,219,662)	(2,419,687)	948,606	(726,068)	(745,013)	(1,471,081)
Capitalized film assets	-	-	(4,486,317)	(2,562,046)	(1,924,271)	(4,486,317)
Other assets	(5,364,774)	(10,643,175)	4,469,054	(2,959,597)	(3,214,524)	(6,174,121)
Accounts payable	(2,445,793)	(4,852,209)	10,215,584	5,558,257	(194,882)	5,363,375
Other current liabilities	15,465,661	30,682,325	(11,566,929)	(3,223,066)	22,338,462	19,115,396
Deferred income - Zeus	59,199,659	117,446,203	756,042	29,363,336	88,838,909	118,202,245
Proceeds from/(repayment of) Zeus loan	-	-	225,444,481	225,444,481	-	225,444,481
Net cash provided by/(used in) in operating activities	£(56,631,192)	$(112,350,622)	$110,095,348	$(3,299,219)	$1,043,945	$(2,255,274)

Cash flow from Investing Activities
Purchase of property and equipment	(15,929)	(31,602)	3,239	(26,821)	(1,542)	(28,363)
Capitalized film assets	(5,273,085)	(10,461,273)	10,461,273	-	-	-
Returns on investments	(316,463)	(627,831)	627,831	-	-	-
Net cash provided by/(used in) in investing activities	£(5,605,477)	$(11,120,706)	$11,092,343	$(26,821)	$(1,542)	$(28,363)

Cash flow from Financing Activities
Proceeds from/(repayment of) participation equity / investment	5,693,022	11,294,386	(627,070)	4,400,002	6,267,314	10,667,316
Proceeds from/(repayment of) notes payable Zeus loan	113,055,755	224,291,312	(224,291,312)		(8,271,926)	(8,271,926)
Proceeds from/(repayment of) notes payable	-	-	(8,271,926)
Issuance of common stock	426,000	845,141	4,346	849,487	-	849,487
Net cash provided by/(used in) in financing activities	£119,174,777	$236,430,839	$(233,185,962)	$5,249,489	$(2,004,612)	$3,244,877

Net increase/(decrease) in cash	56,938,108	112,959,511	(111,998,271)	1,923,449	(962,209)	961,240

Cash and cash equivalents at Beginning of year	4,748	9,420	(103)	9,317	2,133,338	9,317

Currency translation Adjustment	-	-	202,036	200,573	1,463	202,036
Cash and cash equivalents at End of year - computed	£56,942,856	$112,968,931	$(111,796,338)	$2,133,339	$1,172,592	$1,172,593

STATEMENT OF CASH FLOW (CONTINUED)

	UK GAAP 'June 30, 2008 (15 months) £	UK GAAP 'June 30, 2008 (15 months) $	IFRS Adjustments and Reclassifications $	IFRS 'March 31, 2008 (12 months) $	IFRS June 30, 2008 (3 months) $	Total IFRS June 30, 2008 (15 months) $

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	343,898	682,259	1,419	245,768	437,910	683,678
Income taxes				-	-	-

Non cash investing and financing transactions:
Capitalised film cost acquired under Knife Edge Tax Credit	£-	$-	$2,614,084	$2,614,084	$-	$2,614,084
Production loan received for capitalised film cost / development cost	£-	$-	$11,604,314	$11,204,756	$399,558	$11,604,314
Accounts receivable applied against Loan set off	£405,304	$804,083	$4,255	$496,465	$311,873	$808,338

12.2.3      Reconciliation of Stockholders’ Equity between UK GAAP and  IFRS as of April 1, 2007
	UK GAAP (£)	UK GAAP ($)	Note
Balance Stockholders’ equity at April 1, 2007	4,555,846	$8,935,836
IFRS Adjustments :
Foreign exchange currency adjustments		268,640	d
Business combination accounting adjustment, net		(5,207,600)	a
Balance ,Stockholders’ Equity , IFRS , at April 1, 2007		$3,996,876

13            Accounts Payable

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$

Accounts payable	1,901,651	1,029,580	569,664
Accrued liabilities	2,176,369	6,037,723	2,169,240
Participation & residuals	666,707	1,657,906	1,549,635
Deferred income (i)	1,363,610	119,355,201	30,511,702
Taxes Payable (ii)	1,734,238	23,224,656	5,521,034

	7,842,575	151,305,066	40,321,275

(i)	Deferred Income of $118,067,801 and $27,247,893 for the periods ending June 30, 2008 and March 31, 2008 arose from the Zeus transaction referred to in Note 2.
(ii)
Taxes payable in all three periods relates to Value Added Tax attributed to the Zeus transaction. VAT was $1,734,238 as of June 30, 2009, $23,224,656 as of June 30, 2008 and $5,521,034 as of March 31, 2008.

14             Bank, Production and Corporate loans

Loan maturity analysis	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$
Due within one year
Bank loans - Zeus	0	225,478,399	225,444,481
Corporate loans	2,507,531	0	997,050
Film & Production loans	15,320,650	16,485,429	27,957,342

Total due within one year	17,828,181	241,963,828	254,398,873

Due in more than 1 year but less than 5 years
Film & Production loans	0	6,752,449	7,257,451

Total Bank, Production and Corporate loans	17,828,181	248,716,277	261,656,324

Bank loans aggregating $225,478,399 and $225,444,481 in the periods ending June 30, 2008 and March 31, 2008, respectively, related to the Zeus financing transaction referred to in Note 10. These loans were completely paid off in the period ending June 30, 2009.

Production loans arose from the financing of motion pictures and are secured with an interest in the associated motion pictures.

A loan of $8,300,000 is included under "Production Loans" in the periods ended June 30, 2008 and March 31, 2008. This loan was advanced to Seven Arts Future Flows I LLC ("SFF"), a subsidiary of Seven Arts Pictures Inc., on a non-recourse basis by Arrowhead Ltd. ("Arrowhead") and was secured by a pledge of Seven Arts Filmed Entertainment Limited’s distribution rights in twelve designated pictures owned by SFF for the period of the loan. During the period ended June 30, 2009, Arrowhead made the decision to take control over the distribution rights to these pictures. Since the Group no longer controls the licensing of these motion pictures, it has removed all investment in the cost of these pictures as well as receivables from its assets and has removed the non-recourse indebtedness and accrued interest from its liabilities for the period ending June 30, 2009. This resulted in the recognition of $5,601,683 of “Other income” in the period ending June 30, 2009 relating to the cancellation of indebtedness described in Note 5.

An original loan of $7,500,000 taken out from Cheyne Specialty Finance Fund LLP was acquired by the Group for payment of $6,500,000 in April 2008, leaving a balance of $1,000,000 due to Arrowhead Consulting Group Limited but subordinated to the collection of $6,500,000 plus interest from certain pictures after June 30, 2008.  The $1,000,000 balance of the loan is secured with all of the income over and above the $6,500,000 plus interest from three films (Deal, Noise and Pool Hall Prophets) as well as with a secondary security interest in certain film library assets (behind Arrowhead) and a first security interest in 1,607,000 shares of the Company owned by Seven Arts Pictures Inc. This loan, together with accrued interest is included in Production loans above.

On October 15, 2008 Seven Arts borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”) a portion of which the Company advanced to the EBT for it to use as the first installment for the acquisition of all the Preference Shares owned by Armadillo. On September 2, 2009 Seven Arts repaid Trafalgar $1,000,000 as a partial payment of its loan. The remaining balance on this loan is now past due.

Bank and other guarantees given by the Group in favor of Advantage Capital Community Development Fund LLC amounted to $3,700,000 for all three periods, but do not appear as a liability on the Company's balance sheet since the loan is a contingent liability.
A security interest in favor of Palm Finance Corporation ("Palm") was lodged at Companies House in January 2008, by the Group to cover loans made by Palm to finance the films Nine Miles Down,
American Summer and Autopsy.

The maturity dates and interest rates applicable to the Group’s funded indebtedness and third party guarantees are as follows:

Film Production and Corporate Loans

Year Ended 30-Jun 2009

Lender	Amount outstanding $	Applicable interest rate		Status
Production
Cheyne Speciality Finance Fund LP	1,100,000	18%	Fixed	Subordinated
Palm Finance Corporation	6,134,716	15%	Fixed	Forbearance agreement
Palm Finance Corporation	4,010,238	15%	Variable	Forbearance agreement
Blue Rider Finance Inc	1,490,348	22.5%	Fixed	Due on demand
120dB Film Finance LLC	647,848	No stated interest rate		Due on demand
Cold Fusion Media Group LLC	787,500	10%	Fixed	Due on demand
Kismet Entertainment Group	150,000	No stated interest rate		Transferred in settlement agreement
Parallel Media	1,000,000	No stated interest rate		Due on Demand
Corporate
Trafalgar Capital Specialized Investment Fund	2,204,887	9%	Fixed	In default
Lion House	302,644	25%	Fixed	Due on Demand
Total	17,828,181

None of the Group’s funded indebtedness bears an inappropriate interest rate or is subject to original issue discount.

15            Share capital

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$
Authorized
6,000,000, £1 convertible, redeemable preference shares for all periods.	11,337,600	11,337,600	11,337,600

102,636,800 common shares of £ 0.25 each for all periods.	45,278,595	45,278,595	45,278,595

13,184,000 deferred shares of £0.45 each for all periods	11,636,594	11,636,594	11,636,594

	68,252,789	68,252,789	68,252,789

Allotted and called up
500,000 as at June 30 2009; 3,000,000, £1 convertible, redeemable preference shares for other periods.	1,539,800	5,668,800	5,668,800

6,927,300 as at June 30 2009; 4,870,800 common shares of £0.25 outstanding for other periods.	2,998,420	2,149,292	2,149,292

13,184,000 deferred shares of £0.45 each for all periods.	11,636,594	11,636,594	11,636,594

	16,174,814	19,454,686	19,454,686

During the year ended March 31, 2005, Seven Arts issued approximately £3,000,000 of convertible redeemable preference shares to Armadillo Investments plc (“Armadillo”) in return for 3,000,000 ordinary shares from Armadillo, valued at $5,669,000. The convertible redeemable preference shares held by Armadillo were acquired by the Seven Arts Employee Benefit Trust (‘Trust”) on October 30, 2008 and 2,500,000 of the preference shares were converted into 2,000,000 of the Company’s ordinary shares on November 20, 2008. The remaining 500,000 convertible preference shares owned by the EBT are convertible into 200,000 ordinary shares of Seven Arts Pictures PLC. The terms attached to the convertible redeemable preference shares include (i) no dividends, (ii) a liquidation preference, (iii) conversion rights into common shares, and (iv) redemption rights only in the event of certain defaults by Company

In the Fiscal Year ended June 30, 2009 the group added an aggregate of 2,056,500 shares of common stock comprised of  2,000,000 shares issued to the EBT on conversion of 2,500,000 convertible preference shares, 34,000 shares issued to Trafalgar Capital Specialized Investment Fund and 22,500 shares issued upon conversion of stock options. The EBT conversion resulted in an addition of $825,800 to the share capital account and $3,303,200 to the share premium account and in a reduction of $4,129,000 in the carrying value of the preference shares in the capital account.

The Group’s deferred shares have essentially no rights for participation with income or assets of the Group other than their existing rights under share ownership. The Company has the right to cancel the deferred shares or purchase them back for a nominal price.

During the Fiscal Year ended March 31, 2007, Seven Arts Pictures Inc.  ("SAP Inc.") assumed for its account a loan in the amount of $2,500,000 made by Apollo Media GmbH ("Apollo") to Seven Arts Filmed Entertainment Limited relating to the motion picture Stander. In return, Seven Arts Pictures Plc (Plc), whose predecessor company had previously guaranteed the loan up to an amount of $1,800,000, issued 700,000 new shares to SAP Inc. who, in turn, pledged the shares to Apollo to secure the loan. SAP Inc. further agreed with Plc that it would be responsible for any residual liability to Apollo that was not met from the sale of a maximum of 400,000 of these shares, and that proceeds from the sale of the balance of the shares would be remitted back to Seven Arts Pictures Plc. The company originally valued the shares issued as the amount of the guaranty, but has now adjusted the entry to properly reflect the then market value of the shares issued.

16            Convertible debentures

Group and Company
	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$

Convertible Debentures	3,432,450	3,432,450	3,432,450

During the year ended March 31, 2005, Seven Arts issued £3,000,000, of convertible debt to Langley Park Investment Trust PLC (“Langley”) in return for 3,000,000 ordinary shares in Langley valued at approximately $5,204,000. Langley converted 1,250,000 of its convertible debenture into 1,000,000 ordinary shares on March 15, 2007. The remaining $1,750,000 of convertible debentures are convertible into 700,000 ordinary shares.

The Convertible debentures bear no interest, are entitled to a liquidation preference ahead of common and preferred shareholders, are convertible into common shares and are redeemable only in the event of certain defaults by the company.

17            Derivatives and other financial instruments

Financial instruments

The Group’s financial instruments comprise cash balances, items such as trade receivables and trade payables that arise directly from its operations, convertible loan notes, convertible redeemable preference shares and loans taken out from banks and other third parties.  Financial instruments such as investments in, and advances to, subsidiary undertakings and short-term receivables and payables have been excluded from these disclosures.

The Group relies on loans taken out from banks and other third parties to fund its investment in the production of motion pictures and to minimize the liquidity risk that it faces. The strategy in relation to these loans is to minimize the interest rate and to maximize the flexibility of repayment terms.  The reliance on loans to provide finance is clear from the significant balances included within loans payables at the period end and the extent to which favorable terms have been achieved on these loans is indicated in the disclosures below.

The main risks arising from the Group’s financial instruments are foreign currency risk, interest rate risk, liquidity risk, credit risk and price risk.

Foreign currency risk

The Group receives distribution income from overseas, normally in US Dollars. Consequently, its trade receivables are largely denominated in US Dollars. It also maintains a significant part of its cash in US Dollars.  The Group’s exposure to exchange rate fluctuations is currently deemed to be low, since the majority of its liabilities are also denominated in US Dollars. Therefore, the Company does not hedge against this risk.

 Management has fully provided for all liabilities in GB Pounds arising from the Zeus transaction by a deposit in GB Pounds made at the same time as the receipt of funds in GB Pounds.  All other transactions in GB Pounds are in the opinion of Management either immaterial or outside the ordinary course of business and therefore there is no policy for mitigation of risks associated with conversion of GB Pounds to US Dollars.

An analysis of the monetary assets of the Group as of June 30, 2009, showing the amount denominated in each currency, is as follows:

	Denominated in Sterling	Denominated in US Dollars	Total

Trade receivables	0	1,579,086	1,579,086
Other receivables	0	2,047,232	2,067,210
Prepayments	330,276	459,353	769,651

Assets	330,276	4,085,671	4,415,947

Trade payables	1,269,969	631,682	1,901,651
Accrued liabilities	110,068	2,065,711	2,176,369
Participation & residuals	0	666,707	666,707
Corporate loans	2,507,531	0	2,507,531
Film & Production loans	0	15,320,650	15,320,650
Deferred income	98,630	1,264,980	1,363,610
Taxes Payable	1,734,238	0	1,734,238

Liabilities	5,721,026	19,949,730	25,670,756

Liquidity risk

Management monitors liquidity risk regularly by way of preparing cash flow forecasts and ensuring that adequate loan facilities are in place prior to the commencement of principle photography for any film.

Credit risk

The Group has a large number of customers, primarily sub-distributors who are located all over the world. Certain of these customers are large and well-known companies and these are not generally regarded as presenting a credit risk.  However, certain of the smaller customers are considered to be a potential credit risk, and the Group manages such risk to the extent possible by maintaining regular contact with those customers who owe the Company money.

Price risk

The Group manages the risk of goods and services being obtained at a higher than necessary price by ensuring that all purchases above a certain value are authorized by a Director prior to the purchase order being placed.

Production and corporate loans due within one year are included in the Company's Balance Sheet as financial liabilities.  Production Loans of $15,320,650 as of June 30, 2009 are all denominated in US Dollars; corporate loans of $2,507,532 are denominated in GB Pounds.

The analysis of financial liabilities is, as follows:

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008
	$	$	$

Fixed & variable rate - production and corporate loans	17,828,181	14,753,995	28,213,060
Interest free - production loans	0	8,453,381	7,998,783
Fixed rate – bank loan – Zeus	0	225,478,399	225,444,481
Floating rate - bank loans	0	30,702	0

Total financial liabilities	17,828,181	248,716,477	261,656,324

The fixed rate financial liabilities have fixed interest rates for the entire term of each loan.  The weighted average interest rate of these fixed rate liabilities on the production loans was 15.5% for the twelve month period ended June 30, 2009, 16.1% for the three month period ended June 30, 2008 and 17.7% for the twelve month period ended March 31, 2008.

Those loans where no interest was payable were all loans made to fund the production of motion pictures that were repayable from the proceeds of each motion picture in accordance with a defined payment schedule.  The period over which these loans are repayable, therefore, depends on the performance of each motion picture.

The financial assets of the Group are cash balances held on deposit with banks. As of June 30, 2009, the Group had only nominal cash balances. Such deposits earn interest at the relevant bank interest rates, which are generally fixed.

The fair value of all the financial assets and liabilities of the Group are considered to be equal to their stated value.

18             Share based payments

On January 22, 2008, the Company issued 50,000 three year share options from its Unapproved Share Option Scheme to Blue Rider Finance and Robert Oppenheim at an exercise price of $1.50. Management estimated the value of these options at $1.50 per share under the Black-Scholes pricing model and consequently recorded a charge of approximately $18,000 in the period ending March 31, 2008. 12,500 of these options were exercised during the twelve months ended June 30, 2009.

On February 1, 2008, the Company issued 160,000 five year options from its Unapproved Share Option Scheme to Trafalgar Capital Specialized Investment Fund (“Trafalgar”) to secure a loan at an exercise price of $1.95. These options were valued at $0.65 per share using the Black Scholes pricing model and the company consequently took a charge of approximately $103,000 in the period ended March 31, 2008. These options were subsequently canceled in May, 2009 in return for the issuance to Trafalgar of 34,000 restricted ordinary shares.

On June 1, 2008, the Company issued 110,000 five year options from its Unapproved Share Option Scheme to a Director of the Company (100,000) and to an associate (10,000) at an exercise price of $1.54 per share. The value of these options were determined to be $0.50 per share based on the Black Scholes pricing model and a charge of approximately $60,000 was consequently recorded for the period ended June 30, 2008.

On September 1, 2008, the Company issued 20,000 five year options from its Unapproved Share Option Scheme to a Director of the Company at an exercise price of $1.69 per share, and 60,000 to Trafalgar Capital Specialized Investment Fund a loan provider at an exercise price of $1.11 per share.  On November 5, 2008, the Company issued 60,000 five year options to Management of the Company at an exercise price of $1.69 per share.  The value of these options were determined to be $0.51 per share based on the Black Scholes pricing model and a charge of approximately $195,000 was consequently recorded for the period ended June 30, 2009. The 60,000 options issued to Trafalgar were subsequently canceled in May, 2009 in return for the issuance of 34,000 restricted ordinary shares (see above)

The weighted average exercise price of the share options outstanding at June 30, 2009 is $2.05.  The weighted average exercise period of these options and warrants is 36 months.

As of June 30, 2009 the Group adopted the fair value recognition provisions of IFRS 2 Share-based Payment (“IFRS 2”) using the modified-prospective transition method and has retroactively applied it to each of the periods presented. Under such transition method, compensation cost recognized in the Fiscal Year Ended June 30, 2009, the three months ended June 30, 2008 and the Fiscal Year ended March 31, 2008 includes: (a) compensation cost for all stock options granted prior to, but not yet vested as of, April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of IFRS 2; and (b) compensation cost for all share-based payments granted on or after April 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of IFRS 2.

IFRS 2 requires the measurement of all stock-based awards using a fair value method and the recognition of the related stock-based compensation expense in the consolidated financial statements over the requisite service period. Further, as required under IFRS 2, the Group estimates forfeitures for share-based awards that are not expected to vest.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes) based on the assumptions noted in the following table. Expected volatilities are based on implied volatilities from traded options on the Group’s stock, historical volatility of the Group’s stock and other factors. The expected term of options granted represents the period of time that options granted are expected to be outstanding.

The Group has no stock option plan but grants stock options from time to time based on performance of its employees and contractors as determined by the Board of Directors. There is, therefore, no specific number of the Group’s shares available for future grants.

The current value of stock options granted by the Group, by period, are as follows:

Number of options granted	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008

Outstanding at beginning of period	360,000	250,000	40,000
Granted	140,000	110,000	210,000
Exercised	(22,500)	0	0
Cancelled or expired	(220,000)	0	0

Outstanding at end of period	257,500	360,000	250,000

The weighted-average grant-date fair values for options granted during the twelve months ended June 30, 2009 was $70,751, ($60,104 for the three month period ended June 30, 2008, the year ended March 31, 2008 $121,878) The following table represents the assumptions used in the Black-Scholes option-pricing model for stock options granted during the Fiscal Year ended June 30, 2009, the three months ended June 30, 2008 and the Fiscal Year ended March 31 2008:

	Year ended	3 months ended	Year ended
	30-Jun	30-Jun	31-Mar
	2009	2008	2008

Risk-free interest rate	5%	5%	5%
Expected option lives (in years)	3 years	3 years	3 years
Expected volatility for options	26%	26%	26%
Expected dividend yield	0%	0%	0%
Forfeiture Rate	0%	0%	0%

All shares are vested upon the grant date.
The Group recognized the following share-based compensation expense during:

Year ended	3 months ended	Year ended
30-Jun	30-Jun	31-Mar
2009	2008	2008
$	$	$

195,332	60,104	121,878

There was no income tax benefit recognized in the statements of operations for share-based compensation arrangements during any periods presented herein. Under standard applicable UK tax rules, the Group is not entitled to any tax benefit for such share-based compensation arrangements.

Employee – Options

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$2.29	40,000	2.53	$2.29	40,000	$2.29
$1.54	100,000	3.92	$1.54	100,000	$1.54
$1.46	20,000	3.17	$1.46	20,000	$1.46
$1.54	60,000	3.36	$1.54	60,000	$1.54
$1.54-2.29	220,000	3.47	$1.66	220,000	$1.66

In addition, the Group has granted stock options in the following amounts in connection with financing services provided:

Non employee – Options

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$1.125	37,500	1.57	$1.125	37,500	$1.125

19            Related party transactions

Upon acquisition of control of the Company by Seven Arts Pictures Inc. in September 2004, Seven Arts Pictures Plc entered into an agreement with Seven Arts Pictures Inc. under which Seven Arts Pictures Inc. provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of Seven Arts Pictures Inc. to the Company for the direct costs thereof.

Seven Arts Pictures Inc. is a related party by virtue of it being majority owned by Peter Hoffman, the Company’s Chief Executive Officer and a director, and his wife Susan Hoffman.

Pursuant to an intercompany agreement, Seven Arts Pictures Inc. also, from time to time, holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to Seven Arts Filmed Entertainment Limited. In addition, they also provide other services for Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of Seven Arts Filmed Entertainment Limited. These other services are any reasonable requests of the management of the Company including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. Seven Arts Pictures Inc. has, from time to time, made non-interest bearing advances to the Company and Seven Arts Filmed Entertainment Limited, when the Company has not been able to collect amounts due from third party receivables in time to meet payments required to creditors.  Any such advances that have been made by Seven Arts Pictures Inc. have been made solely for working capital purposes.

Pursuant to the intercompany agreements, the Group has received and retained $1,121,157 from distribution of the Group’s motion pictures and $5,085,679 from the Zeus transactions which the Group has recorded as revenue for the fiscal year ended June 30, 2009, which the Group is obligated to pay to Louisiana limited liability companies controlled by Seven Arts Pictures Inc. (SAP”) but which SAP is obligated to return to the Group. These obligations have been offset in the Group’s books of account and the Group has retained cash in the amounts described above

A loan of $7,675,000 was taken out by Seven Arts Filmed Entertainment Limited during the year ended March 31, 2006 from Seven Arts Future Flow LLC a Delaware Limited Liability Corporation that is owned by Seven Arts Pictures Inc., a shareholder of the Company.  The rate of interest that applies to this loan is 15% and the amount of interest paid for the three months ending June 30, 2008 was $271,092 and for the year ending March 31, 2008 was $1,084,366. As of June 30, 2009 the balance due on the loan was $8,300,000, which includes an interest reserve of $625,000 and a principal amount of $7,675,000.  In April 2009, the lender (Arrowhead) made a decision to take control of the distribution of the films securing its loan. As a result, the Company no longer controls the distribution of these films and it has removed the limited recourse indebtedness and accrued interest related to the Arrowhead loan as liabilities from its balance sheet.

The Company set up an Employee Benefit Trust ("EBT") in December, 2008 and, shortly thereafter, the EBT entered into an agreement to purchase the 3,000,000 convertible preference shares held by Armadillo Investment Trust ("Armadillo") for £1,500,000, to be paid in three equal installments of £500,000, and the return of the 1,600,000 ordinary shares in Armadillo owned by the company, valued at £800,000 for an aggregate purchase price of £2,300,000. The agreed upon purchase price was to be loaned to the EBT by the Company at a nominal interest rate and, to date, the Company has advanced £500,000 as the first of three equal installments, together with the 1,600,000 ordinary shares of Armadillo, to the EBT which has paid them over to Armadillo. The Company has guaranteed the EBT’s remaining debt of £1,000,000 representing the second and third installments, but has not yet advanced these amounts. 1,607,000 shares in Seven Arts Pictures Plc owned by Seven Arts Pictures Inc. have been used as security for the loan with Cheyne Specialty Finance Fund LLP  (“Cheyne Loan”) which is described in note 15.

The Company and its associate Seven Arts Pictures Louisiana LLC entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of June 30, 2009, June 30, 2008 and March 31, 2009.

As of June 30, 2008, an amount of $1,738,689 was owed to Seven Arts Pictures Plc by Gone to Hell Limited a movie production Company that is owned by Kate Hoffman, the Company’s Chief Operating Officer, a director and the daughter of the Company’s Chief Executive Officer, a director and a major shareholder. As of June 30, 2009 this loan had been settled.

During the Fiscal Year ended March 31, 2007, Seven Arts Pictures Inc.  ("SAP Inc.") assumed for its account a loan in the amount of $2,500,000 made by Apollo Media GmbH ("Apollo") to Seven Arts Filmed Entertainment Limited relating to the motion picture Stander. In return, Seven Arts Pictures Plc (Plc), whose predecessor company had previously guaranteed the loan up to an amount of $1,800,000, issued 700,000 new shares to SAP Inc. who, in turn, pledged the shares to Apollo to secure the loan. SAP Inc. further agreed with Plc that it would be responsible for any residual liability to Apollo that was not met from the sale of a maximum of 400,000 of these shares, and that proceeds from the sale of the balance of the shares would be remitted back to Seven Arts Pictures Plc. The company originally valued the shares issued as the amount of the guaranty, but has now adjusted the entry to properly reflect the then market value of the shares issued.

The Group has from time to time made and received advances from and to Seven Arts Pictures Inc., Seven Arts Future Flow I LLC and various Louisiana limited liability companies referred to above, which advances do not bear interest.  The balances of these combined accounts as of June 30, 2009 is $1,118,598
($2,794,727 on June 30, 2008 and $2,049,405 on March 31, 2008), reflecting amounts due to the Group by these companies).  The balance of the debt will be settled on the sale of the 700,000 shares currently pledged by SAP Inc to Apollo.

For the year ended June 30, 2009, total revenue includes $928,634 revenue from a related party. Also, total other receivables and prepayments as of June 30, 2009 of $1,718,263 includes $928,634 receivables from a related party.

20             Contingent liabilities

Seven Arts Pictures Plc and Seven Arts Pictures Inc. are currently jointly in litigation with Fireworks Entertainment Inc. and CanWest Entertainment Inc., both companies registered in the United States of America, regarding the Group’s title to certain pictures acquired from these entities.

The legal costs have been charged to administration expenses as incurred and no provision has been made for any ongoing services. Should the Group not be successful in retaining its title to the picture library, the Group could also be required to compensate the defendants for their costs.  No provision has been made of this, as the cost of this is unknown at this time.
The Company, its subsidiary Seven Arts Filmed Entertainment Limited and Seven Arts Pictures Inc. were the subject of an arbitration award of approximately $700,000 against them for legal fees relating to an ongoing dispute regarding a participation in the motion picture entitled 9 ½ Weeks II, even though the arbitration found no additional sums due to the complaining party, and potential loss of further distribution rights in this motion picture.  The Federal District Court enforced this arbitration award, and the Company is seeking relief from that decision.  The Group has fully reserved for the liability.
Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP, one of the Company’s controlling shareholders and a company controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  The Company secured the Arrowhead Loan with liens on 12 motion pictures that generated revenues of $820,026 in the Fiscal Year Ended ended June 30, 2009, $2,739,800 in the Fiscal Year Ended March 31, 2008 and $544,478 in the three month period ended June 30, 2008. The Arrowhead Loan is recorded in the Company’s audited financial statements as a $8,300,000 liability as of December 31, 2008.  The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues.

The Arrowhead Loan is now due, and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect, and as a result Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that we no longer control the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, the Company has removed all investment in, and receivables relating to the twelve motion pictures pledged to Arrowhead as assets, and has removed all limited recourse indebtedness related to these motion pictures as liabilities from the Company’s consolidated balance sheet for the Fiscal Year ended June 30, 2009. Arrowhead has made a claim against the Company by reason of monies the Company has collected from distribution of these motion pictures and not paid to Arrowhead based on the Company’s interpretation of the transactional contracts. The Company has established a reserve to cover in the attached consolidated financial statements what management believes is the potential liability that may be claimed.

Arrowhead has also advised the Company it  believes the Company is liable for any deficiencies that may arise from  SFF not meeting its obligations under the loan agreement. While Arrowhead has not made a formal claim against the Company , the Company believes it has no obligation to guaranty SFF’s financial performance under the loan agreement and should Arrowhead make a demand , the Company intends to vigorously defend itself . Due to the uncertainly of the potential claim, the Company cannot at this time predict the ultimate outcome  of  this unasserted claim, if any , that may occur and could have a material adverse effect on our business, financial condition and results of operations.

The Group believes that the accrual of the VAT input refund or output VAT tax with respect to the Zeus transaction is highly uncertain.  Her Majesty’s Customs and Revenue (“HMRC”) raised issues regarding the Zeus transaction as early as May, 2008, and has made no determination regarding any of the inputs or outputs of VAT with respect to the Zeus transaction through to today.  The situation is still unresolved in that HMRC have not made a VAT refund to the 17 companies formed by investors in the Zeus transaction (“SAFCO’s”) of the output VAT tax charged by Seven Arts on the supplies made for the SAFCO’s and declared on the Group’s VAT return filed in 2008 and in that HMRC has taken no steps to enforce the collection of the output VAT tax as declared by the Group, as an “inhibit” has been placed on collection by HMRC.  Until and unless this interest is lifted, HMRC will take no action to enforce the collection of the VAT output tax declared by the Group.

The Group acquired the SAFCO’s in May, 2009, and the SAFCO’s are now consolidated into the Group. The Group has instructed counsel to liquidate the SAFCO’s under the applicable laws of the United Kingdom.

21             Operating lease commitments

As of June 30, 2009 and in the prior periods the Group had no operating lease commitments.

22            Subsequent events

On August 25, 2009 the Company paid Trafalgar Specialized Investment Fund (“Trafalgar”) $1,000,000 as a partial payment against the £1,000,000 that had been previously borrowed. The Company still owes Trafalgar a similar amount (the exact balance is dependent on certain exchange ratios at the time of the eventual payoff is made and therefore cannot be exactly determined).

After June 30, 2009, the Group exercised its rights to obtain possession and ownership of the ordinary shares of the 17 corporations which had provided the funds for the Zeus transaction described in notes 2 and 8 above. The Group intends to liquidate each of these corporations during the fiscal period ended June 30, 2010.

23            Guarantee & Pledge

The Company and its associate Seven Arts Pictures Louisiana LLC entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of June 30, 2009, June 30, 2008 and March 31, 2009. The Group has guaranteed this amount.

See note 1.21 on the Employee Benefit Trust

24             Offsetting transaction

The Group believes that the accrual of the VAT input refund or output VAT tax with respect to the Zeus transaction is highly uncertain.  Her Majesty’s Customs and Revenue (“HMRC”) raised issues regarding the Zeus transaction as early as May, 2008, and has made no determination regarding any of the inputs or outputs of VAT with respect to the Zeus transaction through to today.  The situation is still unresolved in that HMRC have not made a VAT refund to the 17 companies formed by investors in the Zeus transaction (“SAFCO’s”) of the output VAT tax charged by Seven Arts on the supplies made for the SAFCO’s and declared on the Group’s VAT return filed in 2008 and in that HMRC has taken no steps to enforce the collection of the output VAT tax as declared by the Group, as an “inhibit” has been placed on collection by HMRC.  Until and unless this interest is lifted, HMRC will take no action to enforce the collection of the VAT output tax declared by the Group.  Any VAT liability of the Group’s is offset against any VAT returns due to the SAFCO’s. See note 20.

Until                       , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Article 161 of the Company’s Articles of Association provides for the mandatory indemnification of directors, senior officers, former directors, and alternates, as well as their respective heirs and personal or other legal representatives, or any other person, to the greatest extent permitted by the Companies Act of 2006. The indemnification includes the mandatory payment of expenses. The directors may cause the Company to purchase and maintain insurance for the benefit of eligible parties.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares and debt convertible into our ordinary shares). No underwriters were involved in these issuances. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Number of Securities	Title of Securities	Consideration

Seven Arts Employee Benefit Trust	November 2, 2008	2,400,000	Ordinary Shares	(1)

Langley Park Investment Trust PLC	March 15, 2007	1,000,000	Ordinary Shares	(2)

Unique Fidelity Engineering Ltd.	June 28 2007 August 15 2007	34,000 500,000	Ordinary Shares Ordinary Shares	$100,000 $287,000

Michael Garstin	June 1, 2008	100,000	Options	(3)

Tony Hickox	January 3, 2007	10,000	Options	(3)

Julia Verdin	January 3, 2007	10,000	Options	(3)

Elaine New	January 3, 2007	10,000	Options	(3)

Chris Bialek	January 3, 2007	10,000	Options	(3)

Philip Kendall	September 30, 2008	20,000	Options	(3)

Michael Arata	June 1, 2008	10,000	Options	(3)

Blue Rider Finance/Robert Oppenheim	January 22, 2008 October 21, 2008	37,500 12,500	Options Ordinary Shares	(4) (6)

Trafalgar Capital Special Investment Fund	October 15, 2008 January 31, 2008 October 30, 2008 May 22, 2009 June 22, 2010	350,000 160,000 60,000 34,000 340,000	Convertible Note Options Options Ordinary Shares Ordinary Shares	(5) (4) (5) (6) (5)

(1)      We issued 2,000,000 ordinary shares to Seven Arts Employee Benefit Trust upon their conversion of 2,500,000 preference shares and an additional 400,000 upon the conversion of the remaining 500,000 preference shares.
(2)      We issued 1,000,000 shares to Langley Park Investment Trust PLC in exchange for the conversion of £1,250,000 of a convertible debenture.
(3)      We issued these options to employees and consultants as part of a compensation and incentive program.
(4)      We issued these options in connection with financing services provided by these persons.
(5)      We issued a £1,000,000 Note with a one-year term at 9% annual interest convertible into our ordinary shares at a conversion price of £ 1.19, as adjusted by any decrease in the exchange rate from the date of issuance by the date of conversion. Unless we default under the Note, the Note holder may not convert the Note in any 60 day period into more than 2.99% of our outstanding ordinary shares. The Note came due on June 30, 2009. On September 2, 2009 we made a partial payment of $1,000,000 on this loan. The balance of the note would be convertible into approximately 350,000 ordinary shares. On [May 31, 2010] Trafalgar converted £340,000 into an equivalent number of ordinary shares subject to a put, reducing the balance outstanding to approximately £350,000. The maturity date on the balance was extended to December 31, 2010.
(6)      We issued 12,500 of our ordinary shares to Robert Oppenheim pursuant to the exercise of options he had to purchase our ordinary shares for £0.15 per share.
(7)      On May 22, 2009, we agreed to issue 34,000 shares to Trafalgar Capital Special Investment Fund in return for the return of the 220,000 options we had granted them to purchase our ordinary shares.

Item 8.	Exhibits and Financial Statement Schedules.

      a. Exhibits

1.1	Form of Underwriting Agreement*
3.1	Articles of Association (incorporated by reference to Exhibit 3.1 to Amendment No. 10 to our Registration Statement on Form 20-F filed on May 8, 2008)
3.2	By-Laws and Board Memorandum of Seven Arts (incorporated by reference to Exhibit 2 to Amendment No. 12 to our Registration Statement on Form 20-F filed on December 12, 2008)
4.1	Specimen Ordinary Share Certificate*
4.2	Specimen Preferred Share Certificates*
4.3	Langley Debentures
5.1	Opinion of Sprecher Grier Halberstam LLP, special UK counsel to the Registrant, as to the validity of the ordinary shares*
10.1	Form of Lock-Up Agreement*
10.2	Employment Agreement for Peter Hoffman (incorporated by reference to Exhibit 3 to Amendment No. 12 to our Registration Statement on Form 20-F filed on December 12, 2008)
10.3	Employment Agreement for Michael Garstin (incorporated by reference to Exhibit 17 to Amendment No. 11 to our Registration Statement on Form 20-F filed on August 15, 2008)
10.4
Subscription Agreement, dated 2004, between Seven Arts Pictures plc and Langley Park Investments plc (incorporated by reference to Exhibit 4 to Amendment No. 2 to our Registration Statement on Form 20-F filed on December 31, 2007)

10.5
Subscription Agreement, dated August 2004, between Cabouchon plc and Armadillo Investments plc (incorporated by reference to Exhibit 5 to Amendment No. 2 to our Registration Statement on Form 20-F filed on December 31, 2007)

10.6
Loan And Security Agreement, dated as of February 15, 2006, among Arrowhead Target Fund Ltd. Seven Arts Future Flows I, LLC, Seven Arts Filmed Entertainment Limited, and Seven Arts Pictures Inc. (incorporated by reference to Exhibit 6 to Amendment No. 2 to our Registration Statement on Form 20-F filed on December 31, 2007)

10.7
Master Agreement, dated December 2006, among Cheyne Specialty Finance Fund L.P. and Arrowhead Consulting Group LLC and Seven Arts Pictures PLC, Seven Arts Filmed Entertainment, Ltd., Seven Arts Pictures, Inc., Seven Arts Future Flows I and affiliates (incorporated by reference to Exhibit 7 to Amendment No. 2 to our Registration Statement on Form 20-F filed on December 31, 2007)

10.8
Subscription Agreement, dated March 6, 2007, between Seven Arts Pictures plc and Unique Fidelity Engineering Limited (incorporated by reference to Exhibit 11 to Amendment No. 3 to our Registration Statement on Form 20-F filed on December 31, 2007)

10.9
Credit Agreement, dated October 11, 2007, between Seven Arts Louisiana, LLC and Advantage Capital Community Development Fund, L.L.C. (incorporated by reference to Exhibit 13 to Amendment No. 7 to our Registration Statement on Form 20-F filed on January 16, 2008)

10.10
Assignment Agreement, dated April 22, 2008, among Cheyne Specialty Finance Fund L.P., Seven Arts Filmed Entertainment Limited, Peter Hoffman, Seven Arts Pictures plc, Seven Arts Future Flows I LLC and other parties affiliated with Seven Arts Pictures plc. (incorporated by reference to Exhibit 16 to Amendment No. 10 to our Registration Statement on Form 20-F filed on May 8, 2008)

10.11
Stock Sale Agreement, dated October 2008, between Seven Arts Pictures plc, Smith & Williamson Trustees (Jersey) Limited and Armadillo Investments Ltd. (incorporated by reference to Exhibit 18 to Amendment No. 12 to our Registration Statement on Form 20-F filed on December 12, 2008)

10.12
Convertible Loan Agreement, dated October 15, 2008, between Seven Arts Pictures plc and Trafalgar Capital Specialized Investment (incorporated by reference to Exhibit 19 to Amendment No. 12 to our Registration Statement on Form 20-F filed on December 12, 2008)

10.13
Bridging Loan Agreement, dated January 31, 2008, between Seven Arts Pictures plc and Trafalgar Capital Specialized Investment (incorporated by reference to Exhibit 15 to Amendment No. 10 to our Registration Statement on Form 20-F filed on May 8, 2008)

10.14
Guarantee and Debenture, dated January 31, 2008, from Seven Arts Pictures plc and Seven Arts Filmed Entertainment Limited to Trafalgar Capital Specialized Investment (incorporated by reference to Exhibit 15 to Amendment No. 10 to our Registration Statement on Form 20-F filed on May 8, 2008)

10.15
Intercompany Agreement, dated November 1, 2004, between Seven Arts Pictures plc and Seven Arts Pictures, Inc. (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.16
Letter Agreement, dated September 2, 2004, Regarding the Intercompany Agreement between Seven Arts Pictures plc and Seven Arts Filmed Entertainment Limited (incorporated by reference to Exhibit 10.19 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.17
Letter Agreement, dated September 2, 2004, Regarding the Intercompany Agreement between Seven Arts Pictures plc, Seven Arts Pictures, Inc. and Seven Arts Pictures Limited (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.18
Distribution Agreement, between Seven Arts Filmed Entertainment Limited and Seven Arts Louisiana LLC (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.19
Trust Deed, dated October 21, 2008, establishing The Seven Arts Pictures Employee Benefit Trust between Seven Arts Pictures plc and Smith & Williamson Trustees (Jersey) Limited (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.20
Loan Agreement, dated October 2008, relating to between The Seven Arts Pictures Employee Benefit Trust between Seven Arts Pictures plc and Smith & Williamson Trustees (Jersey) Limited (incorporated by reference to Exhibit 10.23 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.21
Operating Agreement, dated November 21, 2008, relating to The Seven Arts Pictures Employee Benefit Trust between Seven Arts Pictures plc and Smith & Williamson Trustees (Jersey) Limited (incorporated by reference to Exhibit 10.24 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.22
Loan Agreement, dated December 17, 2007, between Palm Finance Corporation and Gone to Hell Limited (incorporated by reference to Exhibit 10.25 to our Registration Statement on Form F-1 filed on April 21, 2009)

10.23
Loan Agreement, dated May 7, 2007 among Palm Finance Corporation and affiliates of Seven Arts Pictures plc (incorporated by reference to Exhibit 10.26 to our Registration Statement on Form F-1 filed on April 21, 2009)

15.1	Letter re unaudited interim financial information
21.1	List of Subsidiaries (incorporated by reference to the organizational chart of Seven Arts Pictures plc included in this registration statement on page 4)
23.1	Consent of RBSM LLP
23.2	Consent of Sprecher Grier Halberstam LLP (included in exhibit 5.1)*
24.1	Powers of Attorney (included on the signature page to this Registration Statement)

*	To be filed at a future date.

 b. Financial Statement Schedules

         None.

Item 9.	Undertakings.

      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 The undersigned registrant hereby undertakes:

i.
to respond to requests for information that is incorporated by reference into the prospectus, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

ii.
to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

 The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, United States of America on July 30, 2010.

SEVEN ARTS PICTURES PLC

By:	/s/ Peter Hoffman
Name: Peter Hoffman
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Hoffman, Michael Garstin, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Hubert Gibbs	Chairman	July 30, 2010
Hubert Gibbs

/s/ Peter Hoffman	Chief Executive Officer, Director and	July 30, 2010
Peter Hoffman	Authorized Representative in the United States (Principal Executive Officer)

/s/ Michael Garstin	President, Chief Financial Officer and Director	July 30, 2010
Michael Garstin	(Principal Financial and Accounting Officer)

/s/ Kate Hoffman	Chief Operating Officer and Director	July 30, 2010
Kate Hoffman

/s/ Michael Hamilton	Director	July 30, 2010
Michael Hamilton

/s/ Julia Verdin	Director	July 30, 2010
Julia Verdin

/s/ Anthony Hickox	Director	July 30, 2010
Anthony Hickox

/s/ Elaine New	Director	July 30, 2010
Elaine New